QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on October 30, 2007

Registration No. 333-145275

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IGGYS HOUSE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6531 (Primary Standard Industrial Classification Code Number)	20-2693369 (I.R.S. Employer Identification No.)

One South Wacker Drive, Suite 1900
Chicago, Illinois 60606
(312) 932-1111
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph J. Fox
Chief Executive Officer
Iggys House, Inc.
One South Wacker Drive, Suite 1900
Chicago, Illinois 60606
(312) 932-1111
(Name, address, including zip code, and telephone number
including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Mark D. Wood Michael J. Diver Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, Illinois 60661 (312) 902-5200	W. Morgan Burns Jonathan R. Zimmerman Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 (612) 766-7000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $0.01 par value per share	3,450,000(1)	$6.00	$20,700,000	$635.49(3)

(1)
Includes 450,000 shares of common stock that the underwriters have an option to purchase to cover over-allotments, if any.

(2)
Estimated solely for the purpose of calculating the registration fee.

(3)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, and we are not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 30, 2007

P R E L I M I N A R Y   P R O S P E C T U S

3,000,000 Shares

Common Stock

        This is the initial public offering of common stock of Iggys House, Inc. We are selling 3,000,000 shares of common stock. The estimated initial public offering price of our common stock is between $5.00 and $6.00 per share.

        Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on the NASDAQ Capital Market under the symbol "IGGY."

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts	$	$
Proceeds to Iggys House, Inc., before expenses	$	$

        The underwriters may also purchase up to 450,000 shares of common stock from us at the initial public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments. We plan to issue the underwriters a warrant to purchase up to 7% of the number of shares of our common stock sold in the offering, with an exercise price equal to 110% of the initial public offering price. See "Underwriting".

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 7.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares of common stock to investors on or about                        , 2007.

Northland Securities, Inc.	Bathgate Capital Partners LLC
E*TRADE Securities

The date of this prospectus is            , 2007

IGGYS HOUSE. CHANGING REAL ESTATE FOR GOOD.

REWARDING HOME BUYERS FOR THEIR EFFORTS

BUY SIDE
REALTY
Call
877-4-BUYSIDE
24/7
HOME
MY BUYSIDE
HOME SEARCH
MAKE AN OFFER
HELP
MORTGAGE
EARN 75% OF THE COMMISSION WE GET FROM THE SELLER
Buyers have already received millions of dollars.
Each earning $11,000 on average. How much will you earn?
REGISTER NOW
CALCULATE
Experts guide you through the Offer and Closing.
THE BUYSIDE TUTORIAL
Search now
SEARCH
BUYSIDE IN THE NEWS
SELLING A HOME? LIST ON MLS FOR FREE.

$15 billion market opportunity

80% of home buyers search the web

64% of all buyers find a home without an agent

Buyers earn 75% of our commission, averaging $11,000 each

Buyers have received millions, with payments ranging from $3,637 to $78,750

We receive approximately $3,800 in average revenue per transaction

Unparalleled service from offer to close

EMPOWERING HOME SELLERS WITH TOOLS THEY NEVER HAD BEFORE

IGGYS HOUSE
CHANGING REAL ESTATE FOR GOOD
WELCOME
SELL
SEARCH
LEARN
STORE
AGENTS
SELLERS
LIST YOUR HOME FOR FREE
List on the MLS for FREE.
Get your home on REALTOR.COM® for FREE.
Post photos, videos and details on IGGYS for FREE.
Reach MILLIONS of buyers on the web for FREE.
THERE IS NO CATCH...it's FREE. See how we do it.
get started
See how great your home could look.
BUYERS FIND A GREAT HOME
GET PAID WHEN YOU BUY
BUY SIDE
Our sister company, BuySide Realty, pays 75% of the commission received from the seller. On average, BuySide's clients have received over $11,000 each.

Levels the playing field for individual home sellers

Free MLS listing

Free REALTOR.com® placement

Free MSN and WSJ placement

Reaches more than 50% of all buyers

Most sellers are buyers

Exposure to earning 75% of our commission empowers buyers

We are not affiliated with REALTOR.com®. REALTOR.com® is a registered trademark of the National Association of REALTORS®.

We attract home buyers and sellers through a variety of channels.

By listing properties for free on the MLS and placing them on REALTOR.com® we attract sellers.

SELLERS
IGGYS HOUSE
BUYERS
BUYERS
MULTIPLE LISTING SERVICE
REALTOR.COM®
TITLE SERVICES REVENUE
ADVERTISING REVENUE
BUY SIDE
COMMISSION REVENUE
AGENT REFERRAL REVENUE
MORTGAGE REVENUE

Through many channels we gain exposure to buyers searching for a house. We educate them about our BuySide services and the fact that we share 75% of our commission.

This financial incentive attracts these buyers – and sellers when they are ready to buy their next home – to BuySide. We monetize this traffic through commissions and a variety of services we offer.

We are the leading online agent for self-directed home buyers.

BUY SIDE
877-4-BUYSIDE
Property Details

BUY SIDE
877-4-BUYSIDE
Offer History

1. Search over 600,000 homes
2. Work with our licensed agents to complete the transaction
3. Earn 75% of the commission we receive from the seller

We allow home sellers to list on the MLS for free, allowing them to benefit from the same tools used by real estate professionals.

IGGYS HOUSE
967 Hilltop Place
Atlanta, GA 30305
$575,000
Wonderful family home on cul de sac
IGGYFACTS
24%
$11,000

967 Hilltop Place
Atlanta, GA 30305
$575,000

1. List on the MLS for free
2. Post unlimited photos and videos
3. A dynamic home profile the seller controls

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of our common stock.

        Except as otherwise indicated, market data and industry statistics used throughout this prospectus are based on independent industry statistics or other publicly available information. We do not guarantee, and we have not independently verified this information. Accordingly, investors should not place undue reliance on this information.

        Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. Other trademarks and service marks appearing in this prospectus are the property of their respective holders. Realtor.com® is the property of the National Association of Realtors.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus. You should carefully review and consider, among other things, the matters discussed in "Risk Factors" before making an investment decision.

Our Business

        We are an online real estate company that offers innovative services to home buyers and sellers. We share with each buyer 75% of the commission we receive from the seller or listing broker. This gives buyers a large financial incentive to use our services, while we earn significant net revenue per transaction. Our primary target is the 64% of all home buyers who find homes themselves. We also offer home buyers online tools to manage their purchase transactions from search to close. Currently, we generate revenue from our buy-side services and expect to expand into other fee-generating areas, including agent referral, mortgage brokerage, title and online advertising.

        Our customer acquisition strategy is unique. To capture consumers early in the transaction process, we provide sellers with free MLS listing services and the ability to post homes on our website for no charge. These services drive traffic to our fee-generating operations. Since the launch of our integrated services in March 2007, users have published more than 11,500 properties on our website with a total list price of over $4.1 billion, and used our free MLS listing service for more than 4,300 properties with a total list price of $1.5 billion.

        Buy-side real estate services

        We currently offer online buyer's agent services in six states, representing approximately 26% of the U.S. existing home market. Our model leverages the efficiencies of the Internet and our proprietary software to provide cost-effective services to self-directed buyers. Buyers can search our database of over 600,000 MLS listings, schedule home visits, make offers and monitor each step of the offer/counteroffer process, all online. When we represent buyers, we share with them 75% of our buyer broker commission, which we receive from the seller or listing broker. We believe that this is an industry-leading financial incentive.

        To date, our average closed buy-side transaction has exceeded $580,000, from which we have earned an average gross commission of over $15,000. From this, on average, we have paid buyers over $11,000 per transaction and earned approximately $3,800 in net revenue per transaction. During the period from our launch of our buy-side operations in April 2006 to October 22, 2007, we closed 222 buy-side transactions. Since our inception, we have derived all of our real estate brokerage revenues from our buy-side operations, and these revenues represented 71% of our total revenues through September 30, 2007.

        Sell-side real estate services

        We believe that we are the only company providing free MLS listings to home sellers, thereby giving them access to a critical market channel without having to pay a significant listing fee. MLS listings typically appear on major websites, including Realtor.com, exposing the home to the majority of buyers who search for homes on the Internet. We currently provide our free MLS listing service in 20 states, representing about 64% of the U.S. existing home market. We also enable sellers and their agents in all 50 states to list and self-publish exceptionally rich content about sellers' homes on our website without charge. We do not specifically derive any revenue from offering our customers these sell-side services. However, we recognize that home sellers are often home buyers, and we cross-market our revenue-generating services to them.

Our Market Opportunity

        According to the National Association of Realtors, or NAR, 6.5 million existing homes were sold in the U.S. in 2006. According to REAL Trends, a company that provides news, research and consulting services to real estate industry participants, the total residential real estate brokerage commissions for the U.S. were approximately $59.7 billion in 2006.

        The Internet is reshaping the way real estate brokerage is conducted by empowering buyers to independently search for homes. Use of the Internet by home buyers has grown dramatically in recent years. According to NAR, the percentage of buyers using the Internet to search for homes increased from 41% in 2001 to 80% in 2006. Similarly, the Internet now enables home sellers to readily access information that previously was available only to traditional real estate agents, including home valuations, comparable home prices and other market research. According to the California Association of Realtors, the percentage of California sellers using the Internet in the home sale process has increased from 9% in 2002 to 62% in 2006.

        We believe that many consumers are dissatisfied with traditional real estate agents. Buyers are doing more of the work, yet traditional agents typically still earn a full commission and do not share any of it with the home buyer. According to NAR, 64% of all home buyers find their homes themselves, including on the Internet.

Our Solution

        We believe that we are uniquely positioned with differentiated services for both home buyers and sellers.

        Offer a compelling consumer value proposition.    Our use of the Internet and proprietary technologies allows us to offer a significant financial incentive to our buyers and reduced commissions to our sellers.

        Use the Internet to empower consumers.    Through our websites, we empower buyers to search MLS listings, compare homes and gather information on neighborhoods. We also enable them to schedule home visits, make offers and obtain loan pre-approvals. We empower sellers with free MLS listings and self-publishing tools.

        Deliver high-quality service to self-directed consumers.    We build our business around the self-directed consumer, not the agent. Our online service offerings give consumers the ability to direct transactions at the pace and in the manner they desire. We compensate our buy-side agents based upon how well they serve our customers, not the size of the transactions or whether the transactions close.

        Provide a full suite of real estate related services to our customers.    We expect to provide "one-stop" shopping for the real estate consumer. We intend to expand our suite of services to include agent referral services, in which we refer consumers to real estate agents, mortgage brokerage services, flat-fee real estate brokerage services and title services.

Our Growth Strategy

        Our objective is to become the leader in comprehensive online brokerage services for buyers and sellers of U.S. residential real estate. To achieve this objective, we are pursuing the following strategy:

        Expand our services nationwide through scalable model.    Our scalable business model facilitates the expansion of our geographic footprint. Following this offering, we believe that we can rapidly expand the volume and geographic reach of our operations because much of our business is conducted through our websites.

        Rollout additional services.    We launched our mortgage brokerage services in California in May 2007, and in Florida in September 2007. We expect to provide mortgage brokerage services in at least 21 states by the end of 2008. We expect that, by the end of 2007, we will launch our real estate agent referral service in at least 35 states. Also, by the end of 2007, we plan to launch our flat-fee brokerage service in the same states as are then covered by our buy-side services.

        Invest in our technology platform.    We believe our technology platform and the Internet will provide us with the opportunity to develop additional services for consumers looking to buy or sell a home. We plan to incorporate new technologies as they become available to help us provide enhanced functionality and increase overall ease-of-use of our websites.

        Pursue strategic relationships.    We expect that our large geographic footprint, with our ability to rapidly expand throughout the U.S., will be attractive to potential strategic partners. We intend to aggressively pursue partnerships with home builders, home supply stores, real estate web portals and other related businesses.

        Focus on branding.    Following this offering, we intend to build our brands with an advertising campaign that uses a mix of media, including the Internet, television, print, radio, direct-mail and outdoor signage. We will also conduct a publicity campaign with the objective of generating more news coverage about our services. In addition, we believe we can enhance our brand through word-of-mouth by continuing to provide a high level of service.

Risks Related to Our Business

        Since our inception in 2005, we have a limited operating history and a history of losses from our start-up operations. As of September 30, 2007, we had an accumulated deficit of $11,258,837. We face a number of challenges and risks in our business, which are described in further detail in "Risk Factors" beginning on page 7 of this prospectus.

Company Information

        We were incorporated in Delaware in 2005. Our principal executive offices are located at One South Wacker Drive, Suite 1900, Chicago, IL 60606. Our phone number is (312) 932-1111. Our web addresses are www.IggysHouse.com, www.BuySideRealty.com and www.BuySideMortgage.com. The information contained on our websites does not constitute part of this prospectus. References in this prospectus to "we," "us" "our" and "our company" refer to Iggys House, Inc. and our subsidiaries.

The Offering

Common stock offered by Iggys House, Inc.	3,000,000 shares
Common stock to be outstanding after the offering	8,334,503 shares
Over-allotment option	450,000 shares
NASDAQ Capital Market symbol	IGGY
Use of proceeds
We intend to use the net proceeds of this offering for general corporate purposes, including working capital, and to repay the full amount of our $1,000,000 bridge note and any outstanding indebtedness under our lines of credit. See "Use of Proceeds" for additional information.

        Unless otherwise indicated, the number of shares of common stock to be outstanding after this offering is based upon 5,334,503 shares outstanding as of October 26, 2007, and excludes:

  •
  an aggregate of 100,323 shares issuable upon the exercise of then outstanding warrants at a weighted average exercise price of $5.48 per share;

  •
  an aggregate of 534,740 shares issuable upon the exercise of then outstanding options at a weighted average exercise price of $5.49 per share;

  •
  an aggregate of 12,602 shares then available for future issuance under our equity incentive plans; and

  •
  warrants to purchase 7% of the number of shares of common stock sold in the offering, to be issued to the underwriters with an exercise price equal to 110% of the initial public offering price.

        Except as otherwise noted, the information in this prospectus assumes:

  •
  the underwriters do not exercise their over-allotment option;

  •
  a 1-for-5 reverse stock split to be effected prior to the completion of this offering;

  •
  the conversion of each share of our preferred stock into 5,000 shares of common stock immediately prior to the closing of this offering;

  •
  the filing of our amended and restated certificate of incorporation; and

  •
  an initial public offering price of $5.50 per share, the mid-point of the range set forth on the cover of this prospectus.

Summary Consolidated Financial Data

        The following table summarizes financial data regarding our business and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

        The consolidated statement of operations data for the period from April 11, 2005, our inception, to December 31, 2005 and the year ended December 31, 2006, and the consolidated balance sheet data as of December 31, 2005 and 2006, have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 2006 and 2007, and the consolidated balance sheet data as of September 30, 2007, have been derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. We have prepared this unaudited financial information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods indicated. Our historical results are not necessarily indicative of the results we may achieve in any future period.

	Period from April 11, 2005 (inception) to December 31, 2005
			Nine Months Ended September 30,
		Year Ended December 31, 2006
Consolidated Statement of Operations Data:			2006	2007
			(unaudited)

Revenues:
Net real estate commission revenue (1)	$—	$218,775	$102,805	$587,683
Other revenues	—	206,399	106,400	128,539

Total revenues	—	425,174	209,205	716,222
Cost of services	—	1,376,202	1,054,150	1,292,043

Gross profit (loss)	—	(951,028)	(844,945)	(575,821)
Operating expenses:
Technology development	177,404	1,263,564	917,862	915,963
Marketing and advertising	34,986	476,316	389,230	787,281
General and administrative	963,555	2,300,222	1,649,345	2,471,069

Total operating expenses	1,175,945	4,040,102	2,956,437	4,174,313

Income (loss) from operations	(1,175,945)	(4,991,130)	(3,801,382)	(4,750,134)
Interest income	9,214	4,593	4,217	4,423
Interest expense	—	(149,131)	(54,663)	(210,727)

Net income (loss) before income taxes	(1,166,731)	(5,135,668)	(3,851,828)	(4,956,438)
Income taxes	—	—	—	—

Net income (loss)	$(1,166,731)	$(5,135,668)	$(3,851,828)	$(4,956,438)

Basic and diluted income (loss) per share	$(0.36)	$(1.38)	$(1.05)	$(1.19)
Basic and diluted weighted average common shares outstanding (2)	3,229,030	3,716,599	3,668,425	4,170,825

(1)
Consists of gross real estate commissions of $881,653 and $2,366,713, less commissions shared with buyers of $662,878 and $1,779,030, for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively.

(2)
For an explanation of the determination of the number of shares used in computing basic and diluted net loss per share, see Note 2 of the notes to our consolidated financial statements included elsewhere in this prospectus.

	As of December 31,
			As of September 30, 2007
Consolidated Balance Sheet Data:	2005	2006
			(unaudited)
Cash and cash equivalents	$515,894	$15,625	$22,747
Working capital (deficit)	425,121	(2,967,870)	(1,783,152)
Total assets	806,439	521,602	1,337,343
Total long-term liabilities	—	—	—
Total liabilities	153,520	3,194,573	2,479,490
Total stockholders' equity (deficit)	652,919	(2,672,971)	(1,142,147)

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should read and carefully consider the following factors, as well as other information contained in this prospectus, before deciding whether to invest in shares of our common stock. The occurrence of any of the following risks could harm our business, financial condition or results of operations. In that case, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock. In assessing the risks described below, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes, before making an investment decision.

Risks Related to Our Business and Industry

We have a limited operating history and our business model is unproven and evolving.

        We first began offering real estate brokerage services to home buyers in April 2006 and to home sellers in March 2007. We first began offering mortgage brokerage services in May 2007. Our limited operating history makes it difficult to evaluate our current business and our future prospects.

        Our business model is relatively new and unproven. It differs significantly from that of a traditional real estate brokerage firm in several ways, including our substantial payments to buyers, free MLS listings for sellers, our salaried agents, and our heavy reliance on the Internet and technology. During the period from our launch in April 2006 to October 22, 2007, we closed 222 buy-side transactions. The success of our business model depends on our ability to efficiently acquire a significant number of customers. Our ability to efficiently acquire significant numbers of customers depends, in part, on how attractive our value proposition is to potential customers, the effectiveness with which our free sell-side listing services attract customers to our revenue-generating services and our ability to leverage the efficiencies of the Internet and other technology to boost our agents' productivity. We may not be able to acquire an adequate number of customers with sufficient efficiency to operate profitably, and our business model may prove to be unsuccessful.

        Further, our business model is still evolving. For example, we expect to expand our services in the near future to include flat-fee real estate brokerage services and agent referral services. The evolving nature of our business makes it difficult to assess our future prospects.

There is substantial doubt about our ability to continue as a going concern, which means that we may not be able to continue operations unless we obtain additional funding.

        In the audit report on our financial statements for our fiscal years ended December 31, 2005 and 2006, our auditors included a going-concern qualification indicating that our recurring operating losses and working capital deficit cause substantial doubt about our ability to continue as a going concern. By issuing an opinion stating that there is substantial doubt about our ability to continue as a going concern, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations without additional funding.

        Our ability to continue as a going concern will depend upon our ability to consummate this initial public offering or otherwise obtain debt or equity financing to meet our cash requirements. No assurance can be given that such debt or equity financing will be available. Concern about our ability to continue as a going concern may place additional constraints on operations and make it more difficult for us to meet our obligations or adversely affect the terms of possible funding.

Our failure to raise additional capital or generate the cash flows necessary to expand our operations and invest in our service offerings could reduce our ability to compete successfully and adversely affect our results of operations.

        We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

  •
  develop and enhance our services;

  •
  develop our brand and acquire new customers;

  •
  continue to expand our technology development, sales and marketing organizations;

  •
  acquire complementary technologies, products or businesses;

  •
  expand operations into other state and local markets;

  •
  hire, train and retain employees; or

  •
  respond to competitive pressures or unanticipated working capital requirements.

        Our inability to do any of the foregoing could reduce our ability to compete successfully and adversely affect our results of operations.

We are an early stage company and have a history of operating losses.

        We have only recently begun to implement our integrated business strategy and service offerings. We have had losses for each quarterly and annual period since our inception in April 2005. We experienced gross losses in each period since our inception, resulting in net losses of $1,166,731 for the period from April 11, 2005 (our inception) to December 31, 2005, $5,135,668 for the year ended December 31, 2006 and $4,956,438 for the nine months ended September 30, 2007. As of September 30, 2007, we had an accumulated deficit of $11,258,837. We have experienced operating losses since inception as a result of the significant technology development, licensing, sales and marketing and administrative expenses we have incurred in developing our business. We may continue to incur significant losses for the foreseeable future and may never achieve or sustain profitability.

We may be unable to generate sufficient net revenue in the future to achieve or sustain profitability.

        We expect to make significant future expenditures related to the continued development and expansion of our business. Furthermore, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. As a result of these factors, to achieve profitability we will need to, among other matters, increase our customer base and the number of our revenue-generating transactions. We cannot assure you that we will be able to increase our revenue in this manner or otherwise and achieve and maintain profitability. As we expect to continue to invest in the development of our business, this investment could outpace growth in our revenue, and thereby impair our ability to achieve and maintain profitability.

We have encountered and will encounter risks and difficulties frequently experienced by developing companies in highly competitive industries. If we do not address these risks successfully, our business will be harmed.

        We are a developing company with a limited operating history and relatively new business model. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by early-stage companies in competitive industries. Some of these risks relate to our ability to effectively: develop our brand and attract new customers; develop, upgrade and expand our suite of service offerings; respond quickly and effectively to competitive pressures; manage our expanding operations; diversify our sources of revenue; and identify, attract, retain and motivate qualified personnel. We may not be able to successfully address these risks.

The success of our business will depend on our ability to effectively market our services.

        The growth and success of our business will depend, in large part, upon the number and quality of customers we are able to generate for our buy-side brokerage and other revenue-generating services. To attract new customers, we plan to invest substantial time and resources into marketing activities, including online and traditional advertising and sponsoring or attending industry events. We have engaged in a limited amount of such activities to date and do not know if they will effectively acquire customers.

Expanding our services into new areas may be difficult and expensive, and if we are unable to expand our service area as planned, our business and prospects will be adversely affected.

        Currently, we offer our buy-side real estate brokerage services in only six states and our mortgage brokerage services in only two states. To achieve our expected sales growth, we need to offer these services in other locations. We may not be able to expand our service areas as quickly as we plan because of legal regulations, an inability to attract qualified employees or local consumer preferences. A number of states, including New Jersey and New York, prohibit the sharing of commissions with customers who are not licensed real estate agents, or may require us to modify the way in which we structure payments to customers. These restrictions on sharing commissions may make it more difficult for us to expand into these states.

        We currently offer our sell-side services in 20 states. To the extent that jurisdictions have adopted, or may in the future adopt, laws that may increase the cost of providing listings in these jurisdictions, including "minimum service" laws that require brokers to provide certain services in some circumstances, our ability to expand into, or generate significant revenue from operations in, these jurisdictions may be limited. Our failure to expand our service area would adversely affect our business and prospects.

If we are unable to develop new services, our revenue will not grow as expected.

        Our ability to attract new customers and increase revenue will depend in large part on our ability to introduce new services and enhance our existing services to meet changing customer demands. The success of any new service depends on several factors, including the timely introduction, quality performance and market need for and acceptance of the service. Any new service we provide may not be introduced in a timely manner, performed to customers' satisfaction, meet a market need or achieve the market acceptance necessary to generate significant revenue. In addition, there will be significant expenses associated with introducing any new services. Even if a new service generates revenue, we may not be able to offer service on a profitable basis. We may not be able to successfully develop new services and enhance our existing services.

Our business and future prospects depend on the willingness of consumers to use online services in connection with residential real estate purchase and sale transactions.

        We rely substantially on our websites and web-based marketing for our client acquisition. As the residential real estate business has traditionally been characterized by personal, face-to-face relationships between buyers and sellers and their agents, our success will depend on the willingness of consumers to increase their use of online services in the real estate sales and purchasing process. Popular use of the Internet to search for residential real estate does not necessarily mean that people will use the Internet for the types of services we provide. In addition, our success depends on potential customers visiting our websites early in the transaction process so that we can interface with them before they have engaged another real estate agent. If we are unable to attract visitors to our websites at the proper time to transact business with us, we will have fewer opportunities to represent customers.

Our industry is highly competitive and our business could be adversely affected by our inability to compete effectively.

        We have numerous competitors, many of which have greater name recognition, longer operating histories, larger client bases and significantly greater financial, technical and marketing resources than we do. Our competitors' capabilities in these areas could allow them to undertake more extensive marketing campaigns, make more attractive offers to potential customers and employees and respond more quickly to changes in consumer behavior or technology than we can. Additionally, the National Association of Realtors, or NAR, and other residential real estate trade organizations have in the past, and may in the future, sponsor promotional and advertising efforts on behalf of, or in conjunction with, traditional brokerage firms that compete directly with us.

        Furthermore, the barriers to entry are low in the real estate and mortgage brokerage industries. New competitors may emerge, or existing competitors may modify their business model to more directly compete with us. We may not be able to compete successfully for customers, and increased competition could result in price reductions and reduced margins, as well as adversely affect our efforts to increase our market share.

Declining real estate commissions may harm our business.

        We believe that the average percentage commission charged in the real estate brokerage industry has declined in recent years. Because we pay a portion of our commission to our buyer customers, our business is dependent on the size of the commission percentage a listing broker or seller offers us when we represent a home buyer. A decline in the average commission we receive would decrease the average payment that we make to home buyers, thereby making our services less attractive. It would also reduce the net commissions we retain after paying our customers, thus reducing our revenues. Indeed, in some transactions, listing brokers (including discount listing brokers) offer commissions to buyer brokers that are only nominal or are otherwise so low that it would be impracticable for us, as a buyer broker, to handle the transaction. Moreover, due to the cost to us of providing our services, to date, we have not provided buy-side services for home purchases of less than $200,000.

        In addition, we expect to offer real estate agent referral services in the future. In many cases, we expect to charge real estate brokers to whom we make referrals a percentage of the commissions they earn on the transaction. If real estate brokers' commissions decline, then our referral fees could be lower than we currently expect.

If we are unable to access the information currently available from MLS feeds, our services may be less attractive to potential customers and our business could suffer.

        On our website, customers can search MLS listings in many markets free of charge. We obtain our data for listings on our website through MLS feeds. If our access to the information currently available on MLS feeds is reduced for any reason, then the percentage of available listings that our customers could search would be reduced, which would make our search feature less attractive to potential customers and cause our business to suffer. Although our access to MLS feeds has not been restricted in any market to date, we cannot be certain that it will not be in the future.

        Because participation in an MLS is voluntary, a group of brokers may decline to post their listings on an existing MLS and instead create a new proprietary real estate listing service. If a group of brokers created a separate real estate listing database, we may be unable to obtain access to that private listing service on commercially reasonable terms, if at all. Moreover, MLSs, which are often affiliated with local realtor associations, may adopt rules that reduce our access to MLS feeds. As a result, the percentage of available real estate listings that our customers would be able to search on our website could be reduced. Although we are not aware of any market where a group of brokers has declined to post their listings on an MLS, however denominated, and instead created a private listing service to which we do not have access, we cannot be certain that this will not occur in the future.

Resistance from the real estate brokerage industry may influence the attractiveness of our services to potential customers and impair our ability to grow.

        Traditional real estate brokerage firms may in the future take actions (or cause industry associations or MLSs to adopt rules or policies) to try to protect themselves against competition from us. We have experienced resistance from some traditional agents and brokers who have refused to cooperate with us or to pay to us part or all of our commission. We have also encountered instances in which listing agents have refused to show a home to our buyers, buyers' agents have not informed their buyers about homes listed by our free listing service, and agents have made derogatory statements about us to our customers. In some cases, the listing agent has a misunderstanding about our business model or applicable laws or MLS rules. For example, an agent may mistakenly believe that we cannot pay a rebate in a state where it is legal to do so, or a listing agent may mistakenly believe that our buy-side agents will not provide any services in connection with the transaction. In some cases, we attempt to clarify our services and resolve the misunderstanding. Sometimes, we contact the seller and explain that the listing agent is not cooperating. In other cases, the buyer contacts the seller on their own or simply decides to look at other homes. Resistance from other real estate agents may influence the attractiveness of our services to potential customers and impair our ability to grow.

If we fail to recruit and retain qualified agents, we may be unable to service our customers and our growth could be impaired.

        Our business requires us to hire employees who are licensed real estate agents in the states in which we operate, and our strategy is dependent upon our ability to rapidly grow our team of agents. In certain states with relatively small numbers of licensed real estate agents, we may experience difficulties in recruiting and retaining high quality licensed agents because, among other things, agents may be unfamiliar with our non-traditional model, which relies heavily on computers and technology. Some agents may also be uncomfortable with working in a centralized office setting, as opposed to working as an independent contractor with freedom to set their own hours. In addition, our salary model may be unattractive to some higher performing agents, who may be able to earn more from traditional commissions. If we are unable to recruit and retain a sufficient number of licensed real estate agents in the states in which we operate, we may be unable to service our customers properly and grow our business. Similarly, many states require that mortgage loan officers be licensed or registered. Our ability to expand our mortgage operations will depend in part on our ability to hire and retain licensed or registered loan officers.

Our operating results may be subject to seasonality and may vary significantly among quarters during each calendar year, which may impact our future growth.

        The residential real estate market traditionally has experienced seasonality, with a peak in the spring and summer seasons and a decrease in activity during the fall and winter seasons. We expect revenues in each quarter to be significantly affected by activity during the prior quarter, given the time lag between contract execution and closing. This seasonality may cause our operating results to be poorer in the first and fourth quarters and better in the second and third quarters of each year.

Our revenue and operating results could be affected by general economic conditions or by changes in residential real estate markets.

        The success of our business depends in part on the residential real estate market, which traditionally has been subject to cyclical and other economic swings and unpredictable trends. The purchase of residential real estate is a significant transaction for most consumers, and one which can be delayed or terminated based on the availability of discretionary income. Economic slowdown or recession, adverse tax policies, lower availability of credit, increased unemployment, lower consumer confidence, lower wage and salary levels, war or terrorist attacks, or the public perception that any of these events may occur, could adversely affect the demand for residential real estate. Also, if interest rates increase significantly, homeowners' ability to purchase new or higher priced homes may be reduced because higher monthly mortgage payments would make housing less affordable.

        It has been widely reported that existing home sales in the U.S. market have softened, in part due to an increase in interest rates and the adoption by lenders of more restrictive mortgage underwriting criteria. For example, there have been recent declines in average existing home sale prices and the number of residential real estate transactions. If overall residential real estate transaction activity continues to decline, real estate brokerage commissions could decline, potentially causing the approximate $59.7 billion in annual real estate brokerage commissions generated in 2006 to decline. Declining market activity may also negatively impact average buyer-broker commissions in future periods, which would reduce the amount of revenue we earn per transaction. In the event of continued adverse conditions affecting residential real estate markets, our transaction volume and commission revenues could fail to grow as anticipated in future periods, or even decline as they did during the three-month period ended September 30, 2007. Because we currently operate our buy-side services in only six states, we could experience a more pronounced negative impact from adverse market conditions than we would experience if our operations were more geographically diversified.

Consumer access to mortgage financing has been affordable and widely available by historic standards and any tightening in the availability of credit will have the potential to negatively impact our operating results.

        The affordability and availability of mortgage financing is influenced by a number of factors, including interest rates, lender underwriting criteria, loan product availability and the performance of mortgage backed securities in the secondary market. It has widely been reported that, since the fall of 2005, the residential real estate market has been softening as interest rates have been increasing. In addition, public reports indicate that lender underwriting criteria have become more restrictive since 2006 and may become even more restrictive in the future. When interest rates rise and underwriting criteria become more restrictive, housing becomes less affordable because, at a given income level, people cannot qualify to borrow as much principal, and some cannot qualify at all, or, given a fixed principal amount, they must make higher monthly payments. Less affordable housing results in fewer real estate transactions or reduced home prices, both of which could negatively impact our operating results.

Existing laws may impede our ability to expand some of our services into certain states.

        A key part of our value proposition to potential customers is a cash payment to home buyers. A number of states, including states with large housing markets such as New Jersey and New York, prohibit the sharing of commissions with customers who are not licensed real estate agents or require us to modify the way in which we structure payments to customers. These restrictions on sharing arrangements may make it more difficult for us to expand into these states. If we are unable to enter into these markets, or cannot successfully attract customers in these markets, our business could be harmed.

        In addition, a number of states, including states with large housing markets such as Florida and Illinois, have adopted minimum service laws that require brokers to provide specified services in certain circumstances. These laws could increase the cost of our operations or create a disincentive to expand our operations into a particular jurisdiction.

If we fail to comply with real estate brokerage laws and regulations, we may incur significant financial penalties or lose our licenses to operate.

        The real estate industry is subject to extensive regulation. Due to the geographic scope of our operations and the nature of the brokerage services we perform, we are subject to numerous federal, state and local laws and regulations. For example, we are required to maintain real estate brokerage licenses in each state in which we operate and to designate individual licensed brokers of record. If we fail to maintain our licenses, lose the services of our designated broker of record or conduct brokerage activities without a license, we may be required to pay fines or return commissions received, our licenses may be suspended or revoked, or we may be subject to other civil and criminal penalties. As we expand into new markets, we will need to obtain and maintain the required brokerage licenses and comply with the applicable laws and regulations of these markets, which may be different from those to which we are accustomed, and will increase our compliance costs. Likewise, most states require a license to operate as a mortgage broker and require loan officer licenses or registrations. Our failure to comply with applicable laws and regulations, the possible loss of licenses or the initiation of legal proceedings by government agencies or affected customers may have a material adverse effect on our business, and may limit our ability to expand into new markets.

Changes in federal and state real estate laws and regulations, and rules of industry organizations such as NAR could adversely affect our business.

        Governmental entities, industry participants or regulatory organizations could enact legislation, regulatory or other policies related to the residential real estate brokerage industry in the future, which could restrict our activities or significantly increase our compliance costs. Moreover, the provision of real estate services over the Internet is a new and evolving business, and legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives governing the conduct of our business. If existing laws or regulations are amended or new laws or regulations are adopted, we may need to comply with additional legal requirements and incur significant compliance costs, or we could be precluded from certain activities. Because we operate through our websites, state and local governments other than where property we are trying to sell is located may attempt to regulate our activities, which could significantly increase our compliance costs and limit certain of our activities. In addition, industry organizations, such as NAR and other state and local organizations, can impose standards or other rules affecting the manner in which we conduct our business, and have engaged, and can be expected to continue to engage, in significant lobbying efforts to change laws in ways that could adversely affect our operations. If we feel required to engage in significant lobbying or related activities to respond to initiatives that may harm our business, our operating costs could increase.

We may be subject to claims from our customers in connection with our real estate brokerage activities.

        In the ordinary course of business, our customers may sue us or our employees for alleged negligence or violations of contractual or statutory duties. In addition, we may be required, or elect, to indemnify our employees who become subject to such litigation. Any adverse outcome in any such litigation could negatively impact our reputation and harm our business.

We collect personally identifiable information from prospective customers, which could result in additional costs or claims.

        We rely on the collection and use of personally identifiable information from customers to conduct our business. We disclose our information collection and dissemination practices in a published privacy statement on our websites, which we may modify from time to time. We may be subject to legal claims, government action and damage to our reputation if we act or are perceived to be acting inconsistently with the terms of our privacy statement, customer expectations or the law. In addition, concern among potential home buyers or sellers about our privacy practices could keep them from using our services or require us to incur significant expense to alter our business practices or educate them about how we use personally identifiable information.

Our reputation and financial condition may be harmed by system failures and computer viruses.

        The performance and reliability of our technology is critical to our reputation and ability to attract and retain customers. Our server infrastructure is maintained by a third-party hosting service provider. Damage to the provider's facility, or an outage or other failure at that facility, could result in a loss of service. Also, any system error or failure, or a sudden and significant increase in traffic, may significantly delay response times or even cause our system to fail, resulting in the unavailability of our

Internet platform. Our systems and operations are vulnerable to interruption or malfunction due to certain events beyond our control, including natural disasters, such as earthquakes, fire and flood, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We may not be able to expand our server infrastructure, either on our own or through use of third party hosting systems or service providers, on a timely basis sufficient to meet demand. Any interruption, delay or system failure could result in financial losses, customer claims or litigation, and damage our reputation.

Our intellectual property rights are valuable and our failure to protect those rights could adversely affect our business.

        Our intellectual property rights, including existing and future trademarks, trade secrets and copyrights, are and will continue to be valuable and important assets of our business. We believe that our proprietary technology, as well as our other technologies and business practices, are competitive advantages and that any duplication by competitors would harm our business. We have taken measures to protect our intellectual property, but these measures may not be sufficient or effective. For example, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements. Intellectual property laws and contractual restrictions may not prevent misappropriation of our intellectual property or deter others from developing similar technologies. In addition, others may develop technologies that are similar or superior to our technology. Our failure to protect, or any significant impairment to the value of, our intellectual property rights could harm our business.

We may in the future be subject to intellectual property rights disputes, which could reduce our ability to compete effectively and harm our business and results of operations.

        Other companies may own, develop or acquire intellectual property rights that could prevent, limit or interfere with our ability to provide our products and services. One or more of these companies, which could include our competitors, could make claims against us alleging infringement of their intellectual property rights. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle and could significantly divert management resources and attention from our business.

        If we were unable to successfully defend against claims against us alleging infringement of intellectual property rights, we may be required to pay monetary damages, stop using the technology, pay a license fee to use the technology, or develop alternative non-infringing technology. If we have to obtain a license for the infringing technology, it may not be available on reasonable terms, if at all. Developing alternative non-infringing technology could require significant effort and expense. If we cannot license or develop alternative technology for the infringing aspects of our business, we may be forced to limit our product and service offerings. Any of these results could reduce our ability to compete effectively and harm our business and results of operations.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors' views of us.

        Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We will be required to document, review and improve our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management and independent registered public accounting firm assessments of the effectiveness of our internal controls. Both we and our independent registered public accounting firm will be first testing our internal controls for compliance with Section 404 in connection with the audit of our financial statements for the year ending December 31, 2008. We will need to retain additional finance and accounting personnel with the skill sets that we will need as a public reporting company.

        Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs and take significant time to complete. These changes may not, however, be effective in achieving and maintaining adequate internal controls, and any failure to achieve or maintain that adequacy, could result in our being unable to produce accurate financial statements on a timely basis. In addition, investors' perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis or any actual failure to do so could have a material adverse effect on our stock price and make it more difficult for us to effectively market and sell our services to new and existing customers.

The loss of one or more key members of our senior management, on whom we heavily rely, or our inability to attract and retain qualified personnel could harm our business.

        Our success and future growth depends to a significant degree on the skills and continued services of our management team, especially Joseph Fox, Avi Fox and Joseph Barr, our Chief Executive Officer, Chairman and President, respectively. We have not purchased "key man" life insurance policies on these executives. Our future success also depends on our ability to attract, retain and motivate highly skilled technical, managerial, sales, marketing and service and support personnel, including, additional members of our management team. Competition for sales, marketing and technology development personnel is particularly intense in the software and technology industries. As a result, we may be unable to successfully attract or retain qualified personnel.

Acquisitions we may undertake may be unsuccessful and may divert our management's attention and consume significant resources.

        We may selectively acquire other businesses, product lines or technologies. The successful execution of an acquisition strategy will depend on our ability to identify, negotiate, complete and integrate suitable acquisitions and, if necessary, to obtain satisfactory debt or equity financing. Acquisitions involve numerous risks, including the following: difficulties in integrating the operations, technologies, and products of the acquired companies; diversion of management's attention from normal daily operations of the business; inability to maintain the key business relationships and the reputations of acquired businesses; entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions; dependence on unfamiliar affiliates and partners; insufficient revenues to offset increased expenses associated with acquisitions; reduction or replacement of the sales of existing services by sales of products or services from acquired lines of business; responsibility for the liabilities of acquired businesses; inability to maintain our internal standards, controls, procedures and policies; and potential loss of key employees of the acquired companies.

        In addition, if we finance or otherwise complete acquisitions by issuing equity or convertible debt securities, our existing stockholders may be diluted. Mergers and acquisitions are inherently risky, and we cannot assure you that our acquisitions will be successful. Failure to manage and successfully integrate acquired businesses could harm our business.

Risks Related to This Offering

Our common stock has no prior public market, and our stock price may decline after this offering.

        Prior to this offering, there has been no public market for our common stock. We cannot assure you that an active trading market for our common stock will develop or be sustained after this offering. The initial public offering price for our common stock will be determined by negotiations between the representatives of the underwriters and us. The initial public offering price may not correspond to the price at which our common stock will trade in the public market subsequent to this offering, and the price of our common stock in the public market may not reflect our actual financial performance.

        The market price of our common stock could be subject to significant fluctuations after this offering. Among the factors that could affect our stock price are:

  •
  the risks, uncertainties and other factors described in this prospectus;

  •
  the prospects of the industry in which we operate;

  •
  variations in our operating results;

  •
  changes in the legal or regulatory environment affecting our business;

  •
  changes in our earnings estimates or expectations as to our future financial performance, as well as financial estimates by securities analysts and investors, and our ability to meet or exceed those estimates or expectations;

  •
  the contents of published reports about us or our industry or the failure of securities analysts to cover our common stock after this offering;

  •
  changes in market valuations of similar companies;

  •
  strategic actions by us or our competitors, such as sales promotions, acquisitions or restructurings;

  •
  additions or departures of key management personnel;

  •
  actions by institutional and other stockholders;

  •
  speculation or reports by the press or investment community with respect to us or our industry in general; and

  •
  general economic, market and political conditions.

        The stock markets in general have recently experienced volatility that has sometimes been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may cause the trading price of our common stock to decline. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type may be expensive to defend and may divert our management's attention and resources from the operation of our business.

Our current principal stockholders will continue to have significant influence over us after this offering, and they could delay, deter or prevent a change of control or other business combination or otherwise cause us to take action with which you may disagree.

        Upon the closing of this offering, AFJ Investments, LLC and AFJ Capital LLC, which are entities owned and controlled by Joseph Fox and Avi Fox, our Chief Executive Officer and Chairman, respectively, will each beneficially own approximately 26.9% of our outstanding shares of common stock. As a result, Joseph Fox and Avi Fox, through their ownership of AFJ Investments, LLC and AFJ Capital, LLC, will have significant influence over our decision to enter into any corporate transaction and may have the ability to prevent any transaction that requires the approval of stockholders regardless of whether or not other stockholders believe that the transaction is in their own best interests. This concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders.

Following this offering, a substantial number of our shares of common stock will become available for sale in the public market, which may cause the market price of our stock to decline.

        Sales of substantial amounts of our common stock in the public market following this offering could cause the market price of our common stock to decline. Upon completion of this offering, we will have 8,334,503 outstanding shares of common stock based on shares outstanding as of October 26, 2007, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after October 26, 2007. Of these shares, the 3,000,000 shares sold through the underwriters in this offering will be freely tradable without restriction, assuming they are not held by our affiliates.

        We expect that the lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus (subject to extension upon the occurrence of specified events) or, in the case of our executive officers, 360 days from the date of this prospectus. After the lock-up agreements expire, up to an additional 5,279,667 shares of common stock will be eligible for sale in the public market, 3,793,533 of which shares are held by our directors, executive officers and other affiliates. In addition, shares of our common stock that are subject to outstanding options or warrants or reserved for future issuance under our equity incentive plans will become eligible for sale in the public market. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Our management has broad discretion in the use of the net proceeds from this offering and may not use them effectively.

        As of the date of this prospectus, we cannot specify with certainty the amounts we will spend on particular uses from the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds. The failure by our management to apply these funds effectively could adversely affect our ability to continue to maintain and expand our business.

Anti-takeover provisions in our certificate of incorporation and our bylaws may discourage, delay or prevent a merger or acquisition that you may consider favorable or prevent the removal of our current board of directors and management.

        Our certificate of incorporation and our bylaws could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or otherwise adversely affect the price of our common stock and your rights as a holder of our common stock. For example, our certificate of incorporation and bylaws will (1) permit our board of directors to issue one or more series of preferred stock with rights and preferences designated by our board, (2) stagger the terms of our board of directors into three classes and (3) impose advance notice requirements for stockholder proposals and nominations of directors to be considered at stockholders' meetings. These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our board. We will also be subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested" stockholder for a period of three years following the date on which the stockholder became an "interested" stockholder and which may discourage, delay or prevent a change of control of our company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements that reflect our expectations and projections about our future results, performance, prospectus and opportunities. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have tried to identify forward-looking statements by using words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "will be," "would" and similar expressions. Although we believe that our expectations are based on reasonable assumptions, our actual results may differ materially from those expressed in, or implied by, the forward-looking statements contained in this prospectus as a result of various factors, including, but not limited to, those described above under the heading "Risk Factors" and elsewhere in this prospectus. Before you invest in our common stock, you should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

        Forward-looking statements speak only as of the date of this prospectus. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not have any intention, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

USE OF PROCEEDS

        We estimate that our net proceeds from the sale of shares by us in this offering will be approximately $14,215,000, based on an assumed initial public offering price of $5.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We estimate that, if the underwriters' over-allotment option is exercised in full, we will receive net proceeds of approximately $16,467,250.

        Our principal reasons for conducting this offering at this time are to raise capital to expand our operations into existing and new markets, to further develop our brand through increased advertising and marketing programs, and to invest further resources into developing our technology infrastructure and systems. Although we have not allocated specific amounts from the net proceeds of this offering to these particular uses, we anticipate using the net proceeds of this offering to satisfy our existing current liabilities (approximately $2.6 million at September 30, 2007) and satisfy our operating lease commitments (approximately $0.3 million in the next 12 months). In addition, although we are currently not committed to do so, we expect to spend approximately $3.0 to $3.5 million in the next 12 months to further develop our brand through new advertising and marketing programs, and approximately $2.0 to $2.5 million to develop our technology infrastructure. We are also conducting this offering to create a public market for our common stock, to facilitate our access to the public equity markets and to obtain additional capital.

        We have three working capital lines of credit with Cole Taylor Bank, N.A., for $800,000, $400,000 and $100,000, respectively. The first two lines of credit are personally guaranteed by Avi Fox, and the third is personally guaranteed by Joseph Barr. Avi Fox is our Chairman and Joseph Barr is our President and Chief Financial Officer. These lines of credit earn interest at the bank's prime rate, payable monthly, which rate was 7.75% as of October 22, 2007. The $800,000 and $100,000 lines expire on July 14, 2008. The $400,000 line expires on December 1, 2007, and is renewable on a month-to-month basis at the discretion of the lender. As of October 22, 2007, there was $900,000 principal amount outstanding on the $800,000 and $100,000 lines of credit, and none outstanding under the $400,000 line of credit. The amounts outstanding under these three lines of credit may fluctuate. We intend to repay all outstanding indebtedness under these lines of credit with a portion of the proceeds of this offering.

        In July 2007, we issued and sold a $1,000,000 convertible bridge note and warrants to one investor. In October 2007, we exchanged that convertible bridge note and warrants for a $1,000,000 non-convertible bridge note. Interest under the non-convertible bridge note accrues at a rate of 15% per annum computed on the actual number of days outstanding, compounded annually. All outstanding principal of, and accrued interest on, the non-convertible bridge note will be due and payable on the earlier to occur of (a) July 30, 2009, (b) the sale of all or substantially all of our assets or the closing of a merger, consolidation, reorganization, stock sale or other transaction or series of transactions pursuant to which stockholders of our company prior to such acquisition own less than 50% of the surviving or resulting entity, or (c) two business days after the closing of an initial underwritten public offering of our common stock. We intend to use a portion of the proceeds of this offering to satisfy all principal and accrued but unpaid interest under the non-convertible bridge note upon the closing of this offering.

        If the opportunity arises, we may use a portion of the net proceeds from this offering designated for expansion of operations to acquire or invest in businesses, products or technologies that are complementary to our own. We are not currently a party to any agreements or commitments and we have no current understandings with respect to any acquisitions.

        Except as provided above, we cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering and, at the date hereof, cannot accurately predict the amounts that we may spend for any particular purpose. The amounts of our actual expenditures will be influenced by several factors, including the timing and extent of our expansion opportunities, the amount of cash used by our operations and the occurrence of unforeseen opportunities and events. Our management team will have broad discretion in determining the uses of the net proceeds of this offering. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

DIVIDEND POLICY

        We have never declared or paid any cash dividend on our capital stock. We plan to retain future earnings to support our operations and to finance the development and growth of our business. Therefore, we do not expect to pay cash dividends on our capital stock in the foreseeable future.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2007:

  •
  on an actual basis;

  •
  on a pro forma basis after giving effect to the conversion of all outstanding shares of preferred stock into an aggregate of 535,000 shares of common stock, as if the conversion had occurred on September 30, 2007; and

  •
  on a pro forma as adjusted basis to reflect the pro forma adjustment described above and the receipt by us of the net proceeds from the sale of 3,000,000 shares of common stock at an assumed initial public offering price of $5.50 per share, after deducting underwriting discounts and commissions and our estimated offering expenses.

        You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus and our financial statements and related notes included elsewhere in this prospectus.

	At September 30, 2007
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$22,747	$22,747	$14,421,373
Long-term debt	—	—	—
Stockholders' equity (deficit):
Series A senior convertible preferred stock, $0.001 par value, 200 shares authorized, 107 shares issued and outstanding, actual; no shares authorized, and no shares issued or outstanding, pro forma and pro forma as adjusted	2,174,625	—	—
Preferred stock (other than Series A senior convertible preferred), $0.001 par value, 9,999,800 shares authorized, no shares issued and outstanding, actual, 10,000,000 authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 4,599,503 shares issued and outstanding, actual; 100,000,000 shares authorized, 5,134,503 shares issued and outstanding, pro forma; 100,000,000 shares authorized, 8,134,503 shares issued and outstanding, pro forma as adjusted	4,600	5,135	8,135
Additional paid-in capital	7,937,465	10,111,555	24,507,181
Retained earnings (deficit)	(11,258,837)	(11,258,837)	(11,258,837)

Total stockholders' equity (deficit)	(1,142,147)	(1,142,147)	13,256,479

Total capitalization	$(1,142,147)	$(1,142,147)	$13,256,479

        The table and calculations above are based on the number of shares of common stock outstanding as of October 26, 2007, and exclude:

  •
  an aggregate of 100,323 shares issuable upon the exercise of then outstanding warrants at a weighted average exercise price of $5.48 per share;

  •
  an aggregate of 534,740 shares issuable upon the exercise of then outstanding options at a weighted average exercise price of $5.49 per share;

  •
  an aggregate of 12,602 shares then available for future issuance under our equity incentive plans;

  •
  warrants to purchase 7% of the number of shares of common stock sold in the offering, to be issued to the underwriters with an exercise price equal to 110% of the initial public offering price; and

  •
  an aggregate of 200,000 restricted shares of common stock issued on October 3, 2007 to two of our executive officers pursuant to our 2005 Equity Incentive Plan.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted negative net tangible book value per share of our common stock after this offering.

        Our pro forma net tangible book value as of September 30, 2007 was approximately $(1,142,147), or $(0.22) per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, after giving effect to the conversion of all of our outstanding preferred stock into an aggregate of 535,000 shares of our common stock, as if the conversion had occurred on September 30, 2007. After giving effect to the issuance and sale by us of 3,000,000 shares of our common stock in this offering at the assumed initial public offering price of $5.50 per share, and after deducting underwriting discounts and commissions and our estimated offering expenses, our pro forma as adjusted net tangible book value as of September 30, 2007 would have been approximately $13,256,479, or $1.63 per share. This represents an immediate increase in net tangible book value of $1.85 per share to our existing stockholders and an immediate dilution of $3.87 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$5.50
Pro forma net tangible book value per share as of September 30, 2007	$(0.22)
Increase per share attributable to new investors	$1.85

Pro forma as adjusted net tangible book value per share after this offering		$1.63

Dilution per share to new investors		$3.87

        If the underwriters' over-allotment option is exercised in full, there will be an increase in pro forma as adjusted net tangible book value to $1.81 per share to existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $3.69 per share to new investors in this offering.

        The following table sets forth as of September 30, 2007, on a pro forma as adjusted basis, the differences between: (1) the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, in each case by existing stockholders, and (2) the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, in each case by investors purchasing shares in this offering, based on the assumed initial public offering price of $5.50 per share and before deducting estimated underwriting discounts and commissions and our estimated offering expenses:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	5,134,503	63.1%	$9,230,792	35.87%	$1.80
New investors	3,000,000	36.9%	$16,500,000	64.13%	$5.50
Total	8,134,503	100%	$25,730,792	100%

        The table and calculations above are based on the number of shares of common stock outstanding as of October 26, 2007, and exclude:

  •
  an aggregate of 100,323 shares issuable upon the exercise of then outstanding warrants at a weighted average exercise price of $5.48 per share;

  •
  an aggregate of 534,740 shares issuable upon the exercise of then outstanding options at a weighted average exercise price of $5.49 per share;

  •
  an aggregate of 12,602 shares then available for future issuance under our equity incentive plans;

  •
  warrants to purchase 7% of the number of shares of common stock sold in the offering, to be issued to the underwriters with an exercise price equal to 110% of the initial public offering price; and

  •
  an aggregate of 200,000 restricted shares of common stock issued on October 3, 2007 to two of our executive officers pursuant to our 2005 Equity Incentive Plan.

        To the extent these options or warrants are exercised, and to the extent we issue new options or rights under any stock compensation plans or issue additional shares of common stock in the future, new investors may experience further dilution.

SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the following selected consolidated financial data together with our financial statements and the related notes appearing at the end of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which follows right after this section. We derived the statement of operations data for the period from April 11, 2005, our inception, to December 31, 2005 and the year ended December 31, 2006, and the balance sheet data as of December 31, 2005 and 2006, from our audited consolidated financial statements contained elsewhere in this prospectus. Those statements were audited by KPMG LLP, an independent registered public accounting firm. The statement of operations data for the nine months ended September 30, 2006 and 2007, and the balance sheet data as of September 30, 2007, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our management believes that the unaudited consolidated financial statements contain all adjustments needed to present fairly the information included in those statements, and that the adjustments made consist only of normal recurring adjustments. Our historical results are not necessarily indicative of the results we may achieve in any future period.

			Nine Months Ended September 30,
	Period from April 11, 2005 (inception) to December 31, 2005
		Year Ended December 31, 2006
Consolidated Statement of Operations Data:			2006	2007
			(unaudited)
Revenues:
Net real estate commission revenue (1)	$—	$218,775	$102,805	$587,683
Other revenues	—	206,399	106,400	128,539

Total revenues	—	425,174	209,205	716,222
Cost of services	—	1,376,202	1,054,150	1,292,043

Gross profit (loss)	—	(951,028)	(844,945)	(575,821)
Operating expenses:
Technology development	177,404	1,263,564	917,862	915,963
Marketing and advertising	34,986	476,316	389,230	787,281
General and administrative	963,555	2,300,222	1,649,345	2,471,069

Total operating expenses	1,175,945	4,040,102	2,956,437	4,174,313

Income (loss) from operations	(1,175,945)	(4,991,130)	(3,801,382)	(4,750,134)
Interest income	9,214	4,593	4,217	4,423
Interest expense	—	(149,131)	(54,663)	(210,727)

Net income (loss) before income taxes	(1,166,731)	(5,135,668)	(3,851,828)	(4,956,438)
Income taxes	—	—	—	—

Net income (loss)	$(1,166,731)	$(5,135,668)	$(3,851,828)	$(4,956,438)

Basic and diluted income (loss) per share	$(0.36)	$(1.38)	$(1.05)	$(1.19)
Basic and diluted weighted average common shares outstanding (2)	3,229,030	3,716,599	3,668,425	4,170,825

(1)
Consists of gross real estate commissions of $881,653 and $2,366,713, less commissions shared with buyers of $662,878 and $1,779,030, for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively.

(2)
For an explanation of the determination of the number of shares used in computing basic and diluted net loss per share, see Note 2 of the notes to our consolidated financial statements included elsewhere in this prospectus.

	As of December 31,
			As of September 30, 2007
Consolidated Balance Sheet Data:	2005	2006
			(unaudited)
Cash and cash equivalents	$515,894	$15,625	$22,747
Working capital (deficit)	425,121	(2,967,870)	(1,783,152)
Total assets	806,439	521,602	1,337,343
Total long term liabilities	—	—	—
Total liabilities	153,520	3,194,573	2,479,490
Total stockholders' equity (deficit)	652,919	(2,672,971)	(1,142,147)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those expressed in, or anticipated by, these forward-looking statements due to various factors discussed under "Risk Factors" and elsewhere in this prospectus. See "Cautionary Note Regarding Forward-Looking Statements."

Overview

      General

        We are an online real estate company that offers innovative services to home buyers and sellers. We share with each buyer 75% of the commission we receive from the seller or listing broker. This gives buyers a large financial incentive to use our services, while we earn significant net revenue per transaction. Our primary target is the 64% of all home buyers who find homes themselves. We also offer home buyers online tools to manage their purchase transactions from search to close. Currently, we generate revenue from our buy-side services and expect to expand into other fee-generating areas, including agent referral, mortgage brokerage, title and online advertising.

        Our customer acquisition strategy is unique. To capture consumers early in the transaction process, we provide sellers with free MLS listing services and the ability to post homes on our site for no charge. These services drive traffic to our fee-generating operations. Since the launch of our integrated services in March 2007, users have published more than 11,500 properties on our website with a total list price of over $4.1 billion, and used our free MLS listing service for more than 4,300 properties with a total list price of over $1.5 billion.

        We currently offer online buyer's agent services in six states, representing approximately 26% of the U.S. existing home market. When we represent buyers, we share with them 75% of our buyer broker commission, which we receive from the seller or listing broker. To date, our average closed buy-side transaction has exceeded $580,000, from which we have earned an average gross commission of over $15,000. From this, on average, we have paid buyers over $11,000 per transaction and earned net revenue per transaction of approximately $3,800. The amount of the commission that we receive on a transaction depends on the price of the home and percentage commission offered to the buyer's broker by the seller or listing broker. As of October 22, 2007, we had received, on average, a buyer's broker commission equal to 2.61% of the home sale price on a total of 222 closed transactions since our launch. Generally speaking, when choosing a percentage commission to offer to buyer brokers, a seller or listing broker may consider factors such as the general state of the local housing market, how long the home has been on the market and how much the seller or listing broker values the services of buyer's brokers.

        Our revenues are comprised primarily of commissions earned as agents for buyers in residential real estate transactions. We record revenues net of any commissions paid or offered to our customers. These brokerage commissions earned on buy-side transactions represented 71% of our total revenues from inception through September 30, 2007. We were in the development stage from our incorporation on April 11, 2005 until the launch of our buy-side service operations in California, Florida and Illinois on April 5, 2006. We began to recognize real estate commission revenues in April 2006. We expanded our buy-side operations into Georgia in June 2006, Virginia in July 2006 and Washington in June 2007, and plan to expand those operations into one additional state by the end of 2007. For the period from our inception through September 30, 2007, we had an accumulated deficit of $11,258,837. Our net revenues are principally driven by the number of transactions we close and the average net revenue per transaction. Average net revenue per transaction is a function of the home purchase price and percentage commission we receive on each transaction. There is typically a lag of approximately 60 to 90 days between the time an individual learns about our services and the time we recognize real estate commission revenue from a real estate purchase transaction completed by that individual.

        Previously, we also received revenues from a marketing arrangement with JPMorgan Chase Bank, NA (Chase), which was in effect from March 1, 2006 through March 31, 2007. Under this agreement, we promoted Chase on the mortgage center pages of our website. Under the terms of that agreement, we received a flat monthly marketing fee from Chase, which was renegotiated in October 2006. Through the termination date of that agreement, $306,398 of marketing fee revenue, representing 27% of our total revenues since inception, was recognized related to this agreement with Chase. We terminated this agreement in March 2007 in order to begin operating our own mortgage brokerage services in California in May 2007 through our www.BuySideMortgage.com website. We expanded our mortgage brokerage service operations into Florida in September 2007. No revenues were recognized under this Chase agreement in the quarters ended June 30, 2007 and September 30, 2007. We began earning commission revenues as a residential mortgage broker during the third quarter of 2007, and these revenues are included in other revenues in our consolidated statements of operations.

Recent Financing

        From July 1, 2007 through July 30, 2007, we raised a total of $1,145,753 through the sale of shares of our common stock.

        In July 2007, we raised an additional $1,000,000 through the sale of a convertible bridge note and warrants. In October 2007, we exchanged the convertible bridge note and warrants for a $1,000,000 principal amount non-convertible bridge note. Interest on the non-convertible bridge note will accrue at a rate of 15% per annum computed on the actual number of days outstanding, compounded annually. All outstanding principal of, and accrued interest on, the non-convertible bridge note will be due and payable on the earlier to occur of (a) July 30, 2009, (b) the sale of all or substantially all of our assets or the closing of a merger, consolidation, reorganization, stock sale or other transaction or series of transactions pursuant to which stockholders of our company prior to such acquisition own less than 50% of the surviving or resulting entity, or (c) two business days after an initial underwritten public offering of our common stock. The non-convertible bridge note is unsecured and ranks senior to all of our other unsecured indebtedness. We intend to pay the full amount of the principal of, and accrued but unpaid interest on, the non-convertible bridge note with a portion of the proceeds of this offering.

  Trends in our business

        Our business has grown since the launch of our buy-side operations in April 2006, primarily as a result of increased transaction volume and increased average home purchase prices, although we experienced a modest decline in revenues and closed transactions in the most recent quarter. We generated $69,030 in total revenues from our buy-side operations, with eight closed transactions, in the quarter ended June 30, 2006 (our first quarter of buy-side operations), $124,975, with 25 closed transactions, in the quarter ended September 30, 2006, $215,969, with 32 closed transactions, in the quarter ended December 31, 2006, $224,631, with 29 closed transactions in the quarter ended March 31, 2007, $250,766, with 65 closed transactions, in the quarter ended June 30, 2007, and $240,825, with 56 closed transactions, in the most recent quarter ended September 30, 2007. Our average net revenue per transaction was $2,929 in the quarter ended June 30, 2006, $3,175 in the quarter ended September 30, 2006, $3,624 in the quarter ended December 31, 2006, $4,298 in the quarter ended March 31, 2007, $3,730 in the quarter ended June 30, 2007, and $3,940 in the most recent quarter ended September 30, 2007. Through September 30, 2007, we recognized $25,915 of product sales revenue, primarily from yard sign sales, but have not yet begun to generate real estate commission or any other revenue from our sell-side services.

        We earned $2,626 in mortgage commission revenues as a mortgage broker during the third quarter of 2007, which amount is included in other revenue for that quarter. We expect that there will be an approximately 90-day lag between the time that a customer learns about our mortgage services and the time that we recognize commission revenue as a mortgage broker in connection with a home purchase transaction.

        We believe that the general growth in our transaction volume from our inception has been primarily driven by press and media coverage generated by our public relations activities and word-of-mouth as we have yet to spend significant amounts marketing our business. We anticipate that our business will grow beginning in 2008 at an accelerated rate as we increase our spending on marketing and advertising and acquire customers who are attracted to us after using or learning about the free sell-side listing services we now offer. We have yet to achieve profitability in any quarter since we began operations. We have focused on building out our scalable, technology-driven business model and the technology, licensing and operational processes required to support a more rapid geographical expansion after the completion of this initial public offering.

        According to NAR, existing home sales in July, August and September 2007 declined 0.2%, 4.3% and 8.0%, respectively, from the prior month. Also, according to NAR, these sales declined 9.0%, 12.8% and 19.1%, respectively, from the sales volumes in corresponding months in 2006. We believe that this downturn in the residential real estate market contributed to a 14% decline in the number of our closed buy-side transactions from 65 in the quarter ended June 30, 2007 to 56 in the quarter ended September 30, 2007. However, between these same two quarterly periods, our total revenue declined by only 4%, as we experienced a 6% increase in net revenue per transaction and a 111% increase in product sales. In addition, since the launch of our IggysHouse.com website in March 2007, customers have published in excess of 11,500 homes for sale on that website, giving us a meaningful pipeline of new potential customers to which we have only recently begun to market our revenue-generating services.

        If overall residential real estate transaction activity continues to decline, real estate brokerage commissions could decline, potentially causing the approximate $59.7 billion in annual real estate brokerage commissions generated in 2006 to decline. Declining market activity may also negatively impact average buyer-broker commissions in future periods, which would reduce the amount of revenue we earn per transaction. However, even if the total market for our current services and commission rates were to decline somewhat due to decreasing transaction volume, we believe that the overall size of the market will remain very large, providing ample opportunity for us to continue to grow our business through increasing our market share and continuing to offer additional services. We also believe that the significant cost-savings that we offer home buyers and sellers will only become more attractive as they seek to further minimize transaction expenses during periods of adverse market conditions.

Critical Accounting Policies

        The preparation of our consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Our management bases these estimates and assumptions on available information, historical experience and other assumptions that we believe are reasonable under the circumstances. The following policies require subjective and complex judgments and actual results could differ from these estimates. While our significant accounting policies are described in more detail in the notes to our consolidated financial statements, we have identified the following as our most critical accounting policies:

      Revenue recognition

        We currently derive a substantial majority of our revenues from real estate commissions earned as agents for buyers in residential real estate transactions. We have also recently begun to earn mortgage commissions as a broker for borrowers in residential mortgage borrowing transactions. We recognize real estate and mortgage commission revenues upon the closing of a transaction, net of any commission discount, or transaction fee adjustment, as evidenced by the closure of the escrow or similar account and the transfer of these funds to all appropriate parties. We recognize marketing fee revenues from our other business relationships as the fees are earned from the other party, typically on a monthly fee basis. We recognize product sales revenues as the products are shipped to customers. In accordance with SEC Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements, revenues are recognized when there is persuasive evidence of an arrangement, the price is fixed or determinable, collectibility is reasonably assured and the transaction has been completed.

  Income taxes

        Deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and its reported amount in the financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under current tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change during the period in deferred tax assets and liabilities.

        As of December 31, 2006, we had a deferred tax asset of $2,513,263. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. We have recorded a full valuation allowance against our net deferred tax assets because we are not currently able to conclude that it is more likely than not that these assets will be realized. The amount of deferred tax assets considered to be realizable could be increased in the near term if estimates of future taxable income during the carryforward period are increased.

  Stock-based compensation

        We maintain an equity incentive plan pursuant to which we have granted nonqualified and incentive stock options to our employees, officers, directors and consultants (non-employees). On January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires that compensation expense be measured and recognized at an amount equal to the fair value of share-based payments granted under compensation arrangements. This statement replaces SFAS No. 123, Accounting for Stock-Based Compensation (Statement 123), and supersedes Accounting Principles Board Opinion No. 25 (APB No. 25). Prior to fiscal year 2006, we had applied the intrinsic value method as prescribed in APB No. 25, and related interpretations, in accounting for stock options granted under our 2005 Equity Incentive Plan. Under the intrinsic value method, no compensation cost was recognized if the exercise price of our employee stock options was equal to or greater than the market price of the underlying stock on the date of the grant. Accordingly, no compensation cost was recognized in the accompanying consolidated statements of operations prior to 2006 on stock options granted to employees, since all options granted under our

2005 Equity Incentive Plan had an exercise price equal to, or greater than, the estimated market value of the underlying common stock on the date of the grant. Under SFAS No. 123R, for stock-based awards granted after January 1, 2006, we recognize compensation expense based on estimated grant date fair value using the Black-Scholes option-pricing model. Black-Scholes is used to determine the fair value for options issued to both employees and non-employees. We also apply the guidelines of Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, for equity instruments issued to non-employees.

        The determination of the fair value of share-based awards at the grant date requires judgment in developing assumptions, which involve a number of variables. Black-Scholes variables include the expected volatility of the stock price, the expected term of the option, expected dividends, forfeitures and risk-free interest rate for the expected term of the option. The risk-free interest rate takes into account the time value of money. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at time of grant. We estimated forfeitures based on historical pre-vesting forfeitures and will revise those estimates in subsequent periods if actual forfeitures differ from those estimates. If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period.

        The exercise prices of options we granted during the period from October 1, 2006 through September 30, 2007 were based on the fair value of our common stock on the respective grant dates as determined by the price per share at which we had most recently sold shares of stock to third parties in arm's-length capital raising transactions (with two exceptions described below). We used this method of valuation, as opposed to retaining an independent valuation specialist, because we believed that our frequent sales of capital stock to third parties was a more cost-efficient valuation methodology and provided the best and most reliable measure of the then-current fair market value of our common stock. Set forth below is a table of those third-party sales, grouped by period:

Group	Period	Type of Stock Sold	Price per Common Share
A	4/10/06 to 5/15/06	Common	$8.00
B	1/26/07 to 4/24/07	Series A Senior Convertible Preferred	$5.00	*
C	5/11/07 to 5/24/07	Common	$5.00
D	6/14/07 to 7/30/07	Common	$7.50

*
Price per share reflected on an "as-converted" basis.

        We set the exercise prices of options granted in the fourth quarter of 2006 at $8.00 per share, based on the $8.00 per share price in the transactions in Group A above. We set the exercise prices of options granted in the first quarter of 2007 at $5.00 per share, based on the $5.00 per common share "as-converted" price in the transactions in Group B above. With respect to each period, the exercise price for each option grant was based upon the most recent transactions in which we had sold shares of capital stock to third parties in arm's-length capital raising transactions.

        We set the exercise prices of options granted in the first 40 days of the second quarter of 2007 (April 1, 2007 to May 10, 2007) at $5.00 per share, based on the $5.00 per common share "as-converted" price in the transactions in Group B above. For these options, we treated the common stock as having a value equal to the "as-converted" price of such preferred stock. In other words, we disregarded the liquidation preference on the preferred stock for these purposes. We set the exercise prices of the options granted in the next portion of the second quarter of 2007 (May 11, 2007 to May 25, 2007) at $5.00 per share, based on the $5.00 per share price in the transactions in Group C above. We set the exercise prices of the options granted in the remainder of the second quarter and all of the third quarter of 2007 (May 26, 2007 to September 30, 2007) at $7.50 per share, based on the $7.50 per share price in the transactions in Group D above. With respect to each of the foregoing periods, the exercise price for each option grant (with two exceptions described below) was based upon the most recent transactions in which we had sold shares of capital stock to third parties in arm's-length capital raising transactions.

        The first exception was that, in one instance, we set the exercise price for options based upon an anticipated future sales price of our common stock rather than the most recent sale price. On May 22 and May 24, 2007, we sold a total of 20,000 shares of our common stock to two investors at $5.00 per share. On June 8, 2007, we issued options for a total of 4,500 shares of our common stock to two employees with an exercise price of $7.50 per share. We set the exercise price for the June 8, 2007 option grants based on our intention to sell shares of common stock in third-party capital raising transactions in the near future at an increased price of $7.50 per share. That increase occurred six days later on June 14, 2007, when we sold 3,333 shares of our common stock to one investor at $7.50 per share.

        The second exception was that on one occasion we set the option exercise price below the most recent sale price. On April 9, 2007, we issued options for 10,200 shares of common stock to two consultants with an exercise price of $3.75 per share. At the time, we were in the middle of selling preferred shares in Group B above with an "as-converted" price of $5.00 per common share. The exercise price of these options represented a $1.25 per share discount below this "as-converted" price. For purposes of the Black-Scholes calculation of the earning charge associated with these options, we valued the common stock underlying the options at the "as-converted" price of $5.00 per share and recorded a charge for the discount.

        We sold shares in Groups A, B, C and D above at the highest price we believed that we could obtain from third parties in arm's-length transactions. We believe that the following factors may have contributed to the difference in prices paid in these transactions, as compared to the price at which our shares of common stock are being offered to the public in this offering;

  •
  The transactions in Group A occurred between April 10, 2006 and May 15, 2006. We believe that the price of $8.00 per share at that time largely reflected our transition from a pre-operational start-up to an operating entity, following the launch of our buy-side website and buy-side operations in three states on April 4, 2006.

  •
  The transactions in Group B occurred between January 26, 2007 and April 24, 2007. The price of $5.00 per share on an "as-converted" basis at that time largely reflected our willingness to accept a lower price in the private placement of our Series A Senior Convertible Preferred Stock than in our earlier sales of shares of common stock in Group A, because the private placement gave us an opportunity to raise a larger amount of capital at one time than our previous sales to individual investors had provided.

  •
  The transactions in Group C occurred between May 11, 2007 and May 15, 2007. The $5.00 price per share at that time largely reflected our view that we could be more successful selling shares of our common stock at the same price as the "as-converted" price we had recently used for the private placement of preferred securities in Group B.

  •
  The transactions in Group D occurred between June 14, 2007 and July 30, 2007. We believe that the price of $7.50 per share at that time largely reflected the perceived value of our recently introduced sell-side operations, which we launched in beta form in March 2007, and the continued growth in our buy-side operations. For example, during the quarter ended June 30, 2007, we increased our number of closed buy-side transactions by 124% over the previous quarter ended March 31, 2007, and we experienced significant traction with our sell-side services, with over $600 million in MLS listing requests. We also launched our BuySide Mortgage operations in California.

  •
  This offering of our common stock is expected to close in November 2007. We believe that the price range stated on the front page of this prospectus—between $5.00 and $6.00 per share—reflects, at least in part, the perception of the current value of our business, given the recent downturn in the U.S. residential real estate market. However, although this recent downturn may adversely affect all participants in the U.S. residential real estate market, including us, we believe that our value proposition is even more attractive to home buyers and sellers in down markets, and therefore our business may not be as susceptible to adverse market conditions as traditional real estate brokers.

        Based on an assumed initial public offering price of $5.50, the intrinsic value of the options outstanding at September 30, 2007 was $422,976, of which $239,410 related to vested options and $186,566 related to unvested options. Although it is reasonable to expect that the completion of this offering will add value to the shares because they will have increased liquidity and marketability, the amount of any additional value cannot be measured with precision or certainty at this time.

      Internal-use software and website development costs

        We account for internal-use software and website development costs in accordance with the guidance set forth in AICPA Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Uses, and FASB's Emerging Issues Task Force No. 00-02, Accounting for WebSite Development Costs. We capitalize certain external costs and certain payroll and direct payroll-related costs of employees who devote time to the development of internal-use software. We amortize these costs over their estimated useful lives, which is generally two years. Judgment is required in determining the point at which various projects enter the stages at which costs may be capitalized, in assessing the ongoing value of the capitalized costs, and in determining the estimated useful lives over which the costs are amortized. The estimated life is based on management's judgment as to the product life cycle.

Results of Operations

        The following table presents our historical operating results as a percentage of total revenues for the periods indicated:

	Period from April 11, 2005 (inception) to December 31, 2005		Nine Months Ended September 30,
		Year Ended December 31, 2006
			2006	2007
			(unaudited)
Revenues:
Net real estate commission revenue	—	51%	49%	82%
Other revenues	—	49%	51%	18%

Total revenues	—	100%	100%	100%

Cost of services	—	324%	504%	181%

Gross profit (loss)	—	(224%)	(404%)	(81%)

Operating expenses:
Technology development	—	297%	439%	127%
Marketing and advertising	—	112%	186%	110%
General and administrative	—	541%	788%	345%

Total operating expenses	—	950%	1,413%	582%

Income (loss) from operations	—	(1,174%)	(1,817%)	(663%)
Interest income	—	1%	2%	1%
Interest expense	—	(35%)	(26%)	(29%)

Net income (loss) before income taxes	—	(1,208%)	(1,841%)	(691%)

Income taxes	—	—	—	—

Net income (loss)	—	(1,208%)	(1,841%)	(691%)

  Key financial statement components

        Total revenues consists of: (1) gross real estate commission revenue earned upon the closing of a transaction, net of any commission shared with our buyer client, commission discount or transaction fee adjustment, (2) marketing fee revenue from other business relationships (all from our arrangement with Chase through September 30, 2007) recognized as the fees are earned from the other party, typically on a monthly basis, (3) product revenue from sales of yard signs and related merchandise recognized as products are shipped to customers, and (4) commission earned from lenders for brokering residential mortgage financing transactions upon the closing of such transactions. Gross real estate commissions are typically based on the size of the purchase price of the property and the rate of commission paid to us as the buyers' agent. Mortgage brokerage commissions are typically based on the size of the mortgages underwritten by lenders in connection with home sale transactions.

        Cost of services consists primarily of wages and bonuses, related payroll taxes and benefits paid to our salaried real estate brokers, service agents, loan coordinators and customer service representatives, licensing fees and MLS and association dues we pay on behalf of our licensed personnel, data processing costs and the cost to make or purchase and ship products.

        Technology development expenses include our information technology costs, primarily compensation and benefits for our technology development and technology operations personnel, costs paid to external consultants for technology development, amortization of previously capitalized website development costs, operating costs relating to the hosting and maintenance of our websites, software licensing fees paid to third parties primarily for website content, and certain communications expenses, net of any such costs that are required to be capitalized related to internally developed software.

        Marketing and advertising expenses consist of costs paid to third parties relating to our customer acquisition activities.

        General and administrative expenses consist of compensation and benefits costs of our corporate employees, occupancy costs, depreciation, insurance, legal and accounting fees and other general operating support costs.

      Comparison of the nine months ended September 30, 2006 to the nine months ended September 30, 2007

Total revenues

	Nine months ended September 30, 2006	Nine months ended September 30, 2007	Increase/ (decrease)	Percent change
Total revenues	$209,205	$716,222	$507,017	242%

        We incorporated in April 2005 but did not begin revenue-generating real estate operations until April 2006. During the nine-month periods ended September 30, 2006 and 2007, we received gross real estate commissions of $411,221 and $2,366,713, less commissions shared with buyers of $308,416 and $1,779,030, resulting in net real estate commission revenue of $102,805 and $587,683, respectively. During the nine months ended September 30, 2006, we earned commission revenue in connection with 33 real estate purchase transactions with a total transaction value of $15.3 million, as compared to 150 transactions with a total value of $90.4 million in the nine months ended September 30, 2007. For the nine months ended September 30, 2006, the average net commission per transaction was $3,115, with an average gross commission rate of 2.69% per transaction, as compared to $3,918 and 2.62%, respectively, for the nine months ended September 30, 2007. In both periods, we paid 75% of the gross commissions received to our customers, which payments were deducted in deriving net real estate commission revenue recognized.

        We began earning monthly marketing fees from our arrangement with Chase in March 2006. These fees were our only revenues in the quarter ended March 31, 2006. In October 2006, we renegotiated the terms of this agreement and began receiving a higher monthly fee through March 31, 2007. Under this agreement, we earned total marketing fees of $106,400 during the nine months ended September 30, 2006, compared to $99,999 during the nine months ended September 30, 2007. We terminated this agreement as of March 31, 2007 to enable us to begin offering our own mortgage brokerage services, which we have since launched in California in May 2007 and in Florida in September 2007. Our first transaction as a mortgage broker closed during the third quarter of 2007, from which we recognized $2,626 in mortgage brokerage commission revenue.

        We began recognizing revenues from the sale of yard signs and related merchandise to home sellers in April 2007 in connection with the launch of our sell-side services. These revenues amounted to $25,915 in the nine months ended September 30, 2007.

Cost of services

	Nine months ended September 30, 2006	Nine months ended September 30, 2007	Increase/ (decrease)	Percent change
Cost of services	$1,054,150	$1,292,043	$237,893	23%

        We hired our initial licensed and unlicensed customer service personnel during the first quarter of 2006 in advance of the April 2006 launch of our buy-side real estate brokerage operations in California, Florida and Illinois, and began incurring cost of services primarily in the second half of that quarter as we completed our initial employee training. Cost of services increased in the first nine months of 2007 versus the comparable 2006 period, primarily because we incurred a full nine months of compensation and related benefits, MLS fees and licensing costs related to these buy-side service personnel in the 2007 period and due to costs related to processing MLS listing requests since the March 2007 launch of our sell-side services. In May 2007, we began to incur compensation and related employee costs for personnel delivering our mortgage brokerage services, and $22,009 of such costs has been included in cost of services since that time. We also incurred $28,917 in product cost of sales during the nine months ended September 30, 2007.

        Although we expect to hire additional licensed and unlicensed service personnel as we expand our real estate and mortgage operations, our existing real estate service personnel have the capacity to facilitate additional transactions as we expand our customer acquisition activities and add new services.

Technology development

	Nine months ended September 30, 2006	Nine months ended September 30, 2007	Increase/ (decrease)	Percent change
Technology development	$917,862	$915,963	$(1,899)	(0.2)%

        Although we more than doubled the size of our technology staff from September 30, 2006 to September 30, 2007, employee compensation increased by only $39,429 and external consultant costs included in technology development expense decreased by $128,955 from the first nine months of 2006 to the comparable 2007 period as we capitalized $328,388 of website development costs in the 2007 period versus $0 in 2006. This net decrease was partially offset by recognition of $71,177 of amortization expense in the nine months ended September 30, 2007 related to previously capitalized website development costs.

Marketing and advertising

	Nine months ended September 30, 2006	Nine months ended September 30, 2007	Increase/ (decrease)	Percent change
Marketing and advertising	$389,230	$787,281	$398,051	102%

        Prior to the launch of our buy-side services in April 2006, marketing and advertising costs were limited to consulting fees paid for our initial advertising and media relations activities. Beginning in April 2006, we commenced marketing our buy-side services through a limited amount of Internet, television and newspaper advertising in the markets in which we operate, while continuing to promote our services through ongoing media relations activities. Since April 2007, most of our marketing expenditures have related to attracting customers to our new IggysHouse.com website and our free listing services for home sellers. This shift in marketing focus was designed to create consumer awareness of this new service offering for sellers, and to begin to build a pipeline of listing customers that we can now target with our buy-side real estate and mortgage services.

        We expect our marketing and advertising expenses to increase significantly in 2008, as we plan to hire additional marketing personnel and increase spending related to branding and customer acquisition activities with the proceeds from this offering. Our branding and customer acquisition activities will include an advertising campaign that uses a mix of media, including the Internet, television, print, radio, direct-mail and outdoor signage.

General and administrative

	Nine months ended September 30, 2006	Nine months ended September 30, 2007	Increase/ (decrease)	Percent change
General and administrative	$1,649,345	$2,471,069	$821,724	50%

        The increase in general and administrative expenses from the first nine months of 2006 to the first nine months of 2007 was primarily due to a $337,130 increase in compensation and benefits costs for our corporate personnel, a $211,081 increase in consulting services primarily related to development of new service offerings, and a $180,939 increase in our occupancy costs as we continued to build our business.

        We expect our general and administrative expenses to increase in the remainder of 2007 and future periods as we expand our operations and add personnel to support the expected growth in our business and incur additional costs related to being a public reporting company, including legal, accounting, insurance, directors fees, higher management compensation and compensation expense for additional administrative personnel.

Interest income and expense

	Nine months ended September 30, 2006	Nine months ended September 30, 2007	Increase/ (decrease)	Percent change
Interest income	$4,217	$4,423	$206	5%
Interest expense	$54,663	$210,727	$156,064	286%

        We earn interest income by investing available cash in short-term interest bearing accounts. Interest income has not been significant to date because of our low cash balances. Interest expense increased by $120,367 from the first nine months of 2006 to the first nine months of 2007 related to the senior convertible bridge notes we issued beginning in May 2006. The bridge notes, all of which were converted or redeemed as of September 30, 2007, accrued interest while outstanding at a rate of 10%, monthly from the date of issuance. The estimated fair value of warrants issued in connection with the bridge notes was also accrued as interest expense over the term of the bridge notes and totaled $141,931 during the nine months ended September 30, 2007. Interest expense also increased by $35,697 during the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006 related to our lines of credit established in July 2006 with a commercial bank.

      Comparison of the period from April 11, 2005 (inception) to December 31, 2005 to the year ended December 31, 2006

Total revenues

	Period from April 11, 2005 (inception) to December 31, 2005	Year ended December 31, 2006	Increase/ (decrease)	Percent change
Total revenues	$—	$425,174	$425,174	N/A

        We did not begin revenue-generating real estate operations until April 2006. From April through December 2006, we earned commission revenue in connection with 65 real estate purchase transactions with a total transaction value of $33 million. From these transactions, we earned $881,653 in gross real estate commissions and shared commissions with buyers totaling $662,878, resulting in net real estate commission revenue to us of $218,775. For the year ended December 31, 2006, our average net commission per transaction was $3,366, with an average gross rate of 2.67% per transaction.

        We began earning monthly marketing fees from our arrangement with Chase in March 2006. In October 2006, we renegotiated the terms of this agreement and began receiving a higher monthly fee through March 31, 2007, when we terminated this agreement in order to begin offering our own mortgage brokerage services.

Cost of services

	Period from April 11, 2005 (inception) to December 31, 2005	Year ended December 31, 2006	Increase/ (decrease)	Percent change
Cost of services	$—	$1,376,202	$1,376,202	N/A

        We hired our initial licensed and unlicensed customer service personnel in the first quarter of 2006 in advance of our April 2006 launch of our buy-side real estate brokerage operations in California, Florida and Illinois, and began incurring cost of services in the later part of the first quarter of 2006. We reduced the number of licensed and unlicensed customer service personnel between March 31, 2006 and December 31, 2006 as we increased the efficiency of our technology systems and operational processes for facilitating real estate transactions.

Technology development

	Period from April 11, 2005 (inception) to December 31, 2005	Year ended December 31, 2006	Increase/ (decrease)	Percent change
Technology development	$177,404	$1,263,564	$1,086,160	612%

        The increase in technology development expenses from the period ended December 31, 2005 compared to the year ended December 31, 2006 was due to technology development, website hosting and maintenance and communication costs related to the launch of our BuySide Realty website in April 2006 and our efforts to support the growth of our business since that date. We also incurred expenses in the second half of 2006 related to the development of our sell-side listing operations and the related website, which launched in beta form on March 22, 2007. The increase in technology development expenses in the year ended December 31, 2006 from the period ended December 31, 2005 consisted primarily of a $435,445 increase in technology salary and benefits costs, a $359,973 increase in costs related to website hosting and maintenance and a $115,781 increase in costs paid to consultants for website development. Our costs in 2006 also included $39,450 of stock-based compensation costs related to technology personnel hired beginning in the first quarter of 2006.

Marketing and advertising

	Period from April 11, 2005 (inception) to December 31, 2005	Year ended December 31, 2006	Increase/ (decrease)	Percent change
Marketing and advertising	$34,986	$476,316	$441,330	1,261%

        Prior to the launch of our www.BuySideRealty.com website in April 2006, marketing and advertising costs were limited to consulting fees paid for our initial advertising and media relations activities. Beginning in the quarter ended June 30, 2006, we began to market our services through a limited amount of Internet, television and newspaper advertising in the markets in which we operate, while continuing to promote our services through ongoing media relations activities.

General and administrative

	Period from April 11, 2005 (inception) to December 31, 2005	Year ended December 31, 2006	Increase/ (decrease)	Percent change
General and administrative	$963,555	$2,300,222	$1,336,667	139%

        The increase in general and administrative expenses from the period ended December 31, 2005 compared to the year ended December 31, 2006 was primarily due to a $531,158 increase in compensation and benefits costs for our corporate personnel, a $533,827 increase in our occupancy costs and a $121,286 increase in travel costs. General and administrative expenses in 2005 primarily consisted of start-up activities related to the development of our business model and operational processes, licensing, association memberships, recruiting, occupancy, travel and fund-raising activities. Aside from our executive officers, most of the corporate staff was hired during the last quarter of 2005 and our employee health and other insurance programs were also established during that quarter. We relocated in October 2005 to a significantly larger corporate office to accommodate future growth and entered into new leases for our San Diego and Miami offices in December 2005 and January 2006, respectively, in advance of the April 2006 launch of our buy-side real estate brokerage operations.

Interest income and expense

	Period from April 11, 2005 (inception) to December 31, 2005	Year ended December 31, 2006	Increase/ (decrease)	Percent change
Interest income	$9,214	$4,593	$(4,621)	(50%)
Interest expense	$—	$149,131	$149,131	N/A

        Interest income is earned by investing available cash in short-term interest bearing accounts. Interest income has not been significant to date due to our low cash balances as we have quickly used capital raised to support the development of our business. Interest expense during the year ended December 31, 2006 consisted of $26,929 related to our lines of credit established in July 2006 with a commercial bank, as well as our senior convertible bridge notes issued beginning in May 2006. The bridge notes bear interest at a rate of 10%, which is being accrued monthly from the date of issuance until they are redeemed or converted in accordance with their terms. The estimated fair value of warrants issued in connection with the issuance of the bridge notes is being accrued as interest expense over the term of the bridge notes and totaled $88,288 for the year ended December 31, 2006.

Quarterly Results of Operations

        The following table sets forth selected unaudited quarterly operating information for each of the ten quarters ended September 30, 2007, which represents all of the quarters since our inception. This information has been prepared on the same basis as the audited consolidated financial statements contained elsewhere in this prospectus and includes all normal recurring adjustments necessary for the fair presentation of the information for the periods presented, when read together with our financial statements and related notes. Our future operating results are difficult to predict and may vary significantly. Results for any fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

	Quarter Ended
Consolidated Statement of Operations Data:	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005	Mar. 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	Mar. 31, 2007	June 30, 2007	Sept. 30, 2007
Revenues:
Net real estate commission revenue	$—	$—	$—	$—	$23,430	$79,375	$115,970	$124,632	$242,420	$220,631
Other revenues	—	—	—	15,200	45,600	45,600	99,999	99,999	8,346	20,194

Total revenues	—	—	—	15,200	69,030	124,975	215,969	224,631	250,766	240,825
Cost of services	—	—	—	154,414	443,148	456,588	322,052	344,866	450,382	496,795

Gross profit (loss)	—	—	—	(139,214)	(374,118)	(331,613)	(106,083)	(120,235)	(199,616)	(255,970)
Operating Expenses:
Technology development	21,557	88,459	67,388	158,727	417,366	341,769	345,702	156,098	432,678	327,187
Marketing and advertising	3,679	—	31,307	21,759	263,328	104,143	87,086	198,244	267,036	322,001
General and administrative	66,190	227,192	670,173	534,163	642,393	472,789	650,877	732,491	869,307	869,271

Total operating expenses	91,426	315,651	768,868	714,649	1,323,087	918,701	1,083,665	1,086,833	1,569,021	1,518,459

Income (loss) from operations	(91,426)	(315,651)	(768,868)	(853,863)	(1,697,205)	(1,250,314)	(1,189,748)	(1,207,068)	(1,768,637)	(1,774,429)
Interest income	372	4,168	4,674	3,458	378	381	376	3,784	629	10
Interest expense	—	—	—	—	(12,987)	(41,676)	(94,468)	(97,589)	(76,854)	(36,284)

Net income (loss) before income taxes	(91,054)	(311,483)	(764,194)	(850,405)	(1,709,814)	(1,291,609)	(1,283,840)	(1,300,873)	(1,844,862)	(1,810,703)
Income taxes	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$(91,054)	$(311,483)	$(764,194)	$(850,405)	$(1,709,814)	$(1,291,609)	$(1,283,840)	$(1,300,873)	$(1,844,862)	$(1,810,703)

        We have experienced losses in every quarter since our inception in April 2005 as we have invested in developing our websites and proprietary technology systems, our licensing, our offices and our operational capabilities to support our innovative, technology-driven business model across multiple states.

Liquidity and Capital Resources

        From our inception through September 30, 2007, we incurred net operating losses aggregating $11,258,837 to fund technology development, marketing and advertising, licensing, business development and other activities. We funded these operations primarily through cash of $5,658,000 received from sales of our common stock, $2,368,000 received from sales of our preferred stock and $545,000 received from sales of senior convertible bridge notes.

        In July 2007, we raised an additional $1,000,000 through the sale of a convertible bridge note. See "—Recent Financing" above. In October 2007, we exchanged the convertible bridge note for a $1,000,000 principal amount non-convertible bridge note. Interest on the non-convertible bridge note accrues at a rate of 15% per annum, compounded annually. The non-convertible bridge note is unsecured and ranks senior to all of our other outstanding unsecured indebtedness. All outstanding principal and accrued interest under the non-convertible bridge note is due and payable on the earlier to occur of (a) July 30, 2009, (b) the sale of all or substantially all of our assets or the closing of a merger, consolidation, reorganization, stock sale or other transaction or series of transactions pursuant to which stockholders of our company prior to such acquisition own less than 50% of the surviving or resulting entity, or (c) two business days after an initial underwritten public offering of our common stock. We expect to use a portion of the proceeds of this offering to pay all principal and accrued but unpaid interest under the non-convertible bridge note upon the consummation of this offering.

        We also had borrowed $525,000 as of September 30, 2007 under two short-term lines of credit totaling $900,000 with Cole Taylor Bank, N.A. These lines of credit bear interest at the bank's prime rate, payable monthly, which rate was 7.75% at September 30, 2007. In June 2007, these lines were renewed with similar terms except both now expire on July 14, 2008. There was $900,000 outstanding under these lines as of October 22, 2007. On October 19, 2007, we established a new short-term line of credit with Cole Taylor Bank that provides an additional $400,000 of credit through December 1, 2007. This new line of credit is renewable on a month-to-month basis at the discretion of the lender and the terms are otherwise the same as those on the existing $900,000 lines of credit that mature in July 2008. The new $400,000 line of credit is personally guaranteed by our Chairman, Avi Fox. We intend to repay in full and terminate each of these lines of credit with the proceeds of this offering.

        In addition, AFJ Capital, which is owned and controlled by Joseph Fox and Avi Fox, our Chief Executive Officer and Chairman, respectively, has periodically made loans to us for short-term working capital, which loans are payable on demand. There was $729,000 in such loans outstanding from AFJ Capital as of December 31, 2006. As of September 30, 2007, we had repaid all such amounts previously borrowed and there is currently $0 owed by us to AFJ Capital.

        We used $9,234,000 of the total proceeds from our capital raising activities to fund our operating activities and $738,000 for investing purposes, primarily the cost of internally developed software and purchase of property and equipment, through September 30, 2007.

        We had $23,000 of cash and cash equivalents as of September 30, 2007, and $25,000 as of October 22, 2007.

        Operating activities

        Our operating activities used cash in the amount of $1,003,867, $3,756,234 and $4,473,688 in the period from April 11, 2005 (inception) to December 31, 2005, the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively. Uses of cash were primarily to fund net losses and changes in working capital. Our primary source of operating cash flow is the collection of our commission income from escrow companies or similar intermediaries in the real estate transaction closing process. Due to the structure of our commission arrangements, our accounts receivable are readily converted to cash and, accordingly, our accounts receivable balances at period end have historically been significantly less than one month's net revenues. Our operating cash flows will be impacted in the future by the timing of payments to our vendors for accounts payable. Our cash outflows are also impacted by the timing of the payment of compensation costs and client acquisition costs. A number of non-cash items have been charged to expense and increased our net loss. These items include depreciation and amortization of property and equipment, non-cash interest expense relating to our debt arrangements and stock-based compensation charges. To the extent these non-cash items increase or decrease in amount and increase or decrease our future operating results, there will be no corresponding impact on our cash flows.

        Investing activities

        Our investing activities used cash in the amount of $184,832, $152,364 and $400,760 in the period from April 11, 2005 (inception) to December 31, 2005, the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively. Uses of cash for investing activities were primarily related to purchases of property and equipment and for the development of our Iggys House.com website. We primarily invest our excess cash in money market funds and other highly liquid securities with maturities of less than 90 days.

        Financing activities

        Our financing activities provided cash in the amount of $1,704,593, $3,408,329 and $4,881,570 in the period from April 11, 2005 (inception) to December 31, 2005, the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively. Sources of cash from financing activities primarily represented proceeds from the issuance of our common and preferred stock and bridge notes.

        Future capital requirements

        In the audit report on our financial statements for our fiscal years ended December 31, 2005 and 2006, our auditors included a going-concern qualification indicating that our recurring operating losses and net capital deficiency raise substantial doubt about our ability to continue as a going concern. By issuing an opinion stating that there is substantial doubt about our ability to continue as a going concern, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations without additional funding. We believe, however, that our cash and cash equivalents following this offering will be sufficient to fund our operations for at least the next 12 months and until such time that we begin to generate positive cash flow from operations, although we may attempt to seek additional financing in the future to accelerate our growth or take advantage of other expansion opportunities that may arise.

        In the 12 months following the completion of this offering, we anticipate using the net proceeds of this offering to repay the principal and accrued interest on our $1,000,000 non-convertible bridge note, satisfy our existing current liabilities (approximately $1.8 million at September 30, 2007, exclusive of our bridge note), and satisfy our operating lease commitments (approximately $0.3 million in the next 12 months). In addition, although we are currently not committed to do so, we expect to spend approximately $3.0 to $3.5 million in the next 12 months to further develop our brand through new advertising and marketing programs, and approximately $2.0 to $2.5 million to develop our technology infrastructure, websites and systems.

        Our future capital requirements will depend on many factors, including our rate of growth into new geographic markets, our level of investment in technology and customer acquisition initiatives. Although we are currently not a party to any agreement or letter of intent with respect to investments in, or acquisitions of, complementary businesses, products or technologies, we may enter into these types of arrangements in the future, which could require us to seek additional equity or debt financing. Our ability to secure short-term and long-term financing in the future will depend on a variety of factors, including our future profitability, the quality of our short-term and long-term assets, our relative levels of debt and equity and the overall condition of the credit markets. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when necessary or desired, our business, operations and results will likely suffer.

Contractual Obligations and Commitments

        We lease office space and equipment under non-cancelable operating leases with various expiration dates through November 2010. The following table provides summary information concerning our future contractual obligations and commitments at December 31, 2006:

Payments Due By Periods

	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Operating lease commitments	$297,750	$431,999	$146,267	$—	$876,016
Commercial bank lines of credit(1)	$77,756	$940,219	$—	$—	$1,017,975

(1)
Total payments due under the commercial lines of credit were calculated on the basis of the amount drawn under these lines as of December 31, 2006 and an expiration and principal repayment date of July 14, 2008, as amended in June 2007, and using the 8.25% interest rate in effect as of December 31, 2006. As of October 22, 2007, there was $900,000 in principal amount outstanding under these lines of credit.

        Off-balance sheet arrangements

        We do not have any off balance-sheet arrangements, investments in special purpose entities or undisclosed borrowings or debt. Additionally, we are not a party to any derivative contracts or synthetic leases.

        Recent accounting pronouncements

        In July 2006, FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements. FIN 48 requires companies to determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in our financial statements. It also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. We adopted FIN 48 in 2007. The adoption did not have a significant impact on our consolidated financial statements.

        In September 2006, FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for fiscal years beginning after November 15, 2007. We are currently assessing whether adoption of SFAS 157 will have any material impact on our financial statements.

        In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115. SFAS 159 permits entities to elect to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of SFAS 159 on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

        Interest rate sensitivity

        The principal objectives of our investment activities are to preserve principal, provide liquidity and maximize income consistent with minimizing risk of material loss. The recorded carrying amounts of cash and cash equivalents approximate fair value due to their short maturities. Our interest income is sensitive to changes in the general level of interest rates in the U.S., particularly since our investments are short-term in nature. Due to the nature of our short-term investments, we have concluded that we do not have material market risk exposure.

        At December 31, 2006 and September 30, 2007, the principal amount of our variable rate debt outstanding was $900,000 and $525,000, respectively. The interest rate on this debt adjusts periodically based on the prime rate. If this interest rate had increased by 10% in 2006, our interest expense would not have been materially affected.

OUR BUSINESS

Overview

        We are an online real estate company that offers innovative services to home buyers and sellers. We share with each buyer 75% of the commission we receive from the seller or listing broker. This gives buyers a large financial incentive to use our services, while we earn significant net revenue per transaction. Our primary target is the 64% of home buyers who find homes themselves. We also offer home buyers online tools to manage their purchase transactions from search to close. Currently, we generate revenue from our buy-side services and expect to expand into other fee-generating areas, including agent referral, mortgage brokerage, title and online advertising.

        Our customer acquisition strategy is unique. To capture consumers early in the transaction process, we provide sellers with free MLS listing services and the ability to post homes on our website for no charge. These services drive traffic to our fee-generating operations. Since the launch of our integrated services in March 2007, users have published more than 11,500 properties on our website with a total list price of over $4.1 billion, and used our free MLS listing service for more than 4,300 properties with a total list price of $1.5 billion.

      Buy-side real estate services

        We currently offer online buyer's agent services in six states, representing approximately 26% of the U.S. existing home market. Our model leverages the efficiencies of the Internet and our proprietary software to provide cost-effective services to self-directed buyers. Buyers can search our database of over 600,000 MLS listings, schedule home visits, make offers and monitor each step of the offer/counteroffer process, all online. When we represent buyers, we share with them 75% of our buyer broker commission, which we receive from the seller or listing broker. We believe that this is an industry-leading financial incentive.

        To date, our average closed buy-side transaction has exceeded $580,000, from which we have earned an average gross commission of over $15,000. From this, on average, we have paid buyers over $11,000 per transaction and earned approximately $3,800 in net revenue per transaction. During the period from our launch of our buy-side operations in April 2006 to October 22, 2007, we closed 222 buy-side transactions in six states. From inception through September 30, 2007, brokerage commissions earned on buy-side transactions represented 71% of our total revenues.

      Sell-side real estate services

        We believe that we are the only company providing free MLS listings to home sellers, thereby giving them access to a critical market channel without having to pay a significant listing fee. MLS listings typically appear on major websites, including Realtor.com, exposing the home to the majority of buyers who search for homes on the Internet. We currently provide our free MLS listing service in 20 states, representing about 64% of the U.S. existing home market. We also enable sellers and their agents in all 50 states to list and self-publish exceptionally rich content about sellers' homes on our website without charge. We do not specifically derive any revenue from offering our customers these sell-side services. However, we recognize that home sellers are often home buyers, and we cross-market our revenue-generating services to them.

      Development of our business

        We were formed on April 11, 2005. For the first 12 months after our formation, we focused on building the infrastructure for our buy-side operations, including developing a website and software, acquiring real estate brokerage licenses, opening offices in Chicago, Miami and San Diego and hiring real estate licensees. We launched our buy-side services in April 2006 in three states, California, Florida and Illinois. We added buy-side operations in Georgia in June 2006, Virginia in July 2006 and Washington in June 2007. In March 2007, we launched our sell-side services in 20 states. We launched mortgage brokerage operations in California in May 2007, and in Florida in September 2007. Our principal subsidiaries are BuySide Realty, Inc., through which we operate our buy-side service, Iggys House Realty, Inc. through which we operate our free MLS listing service, and BuySide Mortgage Corp., through which we operate our mortgage brokerage service.

Our Market

      Market size

        According to NAR, 6.5 million existing homes were sold in the U.S. in 2006. According to REAL Trends, in 2006 the total residential real estate brokerage commissions for the U.S. were approximately $59.7 billion.

        The U.S. residential real estate brokerage industry is highly fragmented. We believe, based on industry data, that in 2006 the ten largest firms accounted for 8% of total brokered transactions in this market, and the largest firm accounted for less than 4% of these total transactions. Some brokerage firms are affiliated with national franchisors, such as Century 21, Coldwell Banker, Prudential and RE/MAX. There are over 1.3 million members of the National Association of Realtors, or NAR.

      Traditional residential real estate brokers and commissions

        In a traditional transaction, the home buyer does not pay the real estate brokerage commission. Instead, the seller agrees to pay the listing broker a commission. In the last decade, the average commission rate has been between 5.0% and 5.5%. The listing broker lists the home on an MLS, an entity that enables its members to share home listing data. Through the MLS, the listing broker offers to share a portion of the total commission with other brokers if the other broker brings the buyer. Often, the listing broker and buyer's broker split the total commission 50/50. There are hundreds of multiple listing services in the U.S.

        Traditional listing brokers have been able to charge high fees partly because brokers act as gatekeepers to the MLS listing marketplace. Only real estate brokers are eligible to join and list homes on an MLS. Thus, if sellers want to list their properties on an MLS, they must hire a broker who is a member of that MLS.

      Impact of the Internet

        The Internet is reshaping the way in which real estate brokerage is conducted.

        Empowering the buyer.    The Internet empowers buyers with significant market information. Buyers can search for homes with customized criteria, view photos and videos and review community information. According to NAR, the percentage of buyers using the Internet to search for homes increased from 41% in 2001 to 80% in 2006.

        Empowering the seller.    Sellers can use the Internet to check home valuations, track the housing market and research comparable sales information. According to the California Association of Realtors, the percentage of California sellers using the Internet in the home sale process has increased from 9% in 2002 to 62% in 2006.

        Efficiency.    The Internet enables transactions to be performed far more efficiently than in the traditional model, which relies heavily on face-to-face interaction and paper documents. It facilitates automated business processes where information is electronically conveyed and stored, and documents electronically signed and reviewed. It also enables the use of templated electronic messages in many circumstances. All of these features serve to reduce the amount of time it takes to process a real estate transaction.

        Economies of scale.    The Internet facilitates centralized operations that can handle a large volume of transactions with highly automated processing.

        Lead generation.    The Internet can be used as a lead generation tool for real estate agents. This makes it possible for licensed agents to focus more time on the actual processing of transactions and less time on marketing.

        Lower commissions.    As efficiency increases due to the Internet, marginal costs per transaction decline. This creates the potential for significantly lower commissions. That potential has been realized in the stock and travel brokerage industries, and we believe that the real estate brokerage industry is poised for a similar change.

      Disadvantages of the traditional model for home buyers and sellers

        We believe that many consumers are dissatisfied with traditional real estate agents. Some contributing factors include:

        Buyers are doing more of the work, but not receiving a financial benefit.    Buyers are doing more of the work, yet traditional agents typically still earn a full commission and do not share any of it with the home buyer. According to NAR, 64% of all home buyers find their homes themselves, including on the Internet. These self-directed buyers who find their homes themselves and use agents are performing the most time-consuming and important work in connection with the transaction—finding the home. Yet these buyers do not receive a financial benefit for doing so.

        High transaction fees impact both buyers and sellers of real estate.    Traditional commissions vary from market to market, but generally range from 5-6% of the total sales price of the home. We believe that although the average total commission percentage has slowly declined in recent years, the gross dollar amount of the commission per transaction has increased as home prices have risen. For example, on a $500,000 home, assuming a 6% total commission with a 50/50 split, the seller's agent would receive a total commission of $30,000, of which $15,000 would be shared with the buyer's agent—and none would be shared with the buyer. These high transaction fees directly impact the price at which buyers and sellers are willing to complete transactions.

        The agent incentive structure creates conflicting priorities between agents and their clients.    Traditionally, real estate agents are paid commissions based on the sales price, rather than a salary, and do not receive their commissions unless the transaction closes. As a result, their interests are not aligned with the consumer. We believe that traditional agents view closing transactions as most important and view changes in listing prices as less important, because such changes only marginally impact their commissions. Thus, we believe that traditional agents may often encourage their clients to accept offers even when it is in the client's best interest to hold out for a better price.

        Traditional agents do not effectively capitalize on the benefits of the Internet and technology.    Traditionally, real estate agents work as independent contractors, with limited budgets for technology. They typically do not take full advantage of the Internet and technology. As a result, the real estate transaction process becomes more expensive and time-consuming.

Our Solution

        We believe we are uniquely positioned with differentiated services for both home buyers and sellers.

        We offer a compelling consumer value proposition.    Our use of the Internet and proprietary technologies allows us to offer a significant financial incentive to our buyers and reduced commissions to our sellers. We presently pay our home buyers an amount equal to 75% of our commission. We offer our home sellers free MLS listings and online self-publishing. We believe that, as interest rates rise, buyers will be more inclined to use our service to help increase their buying power.

        We use the Internet to empower consumers.    Through our website, we empower our users with the ability to search MLS listings, compare homes and gather information on neighborhoods. We also provide valuable services to potential home buyers through our website, such as the ability to schedule home visits, make offers and obtain loan pre-approvals.

        We focus on delivering high-quality service to self-directed consumers.    We build our business around the self-directed consumer, not the agent. Our online service offerings are designed to give consumers the ability to direct transactions at the pace and in the manner they desire. With our compensation model, we hold our agents accountable for consistently delivering a high level of client service. Our buy-side agents are salaried and receive substantial bonuses tied solely to how well they serve our customers, not the size of the transactions or whether the transactions close.

        We intend to provide a full suite of real estate related services to our customers.    We expect to provide "one-stop" shopping for the real estate consumer. We intend for our suite of services to include:

  •
  our current buy-side real estate brokerage operations;

  •
  our current sell-side services, consisting of MLS listings for sellers and a website where sellers can self-publish exceptionally rich content about their homes;

  •
  agent referral services, in which we refer consumers to real estate agents;

  •
  mortgage brokerage services;

  •
  flat-fee real estate brokerage services, such as a la carte agent services for sellers and buyers; and

  •
  title services.

Our Growth Strategy

        Our objective is to become the leader in comprehensive online brokerage services for buyers and sellers of U.S. residential real estate. To achieve this objective, we are pursuing the following strategy:

        Expand our services nationwide through scalable model.    Our scalable business model facilitates the expansion of our geographic footprint. Following this offering, we believe that we can rapidly expand the volume and geographic reach of our operations because much of our business is conducted through our websites. Our services are also highly automated, including sophisticated phone routing software, back-end technology that enables us to monitor and assign queues of tasks to various employees and software for preparing real estate documents. We currently offer our buy-side services in six states (California, Florida, Georgia, Illinois, Virginia and Washington). By the end of 2007, we expect to expand these buy-side services into a seventh state. These seven states represent approximately 35% of the U.S. existing home market. Our objective is to provide our integrated services in 21 states, representing about 71% of the U.S. existing home market, by December 31, 2008. Iggys House

Realty, Inc., our real estate brokerage subsidiary which provides free MLS listings, is licensed in 37 states. The licensing will facilitate our ability to expand beyond the 20 states in which we currently provide this service.

        Rollout additional services.    We launched our mortgage brokerage services in California in May 2007, and in Florida in September 2007. We expect to provide mortgage brokerage services in at least 21 states by the end of 2008. We expect that, by the end of 2007, we will launch our real estate agent referral service in at least 35 states. Also, by the end of 2007, we plan to launch our flat-fee brokerage service in the same states as are then covered by our buy-side services.

        Invest in our technology platform.    We believe our technology platform and the Internet will provide us with the opportunity to develop additional services for consumers looking to buy or sell a home. We plan to incorporate new technologies as they become available to help us provide enhanced functionality and increase overall ease-of-use of our websites. We believe that continuing to incorporate enhanced functionality will be a key element in increasing traffic and use of our services.

        Pursue strategic relationships.    We expect that our large geographic footprint, with our ability to rapidly expand throughout the U.S., will be attractive to potential strategic partners. We intend to aggressively pursue partnerships with home builders, home supply stores, real estate web portals and other related businesses.

        Focus on branding.    Following this offering, we intend to build our brands with an advertising campaign that uses a mix of media, including the Internet, television, print, radio, direct-mail and outdoor signage. We will also conduct a publicity campaign with the objective of generating more news coverage about our services. In addition, we believe we can enhance our brand through word-of-mouth by continuing to provide a high level of service.

Our Services

      Buy-side services

        When we represent buyers, we provide them with a broad range of services. Through our website, home buyers can search our database of MLS listings, schedule home visits, make offers and monitor each step of the offer/counteroffer process. For those buyers who prefer more human interaction, we provide 24/7 phone support from our regional offices. In addition, our licensed real estate agents, working from these regional offices, assist buyers by preparing offers, counteroffers and other real estate documents, negotiating purchase contracts and preparing for closings.

        Searching for homes.    Our clients can search for homes on our website. For the six states where we currently operate our buy-side services, we provide a total of more than 600,000 MLS listings. The search results show the homes that meet the user's search criteria and for each listing display the amount of our commission that we will share with the buyer.

        Arranging financing.    Our California buyers can obtain loan pre-approvals for no fee through our website. We plan to expand these services to all states in which we operate our buy-side services.

        Visiting homes.    On our website, home buyers can view open house schedules and schedule home showings. Before we schedule a home showing for a buyer, we require the buyer to be pre-approved for a loan. We feel that the pre-approval demonstrates the financial strength of our buyer, which encourages the listing agent to show the home.

        Purchase offers.    When our buyer is ready to make a purchase offer, he or she submits the terms of the offer through our website. Our agent calls the buyer to discuss the offer and prepares the offer documents. Our agent presents the buyer's offer to the listing agent and a series of negotiations and counteroffers often ensues. Our agents support the buyer at each step of this negotiating process, until the contract is signed. Our software tracks the offer history for the property.

        Earnest money.    Our buyers generally authorize us to print an earnest money check drawn from their bank account. In some cases, they prefer to send us the earnest money check by another means, such as overnight courier. We do not hold the earnest money, except where local practice or law requires us to do so. After the contract is accepted by the seller, we forward the check to whoever is acting as escrow holder.

        Countdown to Closing.    Typically, after the contract is accepted, our licensed agents work closely with the buyer through the contingency period, when the buyer has a home inspection and arranges home financing. In addition, our buyers can use the Countdown to Closing feature of our website to keep track of key dates and contact information, view transaction documents and find helpful information as they approach closing.

        Payment of client.    We pay our clients by check within 14 days after closing. Or, if the buyer prefers, we pay them in the form of a credit at closing. The choice is up to the buyer, unless state law or the lender requires that one of these approaches be used.

        Customer support.    When we represent buyers, we provide them 24/7 phone support by customer service representatives. In addition, we assign a licensed agent to each buyer that we represent, who assist our buyers by phone from our regional offices.

        As of October 22, 2007, customers using our buy-side services have, since the launch of our buy-side operations in April 2006:

  •
  saved more than 49,500 properties to their "My BuySide" page on our website;

  •
  submitted more than 13,000 requests for us to schedule a personal visit of a property or provide an open house schedule;

  •
  saved on our website more than 2,090 requests for us to prepare purchase offers (buyers can save these requests and then return later to edit them and submit them to us for processing);

  •
  submitted to us more than 1,100 requests for us to prepare purchase offers;

  •
  had 254 accepted offers to purchase properties; and

  •
  closed 222 property purchases.

During the period from January 1, 2007 to October 22, 2007, customers using our buy-side services have submitted to us mortgage pre-approvals for properties with a total list price of over $415,000,000.

      Sell-side services

        We serve sell-side real estate consumers by providing free MLS listing services, granting home sellers with access to a critical marketing channel that would otherwise require them to pay a significant listing fee. We also enable sellers and agents to self-publish their homes on our website for no charge. We use these free services as a client acquisition and branding tool.

        Multiple listing service.    We provide a free MLS listing service. This service enables sellers to list their homes through an automated, online process in which they input the data needed for listing, upload photos and review and electronically sign listing documents. The data that we gather is customized for each MLS, in addition to the documents that the seller signs and reviews. We provide free MLS listings for sellers on a total of 27 MLSs in 20 states as of October 22, 2007. In some states, such as California and Florida, we are a member of several MLSs. We expect in the future to join more in the states where we are already a member of an MLS. We believe that an MLS listing is the most powerful channel for marketing a home. An MLS listing exposes the property to real estate brokers and agents who use the MLS, and indirectly to buyers who are their clients. In most MLSs, an MLS listing also causes the home to be displayed on numerous real estate search sites, including Realtor.com, MSN.com, WSJ.com and websites of brokers who are MLS participants.

        Free personalized website for sellers and agents.    We enable sellers and agents in all 50 states to self-publish homes on our website. Using this free publishing tool, sellers and agents can post exceptionally rich content about homes, including unlimited photos and videos and detailed descriptions. Sellers and agents can leverage the exposure on our websites by also posting the home on sites such as Craigslist.com and linking back to the photos and other rich content about the home on our website. Sellers can also leverage that exposure by using our free MLS listing, which causes the home to appear on Realtor.com, with links back to the home posting on our website.

      Additional services

        We intend to launch our agent referral service and flat-fee real estate brokerage services by the end of 2007. The agent referral service will refer customers to real estate brokers, in return for a fee paid to us by the broker. Our flat-fee brokerage service will offer a la carte real estate brokerage services to home sellers and buyers, in return for an upfront fee. We also expect to roll-out our mortgage brokerage operations, which we launched in California in May 2007, and in Florida in September 2007. In addition, we expect to provide title services in the future.

Marketing and Publicity

        Our marketing strategy employs a mix of media, including the Internet, television, print, radio, direct-mail and outdoor signage. Our advertising directs interested prospects to our websites for more information. To date, we have received extensive media coverage including television, radio, newspaper and magazine articles and reports.

        We have been featured in articles in the Wall Street Journal, New York Times, Los Angeles Times, Chicago Tribune, CNNMoney.com, SmartMoney magazine and Money magazine, as well as reports on ABC World News Tonight and Fox News. We believe that this media coverage helps educate consumers about our services and reduces our client acquisition costs. We will continue to aggressively pursue public relations opportunities at both the national and local levels to build brand awareness. We believe it is important to educate consumers about our services, and that media stories are an effective, credible and inexpensive way to accomplish this. We believe the main reason that the press is interested in our story is the unique value proposition that we offer to consumers.

Technology

        Our operations are designed to leverage the efficiencies and scalability of the Internet and other technology. Our comprehensive use of technology enables our agents to support significantly more transactions than traditional competitors. We have developed software that enables buyers to search for homes online and handle many aspects of the purchase transaction online and enables us to efficiently handle requests for MLS listings.

        Software for buy-side services

        MLS search feature and database.    On our website, buyers search our database of over 600,000 MLS listings and more than two million MLS photos. We are able to achieve this scale by aggregating data from many MLS databases and mapping the different feeds, enabling users to search the data in a standardized manner.

        Visiting homes.    Through our software, home buyers view open house schedules and schedule home showings.

        Offers.    Our software includes a "Make an Offer" sequence that enables buyers to enter the key terms on the offer online. The sequence is tailored on a state-by-state basis. In addition, buyers use our online Offer Management feature. This feature displays the history of offers and counteroffers on a property, showing the price, time and date made, with links to documents for offers and counteroffers. It also displays the current status of the offer process.

        Countdown to Closing.    Our buyers use our online Countdown to Closing feature to keep track of key dates and contact information, view transaction documents and find helpful information as they approach closing.

      Software for MLS listings for home sellers

        MLS listing data for home sellers.    Our software enables sellers to provide us listing data online. This application is tailored on an MLS-by-MLS basis. For each MLS, we gather different data from the seller and provide different online help text. Our online process is far more efficient than the traditional approach, in which the agent meets with the customer, verbally asks questions and manually records the answers.

        Document management.    We enable home sellers who request an MLS listing to review and sign documents online. The types of form and content of the forms vary on a state-by-state and MLS-by-MLS basis. When the seller signs a form online, our software automatically stores an electronic copy and provides it to the seller by email. The seller can also view the signed documents online. Our online signature and document storage process is far more efficient that the traditional method of gathering the seller's manual signature and storing and delivering hard copies of documents.

      Software for self-publishing

        Our website is differentiated by the exceptionally rich content that users can publish about their homes, as well as the flexibility that the website offers to users. Our software empowers sellers and agents to input unlimited photos and videos, as well as detailed descriptions about their homes. Sellers and agents create and manage a marketing platform for the home and provide its content. In addition, agents who post homes can market themselves on our site, by including their name, photo and a link to their own site in their home postings.

      Additional technology

        We have developed customer relationship management software to manage interactions between our consumers and our employees. Among other things, this software enables us to monitor queues of tasks that require action, assign tasks to employees, track the progress of real estate transactions and inform the client of the status of various matters.

Intellectual Property

        Our success depends upon our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including trade secrets, copyrights and trademarks, as well as customary contractual protections. We have three registered trademarks, including BuySide Rebate, Countdown to Closing and Where It Pays To Find Your Own Home. We also have pending trademark applications. We do not have any patents or applications for patents. Nor do we have any registered copyrights. Our trade secrets consist primarily of the proprietary software that we have developed for our buy-side services, MLS listing services and self-publishing services, as described in more detail in "Our Business—Technology." Our trade secrets also include operational knowledge of how to provide free MLS listing services in the MLSs where we currently operate.

Competition

        The residential real estate market is highly fragmented, and we have numerous competitors, many of which have greater name recognition, longer operating histories, larger client bases, and significantly greater financial, technical and marketing resources than we do.

        Some of our competitors in the residential real estate brokerage market are traditional brokerage firms, including large national brokerage firms or franchisors, such as Prudential Financial, Inc., RE/MAX International Inc. and Realogy Corporation. Realogy owns the Century 21, Coldwell Banker and ERA franchise brands. Realogy also owns NRT Incorporated, which owns and operates brokerages that are typically affiliated with one of the franchise brands owned by Realogy. We compete with these traditional brokers primarily on price and service. Although our commissions are generally lower than these traditional brokers, consumers may be attracted to traditional brokers because they offer or are perceived to offer higher levels of service.

        We also compete with non-traditional real estate brokerage firms including ZipRealty, Inc., iNest Realty, Inc. (a subsidiary of IAC/Interactive Corp) and Redfin Corporation, each of whom pays cash rebates to clients and relies to a large extent on the efficiencies of the Internet. We compete with these non-traditional brokers primarily on price and service. Our commissions are generally lower than these non-traditional brokers. For example, ZipRealty and Redfin rebate about 20% and 66%, respectively, of their commission to home buyers, whereas we share 75% of our commission with buyers. iNest rebates 1% of the home sale price to buyers. In contrast, as of September 12, 2007, the amount we that have shared with buyers on closed transactions since our launch has been, on average, about 1.98% of the home sale price. Consumers may be attracted to some non-traditional brokers, such as ZipRealty, because they offer or are perceived to offer higher levels of service.

        In addition, we compete with discount real estate listing services, such as ForSaleByOwner.com and BuyOwner.com. We compete with these discount service providers primarily on price and service. We do not charge anything for our MLS listing service. In contrast, discount service providers typically charge their customers hundreds or thousands of dollars to list a home on an MLS. However, consumers may be attracted to some discount listers because they offer or are perceived to offer higher levels of service.

        We compete or may in the future compete with various online services, including Move, Inc., Zillow.com, HouseValues, Inc., HomeGain.com, Yahoo!, Inc., Google Inc. and Trulia, Inc., that also look to attract and monetize home buyers and sellers using the Internet. Move, Inc. operates the Realtor.com website. Move is affiliated with NAR, the National Association of Home Builders, the Manufactured Housing Institute and hundreds of MLSs, which may provide Move, Inc. with preferred access to listing information and other competitive advantages. We compete with these service providers primarily on the information available on our websites, including listings of homes for sale, home valuation and community data. We do not provide home valuation data, and some other sites such as Realtor.com, have more listings and more data about the community.

        We will face significant competition in the home mortgage brokerage industry. Wholesale Access, an industry research and consulting firm, reports that in 2004 there were 53,000 mortgage brokerages operating in the United States with the ten largest accounting for 37.3% of total loan originations. Aside from other mortgage brokerage firms, our competitors include consumer finance companies and commercial banks. We expect to compete in the mortgage industry primarily on price and service. Although we offer competitive mortgage interest rates, consumers may be attracted to other mortgage brokers or lenders because they offer or are perceived to offer a higher level of service.

Regulatory Environment

        Our industry is highly regulated. In the conduct of our business, we must monitor and comply with a wide variety of applicable laws and regulations of both the government and private organizations.

      Government regulation

        We are subject to extensive regulation at the federal, state and local levels.

        Federal regulation.    Federal laws and regulations govern the real estate brokerage business. These include the Real Estate Settlement Procedures Act of 1974, or RESPA, and federal fair housing laws. RESPA requires disclosures to home buyers and sellers of settlement costs and restricts the payment of kickback or referral fees for settlement services. RESPA does not prohibit referral fees paid by one real estate broker to another broker. Federal fair housing laws generally make it illegal to discriminate against protected classes of individuals in housing or brokerage services. Other federal regulations protect the privacy rights of consumers and affect our opportunities to solicit new clients. Like real estate brokerage, mortgage brokerage is subject to RESPA and federal fair housing laws. Mortgage brokerage is also regulated by other federal laws such as the Truth in Lending Act, Regulation Z and the Equal Credit Opportunity Act. Title insurance is also highly regulated.

        State regulation.    Real estate licensing laws vary from state to state, but generally all individuals and entities acting as real estate brokers or salespersons must be licensed in the state in which they conduct business. A person licensed as a broker may either work independently or may work for another broker in the role of an associate broker, conducting business on behalf of the sponsoring broker. A person licensed as a salesperson must be affiliated with a broker in order to engage in licensed real estate brokerage activities. Generally, a corporation engaged in the real estate brokerage business must obtain a corporate real estate broker license. In order to obtain this license, most jurisdictions require that an officer of the corporation be licensed individually as a real estate broker in that jurisdiction. If applicable, this officer-broker is responsible for supervising the licensees and the corporation's real estate brokerage activities within the state. Real estate licensees, whether they are brokers, salespersons, individuals or entities, must follow the state's real estate licensing laws and regulations. These laws and regulations generally prescribe minimum duties and obligations of these licensees to their clients and the public, as well as standards for the conduct of business, including contract and disclosure requirements, record keeping requirements, requirements for local offices, trust fund handling, agency representation, advertising regulations and fair housing requirements. Although payment of rebates or credits to real estate purchasers of the type we offer are permitted in most states, some states either do not permit these rebates or credits or do not permit them in the form that we currently provide them. In each of the states where we currently have operations, we have designated one of our employees as the individually licensed lead broker and we hold a corporate real estate broker's license where required by law. In addition to state laws regarding real estate brokerage, we must comply with state laws regarding mortgage brokerage, including laws that regulate the timing and content of disclosures.

        Local regulation.    Local regulations also govern the conduct of our business. Local regulations generally require additional disclosures by the parties to a real estate transaction or their agents, or the receipt of reports or certifications, often from the local governmental authority, prior to the closing or settlement of a real estate transaction.

      Trade regulation

        In addition to governmental regulations, we are subject to rules and regulations established by private real estate trade organizations, including, among others, local MLSs, NAR, state Associations of Realtors and local Associations of Realtors. The rules and regulations of the various MLSs to which we belong vary, and specify, among other things, how we as a broker member can use MLS listing data, including the use and display of this data on our website.

        The United States Department of Justice, or DOJ, has filed a lawsuit against NAR, that involves access to MLS listings. The DOJ filed the lawsuit in 2005, alleging that NAR had adopted certain MLS policies that illegally restrained competition. Two of these NAR policies were "opt-out" provisions. One created a selective opt-out, which enabled a broker in an MLS to selectively prohibit certain participants in the MLS from displaying the broker's MLS listings on their website. The other created a blanket opt-out, which enabled a broker in an MLS to prohibit all other participants in the MLS from displaying the broker's MLS listings on their websites, even though traditional brokers could easily display these listings in another manner. The lawsuit is still pending. NAR has already repealed the selective opt-out provision. If the DOJ's lawsuit against NAR is decided or settled in a manner that permits selective or blanket "opt-outs," then our access to MLS listings could be restricted, thereby reducing the number of listings that our clients could search on our website. Although this would not affect our ability to share commissions with buyers, it could negatively affect this search feature on our website and thereby make it less attractive to potential home buyers.

        NAR, as well as the state and local Associations of Realtors, also have codes of ethics, rules and regulations governing the actions of members in dealings with other members, clients and the public. We are required to comply with these codes of ethics, rules and regulations by virtue of our membership in these organizations.

Property

        We lease our headquarters office in Chicago, Illinois under a lease ending November 2008. We have a three-year lease for our Miami, Florida office that ends February 2009. We lease our office in San Diego, California under a five-year lease ending November 2010. We recently signed a three-year lease for our San Francisco, California office, which ends June 2010. Our Chicago, Miami, San Diego and San Francisco offices consist of about 13,125, 3,500, 4,400 and 1,168 rentable square feet, respectively. We also lease or use small offices in other cities to comply with licensing requirements. We do not own any real estate. We believe that our leased facilities are adequate to meet our current needs and that additional facilities will be available for lease to meet our future needs.

Employees

        At October 22, 2007, we had a total of 49 employees. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We believe that we have a good relationship with our employees.

Legal Proceedings

        We are not a party to any material pending legal proceedings.

MANAGEMENT

Directors and Executive Officers

        The following table contains information with respect to our directors and executive officers:

Name	Age	Principal Positions With Us
Joseph Fox	41	Chief Executive Officer and Director
Avi Fox	43	Chairman and Director
Joseph Barr	45	President, Chief Financial Officer and Director
Stephen Otis	51	Executive Vice President, General Counsel and Secretary
Lawrence Wert	51	Director
James Roseland	64	Director
Kurt Werth	50	Director
David Dresdner	43	Director

        Joseph Fox has been our Chief Executive Officer and one of our directors from our inception in April 2005. He was our President from April 2005 to July 2005. From October 2001 through March 2005, he served as co-chairman (with his brother Avi Fox, our Chairman) of AFJ Capital, LLC, a Chicago-based investment company. Joseph Fox co-founded Web Street, Inc., an online stock brokerage firm, in 1996, and helped take it public in 1999 and sell it to E*Trade Group, Inc. in 2001. During the period from 1996 to 2001, he served in various positions at Web Street, including as chairman of the board and chief executive officer. Prior to the sale to E*Trade Group, Inc., Web Street managed 140,000 customer accounts with over $1.3 billion in total assets.

        Avi Fox has been one of our directors from our inception in April 2005 and our Executive Chairman since August 2006. He was our Chief Executive Officer from April 2005 to August 2006 (sharing that position with Joseph Fox). From October 2001 through March 2005, he served as co-chairman of AFJ Capital, LLC. With his brother, Joseph Fox, Avi Fox co-founded Web Street in 1996, helped take it public in 1999, and helped sell it to E*Trade Group, Inc. in 2001. During the period from 1996 to 2001, he served in various positions at Web Street, including as chairman of the board and chief executive officer.

        Joseph Barr has been one of our directors since November 2005. He has also been our President since July 2005 and our Chief Financial Officer since April 2005. Mr. Barr was our Executive Vice President from April 2005 through July 2005. From May 2003 through December 2004, Mr. Barr served as chief operating and financial officer of ReView Video LLC, a provider of video, audio and web conferencing solutions. From July 1998 through October 2001, Mr. Barr served as president and chief financial officer of Web Street. After the sale of Web Street to E-Trade, Mr. Barr pursued personal interests during the periods from November 2001 to April 2003 and January 2005 to March 2005. From July 1993 through July 1998, Mr. Barr was the director of internal audit and financial planning for Safety-Kleen Corp. Previously, Mr. Barr was a senior manager with Arthur Andersen LLP, where he worked for ten years. Mr. Barr is a certified public accountant.

        Stephen Otis has been our General Counsel since April 2005, our Secretary since July 2005 and our Executive Vice President since March 2007. From April 2005 to March 2007, Mr. Otis was our Senior Vice President. From 1998 through 2003, Mr. Otis was a partner at the law firm of Altheimer & Gray, where his practice focused on corporate law, mergers and acquisitions, private equity and securities. From 2003 through January 2005, Mr. Otis was a lawyer at the law firm of Schiff Hardin LLP, where his practice had a similar focus.

        Lawrence Wert will become one of our directors upon the closing of this offering. Since 1998, Mr. Wert has been the president/general manager of NBC5 Chicago, a subsidiary of General Electric

Company, which operates the Chicago NBC station. From 1989 to 1998, he was employed by Chancellor Broadcasting (and Evergreen Media Corporation prior to its merger with Chancellor in 1996). Mr. Wert held various positions at Chancellor, including president of Evergreen Media Corporation prior to the merger. Prior to joining Chancellor, Mr. Wert spent ten years with ABC-TV in National TV Sales in Los Angeles, New York and Chicago. In June 2006, Mayor Richard M. Daley named Mr. Wert to a panel of corporate leaders to lead Chicago's bid to host the 2016 Summer Olympic Games.

        James G. Roseland will become one of our directors upon the closing for this offering. From November 2000 to August 2002, he served on the board of Next Level Communications, a publicly traded, Santa Rosa, CA. based technology company, which was later acquired by Motorola, Inc. During a 33 year career at Motorola from 1968 to 2001, Mr. Roseland served in various positions, including most recently as senior vice president and director of finance. While at Motorola, he directed the investor relations and international treasury activities, was involved with strategic planning and acquisitions and held the senior finance role in its paging, data and mobile devices (Cellular) businesses. From 1989 to 1991, he was a director and chairman of the board of the Motorola Employees Credit Union. Since September 2002, following his retirement from Motorola, Mr. Roseland has pursued personal interests.

        Kurt W. Werth will become one of our directors upon the closing of this offering. Since December 2004, Mr. Werth has been a Managing Director and co-founder of Donaldson Werth & Company, a boutique investment banking firm. From January 2002 to September 2004, he was president and chief executive officer of WTS Agencies, a private shipping services company. In December 2001, Mr. Werth led the management buyout of the Liner Division of Inchcape Shipping Services, a private equity-owned international shipping services company, to create WTS Agencies. Mr. Werth spent over 12 years at Safety-Kleen Corp. in various financial and general management positions from July 1987 to January 2000. Mr. Werth is a certified public accountant.

        David Dresdner will become one of our directors upon the closing of this offering. Since May 2004, Mr. Dresdner has been a principal and co-founder of Mosaic Properties & Development, LLC. Mosaic is a commercial real estate company focused on development and value-added acquisitions. From March 1995 to April 2004, he was employed by Related Midwest (formerly known as LR Development Company). At Related Midwest, he served in various positions, including most recently as a principal and senior vice president responsible for acquisitions, financing and overseeing large scale mixed-use projects. Prior to joining Related Midwest, Mr. Dresdner served as a vice president of LaSalle Bank NA in the commercial real estate lending division.

Certain Other Significant Employees

        The following information is supplied with respect to certain other of our significant employees:

        Joshua Katz has been our Senior Vice President-Brokerage Operations since July 2007 and the Senior Vice President-Operations of our subsidiary, IggysHouse.com, Inc., since April 2007. He has been our Managing Broker for the State of Florida since January 2006. From 1996 to 2005, Mr. Katz served in several capacities in the real estate brokerage and real estate development industries, including as the managing broker for Peerless Realty Group, Inc., a real estate brokerage firm, from January 2002 to January 2006.

        David Homan has been our Vice President-Technology Operations since March 2007, and our Director of Technology Operations from January 2007 to March 2007. From 2004 through 2006, Mr. Homan served as director of systems development for DeVry Inc, where he led application development and architecture for the company's IT systems and websites. From 2003 to 2004, he served as the principal of Attenuate Group Inc., an IT consulting firm. From 2001 to 2003, he served as a principal analyst at Doculabs, where he managed industry analysis of emerging technology markets. Earlier in his career, he served as webmaster and senior architect for Ameritech.net, the Internet service provider for the regional Bell operating company.

        Michael Boyle has been our Vice President-Software Engineering since March 2007. From August 2006 until February 2007, Mr. Boyle served as our Architect and Manager of Software Engineering. From December 2003 to December 2005, Mr. Boyle served as director of systems development at WarrenShepell. From April 2003 to December 2003, Mr. Boyle served as the principal of Smith Street Technology, Inc., a software development consulting firm. From November 2001 to March 2003, Mr. Boyle served as a senior software engineer at StyleClick Inc.

Board of Directors

        Upon the closing of this offering, our certificate of incorporation will authorize a board of directors consisting of at least five, but no more than eleven, members, with the number of directors to be fixed from time to time by a resolution of the board. Our board of directors currently consists of three directors and, upon the closing of this offering, will consist of seven directors.

        Upon the closing of this offering, our certificate of incorporation will be amended to divide our board of directors into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our board of directors will be elected each year. The expected terms of these three classes and the expected directors in each class are as follows:

  •
  the Class I directors' initial term will expire at the annual meeting of stockholders to be held in 2008 (our initial Class I directors will be Joseph Barr, Lawrence Wert and David Dresdner);

  •
  the Class II directors' initial term will expire at the annual meeting of stockholders to be held in 2009 (our initial Class II directors will be Avi Fox and Kurt Werth); and

  •
  the Class III directors' initial term will expire at the annual meeting of stockholders to be held in 2010 (our initial Class III directors will be Joseph Fox and James Roseland).

        The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

        We believe that, immediately after the closing of this offer, all of our directors, except Joseph Fox, Avi Fox and Joseph Barr, will be independent under the requirements of the NASDAQ Capital Market, the Sarbanes-Oxley Act of 2002 and the SEC's rules and regulations.

Committees of the Board of Directors

        Immediately prior to the closing of this offering, our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee. Our board may establish other committees from time to time to facilitate the management of our company.

        Audit committee.    Our audit committee will oversee a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including by (1) assisting our board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor's qualifications and independence and the performance of our internal audit function and independent auditors, (2) appointing, compensating, retaining and overseeing the work of any independent registered public accounting firm engaged for the purpose of performing any audits, reviews or attest services, and (3) preparing the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. We will have at least three directors on our audit committee, each of whom will be independent under the requirements of the NASDAQ Capital Market, the Sarbanes-Oxley Act and the rules and regulations of the SEC. We expect that the initial members of our audit committee will be James Roseland, Kurt Werth and David Dresdner. We expect that James Roseland will be our audit committee chair and will be our audit committee financial expert as defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. The audit committee will operate pursuant to a written charter, the full text of which will be posted on our website at www.IggysHouse.com.

        Compensation committee.    Our compensation committee will review and recommend our policies relating to compensation and benefits for our executive officers and other significant employees, including reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluating the performance of our executive officers relative to goals and objectives, determining compensation for these executive officers based on these evaluations and overseeing the administration of our incentive compensation plans. The compensation committee will also prepare the compensation committee report that the SEC requires to be included in our annual proxy statement or annual report on Form 10-K. We will have at least two directors on our compensation committee, each of whom will be independent under the requirements of the NASDAQ Capital Market. We expect that the initial members of our compensation committee will be Lawrence Wert and David Dresdner. We expect that David Dresdner will be our compensation committee chair. The compensation committee will operate pursuant to a written charter, the full text of which will be posted on our website at www.IggysHouse.com.

        Nominating and corporate governance committee.    Our nominating and corporate governance committee will (1) identify, review and recommend nominees for election as directors, (2) advise our board of directors with respect to board composition, procedures and committees, (3) recommend directors to serve on each committee, (4) oversee the evaluation of our board of directors and our management, and (5) develop, review and recommend corporate governance guidelines and policies. We will have at least two directors on our nominating and corporate governance committee, each of whom will be independent under the requirements of the NASDAQ Capital Market. We expect that the initial members of our nominating and corporate governance committee will be David Dresdner and Kurt Werth. We expect that Kurt Werth will be our nominating and corporate governance committee chair. The nominating and corporate governance committee will operate pursuant to a written charter, the full text of which will be posted on our website at www.IggysHouse.com.

Compensation Committee Interlocks and Insider Participation

        Our board of directors did not have a compensation committee in 2006. During 2006, all of our executive compensation decisions were made by Joseph Fox, Avi Fox and Joseph Barr, as our board of directors. Each of them is an executive officer of our company.

Code of Ethics

        Prior to the closing of this offering, our board of directors will adopt a code of ethics for our principal executive and senior financial officers. This code of ethics will apply to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of this code will be posted on our website at www.IggysHouse.com. We intend to disclose future amendments to provisions of our code of ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as required by law or regulation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        Philosophy and objectives

        The primary objective of our compensation policies and programs with respect to executive compensation is to serve our stockholders by attracting, retaining and motivating talented and qualified individuals to manage and lead our business. We focus on providing a competitive compensation package that provides significant short and long-term incentives for the achievement of measurable corporate and individual performance objectives. Immediately prior to the closing of this offering, we will establish a compensation committee and future decisions regarding executive compensation will be the responsibility of that committee. In 2006, we paid our executive officers a mix of base salary and bonus compensation, with all compensation decisions being made by Joseph Fox, our Chief Executive Officer. As a private company, our compensation plans were developed informally by Joseph Fox on an individual basis.

        Elements of executive compensation

        Base salary.    We seek to provide our senior management with a level of base salary in the form of cash compensation appropriate to their roles and responsibilities. Base salaries for our executives have been established based on the executive's qualifications, experience, scope of responsibilities, future potential and past performance and cash available to pay executive compensation. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. In 2006, we considered four factors in determining the base salaries of our named executive officers. These four factors were, in order of significance, (1) creating an incentive to achieve corporate goals, (2) individual performance, (3) cash available to pay compensation, and (4) the total compensation each executive officer previously received while employed with us.

        With respect to the first two factors (incentive and performance), Joseph Fox structured our executive officers' total compensation packages in 2006, which initially included a $100,000 annual base salary for each officer, in a manner that he believed would reward our officers for their personal performance and incentivize them to achieve our primary corporate goals for that year, which goals included the launch of our buy-side website and buy-side real estate brokerage operations in California, Florida and Illinois, the expansion of our buy-side operations into Georgia and Virginia, and the development of our sell-side operations. Notwithstanding his initial compensation determination, in May 2006 and at various points during the year thereafter, Mr. Fox asked our executive officers to forego their cash compensation after considering our then current cash position (the third factor), concluding that our limited cash resources at those points in time should be used for other corporate purposes. The determination of whether there was sufficient cash to pay executive compensation was in each case made subjectively by Mr. Fox without using any formula. In each instance, Mr. Fox examined our cash position and considered our expected near-term cash flow requirements, and subjectively considered which of our corporate goals were more pressing. As a result, our executives' salaries were foregone, not deferred, for the period from May through December 2006.

        On January 26, 2007, after we closed a financing transaction, Mr. Fox decided to resume paying base salaries to our executive officers. At that date, our cash balance was $894,000, which was an amount he subjectively determined to be sufficient to meet our executive salary obligations and our corporate development goals. We therefore resumed paying base salaries to our executive officers on January 29, 2007, retroactive to January 1, 2007.

        In establishing executive officer compensation for 2006, Mr. Fox subjectively evaluated the fourth factor, our officers' total compensation since our inception, on an ongoing basis. Among other things,

Mr. Fox considered the substantial periods of time in 2005 and 2006 during which our executive officers agreed to work without any cash compensation, including during the period from our formation in April 2005 through August 2005 and from May 2006 through December 2006 as discussed above. Mr. Fox concluded that this fourth factor militated strongly in favor of paying our executive officers higher base salaries than what was actually paid to them, but ultimately determined that our limited cash resources and development resource requirements throughout the year precluded him from doing so.

        Incentive cash bonuses.    Our practice is to award incentive cash bonuses to our executive officers based upon their individual performance, as well as our overall business and strategic objectives. In determining the amount of cash bonuses paid to our named executive officers for 2006, we considered the same four factors (and used the same weighting and method of measurement) as in determining their base salaries. We expect that our compensation committee will adopt formal processes for incentive cash bonuses beginning in 2008 and will utilize incentive cash bonuses to reward executives for achieving corporate financial and operational goals and for achieving individual performance objectives. In January 2007, we paid each of Joseph Fox and Avi Fox a cash bonus for 2006 of $100,000. On January 26, 2007, after we closed a financing transaction, Joseph Fox determined that he and Avi Fox should each be paid a bonus for 2006 of $100,000, which we paid the following business day. On that date, our cash balance was $894,000, which Mr. Fox determined to be an amount sufficient to pay these bonuses and also recommended paying base salary compensation to all of our executive officers, as described above. We paid these bonuses to Joseph Fox and Avi Fox as a reward for their unique strategic contributions to our business, including the development of the concept for, and leading the implementation of, our sell-side strategy. We did not pay cash bonuses to Mr. Barr and Mr. Otis for 2006. Mr. Fox believed that for himself and Avi Fox, a cash bonus at that time would best provide incentive to achieve corporate goals, whereas for Mr. Barr and Mr. Otis, equity compensation would best provide that incentive, largely because the former two officers hold a larger equity stake in our company than the latter two. However, he did not make any specific decision at the time regarding whether to issue equity compensation to Mr. Barr and Mr. Otis, and if so, how much, in what form or when.

        Long-term equity compensation.    We believe that successful long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. We have established equity incentive plans to provide our employees, including our named executive officers, with incentives to help align those employees' interests with the interests of our stockholders. Our incentive plans permit the grant of stock options, restricted shares and other stock awards to our executive officers, employees, consultants and non-employee board members. When we hire executive officers in the future, we expect to grant them stock-based awards that will generally vest over a four-year period. We believe that stock-based awards provide an incentive for these officers to continue their employment with us, provide our executive officers with an opportunity to obtain an ownership interest in our company and encourage them to focus on our long-term profitable growth. We believe that the use of stock-based awards will promote our overall executive compensation objectives and expect that equity incentives will continue to be a significant source of compensation for our executives. In determining amounts awarded to our named executive officers in 2006 under our incentive plans, we considered the same four factors (and used the same method of measurement) as in determining base salary. The third factor (cash available) had an indirect effect when determining long-term equity compensation. Specifically, to the extent that this factor caused us not to pay base salary or cash bonuses, it pointed toward providing long-term equity compensation. We did not, however, issue any equity to our executive officers in 2006.

        Earlier, in 2005, we had issued stock options to Joseph Barr, our President and Chief Financial Officer, and Stephen Otis, our General Counsel. These stock options have a maximum term of ten years. Additionally, we granted restricted stock awards to these two officers when they started working for us in 2005.

        In 2007, we issued stock options for an aggregate of 196,550 shares of our common stock to Mr. Barr and Mr. Otis under our 2005 Equity Incentive Plan. These stock options have a maximum term of ten years. The decision to issue these options was made by Joseph Fox. In determining the amount of stock options awarded to Mr. Barr and Mr. Otis in 2007, Mr. Fox considered the same four factors (and used the same method of measurement) as in determining base salary. The third factor (cash available) had an indirect effect in determining long-term equity compensation. Specifically, to the extent that this factor limited our ability to pay base salary or cash bonuses, it pointed toward providing long-term equity compensation. When deciding to issue these option grants to Mr. Barr and Mr. Otis in 2007, Mr. Fox focused most heavily on creating an incentive to achieve our corporate goals (which included, at the time of determination, the launch and successful operation of our sell-side services).

        The stock options and restricted stock awards issued to Mr. Barr in 2005 are fully vested. We fully vested them in 2006 when Mr. Barr personally guaranteed a $100,000 bank line of credit to us. The stock options and restricted stock awards issued to Mr. Otis in 2005 vest as to 25% of the shares underlying the grant on each of the first four anniversaries of the grant date, and vest in full upon a change of control.

        On October 3, 2007, we issued to Mr. Barr and Mr. Otis restricted stock awards for a total of 200,000 shares of common stock under our 2005 Equity Incentive Plan for total cash consideration of $1,000. These restricted stock awards vest one-third on March 15, 2009, March 15, 2010 and March 15, 2011, in each case if Mr. Barr and Mr. Otis are still working for us as of those dates. However, the shares underlying the grants will not vest until we earn an aggregate of $18 million in revenue in four or less consecutive quarters. If we do not meet this revenue target by December 31, 2010, then these awards will be forfeited. Joseph Fox determined that this issuance of restricted stock awards to Mr. Barr and Mr. Otis was desirable because a substantial portion of their compensation during the years that they have worked for us has been in the form of stock options, and the five-for-one reverse stock split contemplated to occur before the completion of this offering will cause many of their options to have an exercise price per share that is greater than the estimated initial public offering price of our common stock. Mr. Fox determined that this issuance of restricted stock awards to Mr. Barr and Mr. Otis was appropriate in order to incentivize them to achieve corporate goals (which, as of the date of the determination, included the anticipated launch of our agent referral and flat fee real estate brokerage services) and to reward them for individual performance and service to our company. Mr. Fox also determined that the restricted stock awards, all of which were unvested upon grant, create an incentive for Mr. Barr and Mr. Otis to remain employed with us in the future.

        Other compensation.    Our executive officers are eligible to receive the same benefits, including non-cash group life and health benefits, that are available to all employees. In January 2006, we began offering a 401(k) plan to our employees, including our named executive officers. This plan permits employees to make contributions up to a statutory maximum and permits us to make matching or profit-sharing contributions. To date, we have not made or committed to make any matching or profit-sharing contributions under this plan.

        Policies related to compensation

        Guidelines for equity awards.    We have not formalized a policy as to the amount or timing of equity grants to our executive officers. We expect, however, that the compensation committee will approve and adopt guidelines for equity awards. Among other things, we expect that the guidelines will specify procedures for equity awards to be made under various circumstances, address the timing of equity awards in relation to the availability of information about us and provide procedures for grant information to be communicated to and tracked by our finance department. We anticipate that the guidelines will require that any stock options or stock appreciation rights have an exercise or strike price not less than the fair market value of our common stock on the date of the grant.

        Stock ownership guidelines.    As of the date of this prospectus, we have not established ownership guidelines for our executive officers or directors.

        Compliance with Sections 162(m) and 409A of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executive officers, unless such compensation qualifies as performance-based compensation. Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders. At least for the next several years, we expect the cash compensation paid to our executive officers to be below the threshold for non-deductibility provided in Section 162(m), and our 2007 Equity Incentive Plan will afford our compensation committee with the flexibility to make a variety of types of equity awards to our executive officers, the deductibility of which will not be limited under Section 162(m). However, as our compensation committee, which is only now being formed, will fashion our future equity compensation awards, we do not now know whether any such awards will satisfy the requirements for deductibility under Section 162(m).

        We also currently intend for our executive compensation program to satisfy the requirements of Internal Revenue Code Section 409A, which addresses the tax treatment of certain nonqualified deferred compensation benefits.

Summary Compensation Table

        The following table provides information concerning the compensation for services in all capacities to us during 2006, earned by Joseph Fox, our Chief Executive Officer, Avi Fox, our Chairman, Joseph Barr, our President and Chief Financial Officer, and Stephen Otis, our Executive Vice President and General Counsel. We refer to these four individuals in this prospectus as our named executive officers.

Name and principal positions	Year	Salary ($)	Bonus ($)(1)	Option awards ($)(2)	Total ($)
Joseph Fox Chief Executive Officer	2006	$30,769	$100,000	—	$130,769
Avi Fox Chairman	2006	$30,769	$100,000	—	$130,769
Joseph Barr President and Chief Financial Officer	2006	$30,769	—	$61,752	$92,521
Stephen Otis Executive Vice President, General Counsel and Secretary	2006	$30,769	—	$34,113	$64,882

(1)
Paid in January 2007.

(2)
These amounts were calculated utilizing the provisions of SFAS No. 123(R), Share-Based Payment. See Note 14 to our consolidated financial statements included in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation" for information regarding the assumptions used in the valuation of equity awards.

        From January through May 2006, we paid each of Joseph Fox, Avi Fox, Joseph Barr and Stephen Otis a salary at the rate of $100,000 per year. However, in May 2006, we discontinued paying salaries to these executive officers in order to make cash available for other corporate needs. From May 2006 to December 2006, we paid no salary to these executive officers. Thus, the total salary that we paid to each of them in 2006 was $30,769.

        In 2006, we did not grant any new stock options or stock awards to these officers. However, in August 2006, Joseph Barr personally guaranteed a $100,000 line of credit for us, and in return, among other things, we accelerated the vesting of all of his then outstanding stock options to purchase    shares of our common stock.

        From our April 11, 2005 inception to December 31, 2006, each of Joseph Fox and Avi Fox received total compensation of $61,154, which consisted entirely of salary. In January 2007, we paid each of Joseph Fox and Avi Fox a bonus of $100,000. These bonuses were determined based upon our available cash at the time, their service to our company and the amount of salary paid to them in 2005 and 2006.

Employment Agreements

        We have entered into employment agreements with Joseph Fox, Avi Fox, Joseph Barr and Stephen Otis. Each of the employment agreements will be effective on the closing of this offering, has a three-year term and automatically extends in one-year increments unless we notify the executive in that year that his employment agreement will not be extended.

        Before entering into these employment agreements, the 2007 base salary was $160,000 each for Avi Fox and Joseph Fox and $137,500 each for Joseph Barr and Stephen Otis. The employment agreements provide for annual base salaries at the following initial rates: $175,000 each for Joseph Fox and Avi Fox and $150,000 each for Joseph Barr and Stephen Otis. The annual base salaries will be reviewed each year by the compensation committee, but cannot be decreased from the amount in effect in the previous year. The employment agreements also make each executive eligible for annual bonuses determined by the compensation committee; provided, that beginning in 2008 the annual bonus shall be at least 25% of base salary and paid throughout the year in equal quarterly installments beginning in the first quarter of 2008, and except that a bonus for 2007 equal to at least 25% of the base annual salary rate in effect at the beginning of the term of the employment agreement shall be paid by December 31, 2007. The employment agreements also provide that these officers are eligible to participate in our equity incentive plans and other employee benefit programs.

        Our decision to enter into these new employment agreements, each of which provides for a salary increase above current compensation levels, was made by Joseph Fox, our Chief Executive Officer. Mr. Fox based his decision to increase the salaries of our named executive officers on three factors (listed in order of the weight given to them by Mr. Fox when making this decision): (1) creating an incentive to achieve corporate goals, (2) individual performance, and (3) cash available to pay compensation. Mr. Fox subjectively determined that the increase in compensation under these agreements would create an incentive for our executive officers to remain employed with us, which he considered important to our ability to achieve corporate goals (the first factor). Mr. Fox also subjectively evaluated the individual performance of our executive officers (the second factor), and concluded that our executive officers' performance pointed strongly toward an increase in their compensation. In making that determination, Mr. Fox placed heavy weight on the fact that he and Avi Fox developed the concept for, and led the implementation of, our sell-side strategy. He also placed heavy weight on Mr. Barr's successful management of our operations and our financial function, and Mr. Otis' analysis and structuring of our various service offerings, including our sell-side service, in numerous states and MLSs in a heavily regulated industry. Mr. Fox considered the third factor (available cash), and concluded that we will have sufficient cash to pay these salaries because the employment agreements will not be effective unless and until this offering closes. We believe that, following receipt of the net proceeds of the offering, our substantially improved cash position will enable us to meet our compensation obligations under these agreements and continue to expand and develop our business.

        The employment agreements impose on each employee post-termination non-competition, non-solicitation and confidentiality obligations. Under the agreements, each officer will agree not to compete with our business in the United States, subject to certain limited exceptions, for a period of two years after termination of his employment (provided that the agreements are terminated other than for good reason by the officers or without cause by us). Each officer will further agree, for a period of three years after termination of his employment, to refrain from inducing, or attempting to induce, any of our customers or employees to curtail or terminate their relationship or employment with us, as applicable. Each officer will also agree to maintain the confidentiality of all confidential or proprietary information of our company, and assign any inventions to us that he acquired or developed during his relationship with us.

        The employment agreements provide for payments and benefits upon termination of employment in addition to those previously accrued. If the executive is terminated due to death or disability, the executive will receive (in addition to items previously accrued):

  •
  instead of a bonus (other than accrued and unpaid guaranteed bonus) for that year, a lump sum cash payment equal to the average annual bonus in recent years (calculated as described below), prorated to reflect the part of the year completed before termination; and

  •
  in case of disability, continued health, medical and life insurance coverage until age 65.

        If we terminate the executive's employment without cause, including after a change in control, or if the executive terminates employment for good reason, the executive will receive (in addition to items previously accrued):

  •
  a lump sum cash payment equal to (1) the sum of his then-current annual base salary, plus his then-current guaranteed cash bonus, plus the average annual bonus in recent years (calculated as described below), multiplied by (2) 2.9, in the case of each of Joseph Fox and Avi Fox, and 2.5 in the case of each of Joseph Barr and Stephen Otis;

  •
  instead of a bonus (other than accrued and unpaid guaranteed bonus) for that year, a lump sum cash payment equal to his average annual bonus in recent years (calculated as described below), which, unless the termination occurs within the period beginning on the date of a change in control and ending two years after a change in control, will be prorated to reflect the part of the year completed before termination; and

  •
  continued health, medical and life insurance coverage for one year.

        In each case, the average annual bonus in recent years is calculated by using the most recent (up to three) calendar years in which the executive worked for us for the entire year. If the executive was not eligible for, or did not receive, a bonus during any of those years, then we deem the average annual bonus to be equal to the target annual bonus for the year of termination. When calculating the average annual bonus, any guaranteed cash bonus is disregarded.

        If payments under the employment agreement are subject to the golden parachute excise tax, we must pay an additional gross-up amount so that his after-tax benefits are the same as if no excise tax had applied.

        In addition, if we terminate Joseph Fox or Avi Fox without cause or either of them terminates his employment for good reason, then during the period starting 30 days after a change in control and ending two years after a change in control, we will use our reasonable best efforts to register the offer and sale of shares of our common stock that Joseph Fox or Avi Fox, as the case may be, beneficially owns.

Potential Payments Upon Termination or Change in Control

        As of December 31, 2006, there were no potential payments or benefits payable to our named executive officers upon their termination or in connection with a change in control. See "Employment Agreements" above for a description of the provisions under the employment agreements we expect to enter into with our named executive officers regarding payments and benefits to them upon termination of their employment.

Grants of Plan-Based Awards in 2006

        We did not grant any plan-based awards to our named executive officers in 2006.

Outstanding Equity Awards at Fiscal Year-End

        The following table reflects the equity awards held by the named executive officers that were outstanding as of December 31, 2006:

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Option exercise price ($)	Option expiration date
Avi Fox	—	N/A	N/A
Joseph Fox	—	N/A	N/A
Joseph Barr	51,500	$3.35	October 18, 2015
Stephen Otis	7,113	$3.35	October 18, 2015

Option Exercises and Stock Vested in 2006

        None of our named executive officers exercised any options, nor did any unvested stock granted to our named executive officers vest, during fiscal year 2006.

2007 Equity Incentive Plan

        Prior to the closing of this offering, we expect to adopt our 2007 Equity Incentive Plan. The purposes of the plan are to attract and retain qualified persons upon whom our sustained progress, growth and profitability depend, to motivate these persons to achieve long-term company goals and to more closely align these persons' interests with those of our other stockholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants and non-employee directors are eligible to participate in the plan. Upon adoption, there will be 1,500,000 shares of our common stock reserved for issuance under the 2007 Equity Incentive Plan.

        Administration of plan.    The plan is administered by our compensation committee which interprets the plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions applicable to, awards. The committee may establish, amend, suspend or waive any rules relating to the plan, and make any other determination or take any other action that may be necessary or advisable for the administration of the plan. Except as otherwise expressly provided in the plan, all determinations, designations, interpretations and other decisions of the committee are final, conclusive and binding. All determinations of the committee will be made by a majority of its members. The plan permits the compensation committee to authorize one or more of our officers to grant awards to persons other than themselves or any person subject to Section 16 of the Securities Exchange Act of 1934.

        Awards.    The plan allows us to grant the following types of awards:

  •
  stock options (non-qualified and incentive stock options);

  •
  stock appreciation rights, or SARs;

  •
  restricted and unrestricted stock;

  •
  stock units;

  •
  performance units; and

  •
  other stock-based and cash-based awards.

        Stock options.    Options may be granted by our compensation committee and may be either non-qualified stock options or incentive stock options. Options are subject to the terms and conditions, including vesting conditions, set by the committee (and incentive stock options are subject to further statutory restrictions). The exercise price for all stock options granted under the plan will be determined by the committee, except that no stock options can be granted with an exercise price that is less than the fair market value of our common stock on the date of grant. Further, stockholders who own greater than 10% of our voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of our common stock on the date of grant. The term of all stock options granted under the plan will be determined by the committee, but may not exceed ten years (five years for incentive stock options granted to stockholders who own greater than 10% of our voting stock). No incentive stock option may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that optionee, would have an aggregate fair market value in excess of $100,000. In the event an optionee is awarded $100,000 in incentive stock options in any calendar year, any incentive stock options in excess of $100,000 granted during the same year will be treated as non-qualified stock options. Each option will be exercisable at such time and pursuant to such terms and conditions as determined by the committee in the applicable stock option agreement. Each option gives the grantee the right to receive a number of shares of our common stock upon exercise of the option and payment of the exercise price. The exercise price must be paid in a form acceptable to the committee for that purchase, including by cash, check or wire transfer, or shares of our common stock.

        SARs.    SARs may be granted alone or in tandem with stock options granted under the plan. A SAR granted under the plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value at the date of exercise of a share of our common stock over a specified price, known as the strike price, fixed by the committee, which will not be less than the fair market value of our common stock on the grant date of the SAR. Payment may be made in cash, in shares, in any combination thereof or in any other manner approved by the committee.

        Restricted stock and restricted stock units.    Restricted stock is an award of shares of our common stock that are subject to restrictions determined by the committee. Stock units are awards denominated in units of our common stock. The committee will determine any restrictions for each award of restricted stock or stock units, including any repurchase or forfeiture restrictions based on continuous service or achievement of performance goals. The committee will determine the purchase price, if any, in the case of restricted stock.

        Performance units.    Performance units are any grant of (1) a unit valued by reference to a designated number of shares of common stock, or (2) a unit valued by reference to a designated amount of property, other than shares of common stock. Performance units may be paid in such manner as the committee determines, including in cash, shares of common stock, other property or combination thereof.

        Change in control.    Except as otherwise set forth in an award agreement, in the event of a change in control (as defined in the plan) of our company, all awards will become vested and all restrictions will lapse, as applicable, except to the extent that the acquiring or surviving entity assumes the outstanding awards. Furthermore, no payment of an award will be accelerated to the extent that the payment would violate Section 409A of the Internal Revenue Code. The committee may (1) make any adjustments to an outstanding award to reflect the change in control or (2) cause the acquiring or surviving entity to assume or substitute rights with respect to an outstanding award. Furthermore, in connection with certain changes of control, the committee may cancel any outstanding unexercised options or SARs (whether or not vested) that have an exercise price or strike price, as applicable, that is greater than the fair market value of our common stock as of the date of the change in control. In connection with certain changes of control, the committee will also have the ability to cash out any options or SARs (whether or not vested) that have an exercise price or strike price, as applicable, that is less than the fair market value of our common stock as of the date of the change in control.

        Termination of employment.    With respect to stock options granted pursuant to an award agreement (unless the agreement provides otherwise), in the event of a grantee's termination of employment or service for any reason other than cause, the grantee's stock options (to the extent exercisable at the time of termination) generally will remain exercisable until three months after termination and thereafter will be cancelled and forfeited to us. In the event of a grantee's termination of employment or service for cause, the grantee's outstanding stock options will immediately expire.

        Amendment and termination.    Unless the plan is earlier terminated by our board of directors, the plan will automatically terminate ten years after it is adopted by our board (which adoption we expect to occur shortly before the closing of this offering). Awards granted before the termination of the plan may extend beyond that date in accordance with their terms. The committee is permitted to amend the plan or the terms and conditions of outstanding awards, including to extend the exercise period and accelerate the vesting schedule of the awards, but no action may adversely affect the rights of any participant with respect to outstanding awards without the applicable grantee's written consent. Stockholder approval of any amendment will be obtained if required to comply with applicable law or the rules of the NASDAQ Capital Market.

        Transferability.    Unless otherwise determined by the committee, awards granted under the plan are not transferable except by will or the laws of descent and distribution, or to a beneficiary on a form approved by us, or as otherwise permitted by the committee.

        Adjustments.    In the event a stock dividend, stock split, reorganization, recapitalization, spin-off or other similar event affects shares such that the committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits intended to be made available under the plan, the committee will (among other actions and subject to certain exceptions) adjust the number and type of shares available under the plan, the number and type of shares subject to outstanding awards and the exercise price of outstanding stock options and other awards.

        Registration.    We intend to file a registration statement on Form S-8 covering the shares of our common stock reserved for issuance under the plan.

2005 Equity Incentive Plan

        On April 12, 2005, we adopted our 2005 Equity Incentive Plan. As of October 26, 2007, there were outstanding under the plan: (1) stock awards for 551,487 shares of our common stock and (2) options to purchase a total of 485,911 shares of our common stock at a weighted average exercise price of $5.56 per share. As of October 26, 2007, there were 12,602 shares of our common stock reserved for future grant or issuance under the 2005 plan. We do not intend to issue any more securities under our 2005 Equity Incentive Plan, other than shares of common stock upon exercise of outstanding options.

        The stock options that are outstanding under our 2005 Equity Incentive Plan generally provide for vesting over four years, with 25% of the shares underlying the options vesting on each of the first four anniversaries of the vesting commencement date. The vesting commencement date is generally on or shortly before the grant date of the option. However, in some cases the options are fully vested at grant. In the event of a change of control (as defined in the plan), all outstanding awards under the plan will immediately vest and all restrictions will lapse, except to the extent that the successor company assumes the outstanding awards. Furthermore, upon a change of control, our board of directors will have the authority to cancel any outstanding stock option awards, in which case the option holder would be entitled to receive the amount, if any, by which the acquisition price of our common stock multiplied by the number of shares of common stock subject to the holder's option exceeds the aggregate exercise price for the option. Pursuant to their grant agreements, the stock options granted to Messrs. Barr and Otis under the plan, to the extent they are still unvested, will vest in full immediately upon a change of control.

        The restricted stock awards that were issued to our executive officers under our 2005 Equity Incentive Plan are vested, except that 52,500 shares of a stock award to Mr. Otis are unvested. Half of these unvested shares will vest on April 12, 2008 and the other half will vest on April 12, 2009, unless earlier upon a change of control. In addition, on October 3, 2007, we issued to Mr. Barr and Mr. Otis restricted stock awards for a total of 200,000 shares of common stock under our 2005 Equity Incentive Plan for total cash consideration of $1,000. These restricted stock awards vest one-third on March 15, 2009, March 15, 2010 and March 15, 2011, in each case if Mr. Barr or Mr. Otis, as applicable, is still working for us as of those dates. However, the shares underlying the grants will not vest until we earn an aggregate of $18 million in revenue in four or less consecutive quarters. If we do not meet this revenue target by December 31, 2010, then these awards will be forfeited. Upon a change of control, any outstanding shares relating to these awards will vest in full if Mr. Barr or Mr. Otis, as applicable, is employed by us at the time of the change in control. If Mr. Barr or Mr. Otis cease to be employed by us, then any unvested portion of the award held by him will be forfeited.

Compensation of Directors

        During our fiscal year ended December 31, 2006, and through the date of this prospectus, our only directors were Joseph Fox, Avi Fox and Joseph Barr, all of whom are officers and employees. We have never made any equity or non-equity awards or paid any other compensation to any of these directors, except for the equity awards and other compensation provided to them as our officers and employees.

        We intend to issue stock options exercisable for 5,000 shares of common stock, with an exercise price equal to the initial public offering price, to each of our non-employee directors under our 2007 Equity Incentive Plan. These options will vest in four equal annual installments beginning on the first anniversary date of the grant and expire in ten years.

        Effective upon consummation of this offering, each non-employee director will be paid an annual retainer of $18,000 for his or her services as a director, and $300 for each board meeting attended. In addition, the chairperson of our audit committee upon designation as chairperson will receive an additional option to purchase 1,000 shares of our common stock. Thereafter, upon each anniversary of his or her designation as chairperson of the audit committee, the chairperson will receive an option to purchase 1,000 shares of our common stock; provided, that the chairperson attended a minimum of 75% of the audit committee meetings held in the prior year. We intend to grant to each non-employee director nonqualified stock options exercisable for 5,000 shares of common stock, on the date of each annual stockholders' meeting if such director is elected at such meeting to serve as a non-employee director or continues to serve as a non-employee director. Each non-employee director appointed other than at the annual stockholders' meeting will be granted a pro rata amount of such equity awards. The restricted stock and/or nonqualified stock options granted to non-employee directors will vest in four annual installments commencing on the first anniversary date. All options granted to non-employee directors will terminate ten years after the grant date. All directors will also be reimbursed for their reasonable out-of-pocket expenses incurred in attending board and board committee meetings and associated with board or board committee responsibilities. Our director compensation program is subject to change by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our common stock as of October 26, 2007, and as adjusted to reflect the sale of the shares of common stock offered in this offering, for:

  •
  each person or group known to us to beneficially own 5% or more of our common stock;

  •
  each of our directors and director nominees;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains an address of One South Wacker Dr., Suite 1900, Chicago, IL 60606.

        The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after October 26, 2007 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

		Percentage of shares outstanding
	Number of shares beneficially owned
Beneficial owner		Before offering	After offering
Joseph Fox(1)	2,240,233	42.0%	26.9%
Avi Fox(1)	2,240,233	42.0%	26.9%
AFJ Investments, LLC	2,140,230	40.1%	25.7%
Ari Blumofe(2)	430,000	8.1%	5.2%
Gregg Shanberg and Ellen Shanberg(3)	378,000	7.1%	4.5%
Joseph Barr(4)	401,500	7.5%	4.8%
Stephen Otis(5)	319,225	6.0%	3.8%
Lawrence Wert	70,000	1.3%	0.8%
James Roseland	—	0.0%	0.0%
Kurt Werth(6)	9,817	0.2%	0.1%
David Dresdner	12,233	0.2%	0.1%
All directors and executive officers as a group(1)(4)(5)(6)	3,053,008	56.5%	36.3%

(1)
Includes 2,140,230 shares held by AFJ Investments, LLC, a member-managed limited liability company of which Avi Fox and Joseph Fox are the sole two members and 100,000 shares of common stock issuable upon conversion of shares of preferred stock into common stock held by AFJ Capital, LLC, a member-managed limited liability company of which Avi Fox and Joseph Fox are the sole members. Avi Fox and Joseph Fox each have shared voting and investment power with respect to the shares beneficially owned by AFJ Investments, LLC and AFJ Capital, LLC. Amounts give effect to the termination of certain voting agreements immediately prior to the closing of this offering.

(2)
Ari Blumofe has advised us that he maintains an address at 6838 N. Kilpatrick, Lincolnwood, IL 60712.

(3)
Gregg and Ellen Shanberg have advised us that they maintain an address at 27 Trumpet Vine, Irvine, CA 92606.

(4)
Includes 51,500 shares issuable upon exercise of options held by Joseph Barr that are currently exercisable or exercisable within 60 days of October 26, 2007.

(5)
Includes 14,225 shares issuable upon exercise of options held by Stephen Otis that are currently exercisable or exercisable within 60 days of October 26, 2007.

(6)
Includes 1,750 shares issuable upon exercise of warrants held by Kurt Werth that are currently exercisable or exercisable within 60 days of October 26, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loan from AFJ Capital

        At December 31, 2006, we had outstanding indebtedness of $729,008 to AFJ Capital, our majority stockholder. This indebtedness was related to an unsecured, noninterest bearing loan to us from AFJ Capital, which is owned and controlled by Joseph Fox, our Chief Executive Officer, and Avi Fox, our Chairman. The accompanying consolidated statement of operations for the year ended December 31, 2006 includes $9,508 of imputed interest expense on this loan, based on the 8.25% rate of interest paid on our bank lines of credit in 2006. This same amount was credited to stockholders' equity as a capital contribution from AFJ Capital. We repaid $529,008 of the principal outstanding under this loan as of March 31, 2007 and repaid the remaining $200,000 in May 2007.

Stockholder Agreements

        We have entered into stockholder agreements with Joseph Barr, Stephen Otis, Ari Blumofe, and Gregg Shanberg and Ellen Shanberg. To our knowledge, these stockholders beneficially own 401,500, 319,225, 430,000 and 378,000 shares of our common stock, respectively.

        Each of these stockholder agreements applies to all shares of our common stock owned at any time by these stockholders or their transferees. They include restrictions on transfer that continue to apply after an initial public offering. For Messrs. Barr and Otis, during the period starting on our initial public offering and ending on the first anniversary of the initial public offering, they (and their transferees) may not sell a percentage of their respective shares of common stock that is more than twice the percentage of our common stock sold by AFJ Capital, LLC during that period. During the period starting on the day after the first anniversary of our initial public offering and ending on the second anniversary of the initial public offering, they (and their transferees) may not sell a percentage of their respective shares of common stock that is more than three times the percentage of our common stock sold by AFJ Capital during that period. During the period starting on the day after the second anniversary of our initial public offering and ending 30 months after the initial public offering, they (and their transferees) may not sell a percentage of their respective shares of common stock that is more than four times the percentage of our common stock sold by AFJ Capital during that period. Ari Blumofe and Gregg and Ellen Shanberg (including each of their respective transferees), during the period beginning on our initial public offering and ending on the fifth anniversary with respect to Ari Blumofe, and the fourth anniversary with respect to Gregg and Ellen Shanberg, of such offering, may not sell a percentage of their respective shares of our common stock that is greater than the percentage of our common stock sold by AFJ Capital during such period.

Warrant to AFJ Capital

        On January 26, 2007, AFJ Capital purchased 20 shares of the Series A senior convertible preferred stock for $500,000. On this same date, we issued to AFJ Capital, for $50 cash consideration, a warrant to purchase 10,000 shares of our common stock for a total exercise price of $50,000. This warrant was offered to any investor who purchased at least $300,000 of the Series A senior convertible preferred stock and allowed the investor to purchase a number of shares of our common stock equal to 10% of the number of such shares into which the Series A senior convertible preferred stock purchased are initially convertible. AFJ Capital was the only investor who purchased at least $300,000 of our Series A senior convertible preferred stock in this offering.

Guarantees of Indebtedness

        We have three working capital lines of credit with Cole Taylor Bank, N.A., for $800,000, $400,000 and $100,000, respectively. The first two lines are personally guaranteed by Avi Fox, and the third line is personally guaranteed by Joseph Barr. Avi Fox is our Chairman and Joseph Barr is our President

and Chief Financial Officer. The lines of credit earn interest at the bank's prime rate, payable monthly, which rate was 7.75% as of October 22, 2007. The $800,000 and $100,000 lines expire on July 14, 2008. The $400,000 line expires on December 1, 2007, and is renewable on a month-to-month basis at the discretion of the lender. As of October 22, 2007, there was $900,000 of total principal amount outstanding on the $800,000 and $100,000 lines of credit, and none outstanding under the $400,000 line of credit. The amounts outstanding under these three lines of credit may fluctuate. We intend to repay in full and terminate each of these lines of credit upon the completion of this offering.

Bridge Note Offering and Exchange

        In July 2007, we issued and sold a $1,000,000 principal amount convertible bridge note and warrant to Glen Taylor, who owns more than 5% of our outstanding Series A Preferred Stock which votes on an as-converted basis with our common stock and will convert into shares of common stock prior to the consummation of this offering. In October 2007, we exchanged this convertible bridge note and warrant for a $1,000,000 principal amount non-convertible bridge note.

Policies and Procedures for Related Party Transactions

        Prior to the closing of this offering, we will adopt a written policy that requires any transaction, arrangement or relationship in which we will be a participant and the amount involved exceeds $120,000, and in which any of our directors, executive officers or stockholders owning at least 5% of any class of our voting securities, or any of their immediate family members or any entity in which any of the foregoing persons is employed or is a general partner or principal had or will have a direct or indirect material interest, to be submitted to our audit committee for review, consideration and approval. In the event that a proposed transaction with a related person involves an amount that is less than $120,000, the transaction will be subject to the review and approval of our General Counsel (or our Chief Financial Officer in the event our General Counsel, an immediate family member of the General Counsel, or an entity in which our General Counsel or a member of his immediate family is employed or is a general partner or principal is a party to such transaction). If the transaction is approved by our General Counsel or Chief Financial Officer, such officer will report the material terms of the transaction to our audit committee at its next meeting. The policy will provide for periodic monitoring of pending and ongoing transactions. In approving or rejecting the proposed transaction, our audit committee will consider the relevant facts and circumstances available to it, including, (1) the impact on a director's independence if the related person is a director or his or her family member or related entity, (2) the material terms of the proposed transaction, including the proposed aggregate value of the transaction, (3) the benefits to us, (4) the availability of other sources for comparable services or products (if applicable), and (5) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to our employees generally. Our audit committee will approve only those transactions that the committee determines to be, in light of known circumstances, in, or not inconsistent with, our best interests and the best interest of our stockholders.

DESCRIPTION OF CAPITAL STOCK

General Matters

        As of October 26, 2007, our authorized capital stock consisted of 100,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, of which 200 shares were designated as Series A senior convertible preferred stock, par value $0.001. As of October 26, 2007, we had outstanding 4,834,503 shares of common stock and 100 shares of Series A senior convertible preferred stock. As of October 26, 2007, we had 167 stockholders of record.

        Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, 8,334,503 of which will be outstanding, and 10,000,000 shares of undesignated preferred stock, none of which will be outstanding.

        The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as Exhibits 3.1 and 3.2 to the registration statement of which this prospectus forms a part. When this prospectus refers to our certificate of incorporation and bylaws, it is referring to them as they will be amended upon the closing of this offering.

        Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors.

        These provisions include elimination of stockholder action by written consents, elimination of the ability of stockholders to call special meetings and advance notice procedures for stockholder proposals.

Common Stock

  Voting rights.

        Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

  Dividends.

        The holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor.

  Other rights.

        In the event of a liquidation, dissolution or winding up of us, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, of any then outstanding preferred stock. Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. All outstanding shares of common stock are, and all shares of common stock issued by us in the offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and that we issue in the future.

Preferred Stock

        Our board of directors is authorized to issue shares of preferred stock in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions as determined by our board of directors, without any further vote or action by our stockholders. We believe that the board of directors' authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments or payments upon a liquidation, dissolution or winding up of the company.

Registration Rights

        During the period from January 26, 2007 to April 10, 2007, we issued to Northland Securities, Inc. warrants to purchase an aggregate of 51,500 shares of our common stock for a total exercise price of $257,500. These warrants were part of the placement fee for the private placement of our Series A senior convertible preferred stock. Also, on January 29, 2007, we issued to AFJ Capital, LLC, an entity owned and controlled by our Chief Executive Officer and our Chairman, a warrant to purchase an aggregate of 10,000 shares of our common stock for a total exercise price of $50,000. Each of these warrants includes a piggyback registration right, which provides that, if at any time during the nine-year period after the date of the respective warrants, we propose to file a registration statement under the Securities Act, or qualify for a public distribution under Regulation A under the Securities Act, other than for an initial public offering, then the holders of these warrants are entitled to include in the registration or distribution shares acquired upon exercise of the warrants. However, if the registration or distribution is underwritten and in the reasonable opinion of the managing underwriter the number of shares requested to be included in the registration or distribution is greater than can be accommodated without adversely affecting the offering, then the number of such shares may be reduced proportionally, including to zero.

        We have entered into an employment agreement with Joseph Fox, which will be effective on the closing of this offering. This agreement provides that if, during the period starting 30 days after a change of control and ending two years after a change of control, his employment is terminated by us without cause or by him for good reason, then we will use our reasonable best efforts to file with the SEC within 30 days after such termination a registration statement for all shares beneficially owned by him at the time of such termination. The agreement also provides that we will use our reasonable best efforts to cause the registration to become effective and to maintain the continuous effectiveness of such registration statement until 90 days after he is no longer, in the opinion of our counsel, an affiliate of us for purposes of Rule 144 under the Securities Act. We expect that, prior to the closing of this offering, Avi Fox will also enter into an employment agreement with us, which includes the same registration right.

        In July 2007, we sold a convertible bridge note with a principal amount of $1,000,000 in a private placement. We issued to Northland Securities a warrant for serving as the placement agent for the private placement. Each of the note and warrant includes piggyback registration rights, which provide that, if we propose to file a registration statement under the Securities Act, other than for an initial public offering or certain other registrations, then the holders of the note and warrant are entitled to include in the registration or distribution shares acquired upon exercise of the warrant or conversion of the note. This registration right terminates upon the earlier of July 25, 2016 or the time at which all registrable securities held by a holder can be sold in any three-month period in compliance with Rule 144 of the Securities Act. In October 2007, the convertible bridge note and warrants were exchanged for a $1,000,000 non-convertible bridge note and the warrant issued to Northland Securities was cancelled.

Anti-Takeover Effects of Our Certificate of Incorporation, Our Bylaws and Delaware Law

  Authorized but unissued shares.

        The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

        The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer or merger, or otherwise.

  Stockholder action; advance notification of stockholder nominations and proposals.

        Our certificate of incorporation and bylaws provide that, following the first date on which Joseph Fox, Avi Fox, Joseph Barr, Stephen Otis, Ari Blumofe, Marshall Fox, Joel Abrams, Greg and Ellen Shanberg and related trusts and other entities have voting control over less than 40% of the voting power of our outstanding capital stock, any action required or permitted to be taken by our stockholders will have to be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also requires that special meetings of stockholders be called only by our board of directors, our Chairman, our Chief Executive Officer or our President. In addition, our bylaws generally provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice, including certain information, to us no later than 90 days and not earlier than 150 days, prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

  Number, election and removal of the board of directors.

        Upon the closing of the offering, our board of directors will consist of seven directors. Our certificate of incorporation authorizes a board of directors consisting of at least five, but no more than eleven, members, with the number of directors to be fixed from time to time by our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our board of directors will be elected each year. The division of our board of directors into three classes with staggered terms may delay or prevent a change of our management or a change in control of our company. Between stockholder meetings, directors may be removed by our stockholders only for cause, and the board of directors may appoint new directors to fill vacancies or newly created directorships. These provisions may deter a stockholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers.

  Delaware anti-takeover law.

        Section 203 of the Delaware General Corporation Law, an anti-takeover provision, will apply to us. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status did own, 15% or more of our voting stock.

Limitations on Liability and Indemnification of Officers and Directors

        Our certificate of incorporation and bylaws generally eliminate the personal liability of our directors for breaches of fiduciary duty as a director, except for liability for any breach of their duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions and for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation requires us to indemnify our directors, and allows us to indemnify our officers, employees and agents, to the fullest extent permitted by the Delaware General Corporation Law.

        We intend to enter into indemnity agreements with each of our directors and executive officers, which will provide for mandatory indemnification of an executive officer or a director made party to a proceeding by reason of the fact that the person is or was an executive officer or a director of ours, if the executive officer or director acted in good faith and in a manner the executive officer or director reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, the executive officer or director had no reasonable cause to believe that his or her conduct was unlawful. These agreements will also obligate us to advance expenses to an executive officer or a director who may have a right to be indemnified by us; provided, that the executive officer or director will repay advanced expenses if it is ultimately determined that he or she is not entitled to indemnification. Our executive officers and directors will also be entitled to indemnification and indemnification for expenses incurred as a result of acting at our request as a director, an officer or an agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by us.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the above statutory provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company and its telephone number is (212) 509-4000.

Listing

        Our common stock has been approved for listing on the NASDAQ Capital Market under the symbol "IGGY."

SHARES ELIGIBLE FOR FUTURE SALE

        The sale of a substantial amount of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock. Furthermore, because the shares of our common stock outstanding prior to the consummation of this offering will be subject to the contractual and legal restrictions on resale described below, a substantial amount of common stock could be sold in the public market after these restrictions lapse, which could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

        Upon completion of this offering, we expect to have outstanding an aggregate of 8,334,503 shares of our common stock, assuming no exercise of outstanding options and warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

        Upon the expiration of the lock-up agreements described below and subject to the provisions of Rule 144, 5,279,667 restricted shares will be available for sale in the public market. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the volume restrictions contained in Rule 144.

Lock-Up Agreements

        We, our directors and certain of our principal stockholders are subject to lock-up agreements with the underwriters. Under these agreements, subject to limited exceptions, we and each of our directors and certain of our principal stockholders have agreed to certain restrictions on our ability to sell 2,384,434 shares of our common stock for a period of 180 days after the date of this prospectus. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of Northland Securities, Inc. These agreements provide exceptions for (i) sales to underwriters pursuant to the underwriting agreement, (ii) our sales in connection with the exercise of options granted and the granting of options to purchase shares of our common stock under our 2007 Equity Incentive Plan and (iii) certain other exceptions.

        Our executive officers are subject to lock-up agreements with the underwriters. Under these agreements, they have agreed to certain restrictions on their ability to sell 2,895,233 shares of our common stock for a period of 360 days after the date of this prospectus. These agreements provide for exceptions for, among other things, sales of shares of common stock made (i) with the prior written consent of either of the managing underwriters, or (ii) after 180 days from the date of this prospectus, in a firm commitment underwritten public offering of shares of our common stock.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year from the later of the date those shares of common stock were originally acquired in a private transaction from us or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  one percent of the number of shares of common stock then outstanding, which will equal approximately 83,345 shares of common stock immediately after this offering; or

  •
  the average weekly trading volume of the common stock on the NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

        Sales of shares of common stock under Rule 144 may also be subject to manner of sale provisions and notice requirements and will be subject to the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date those shares of common stock were originally acquired in a private transaction from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements or otherwise, those shares may be sold immediately upon the completion of this offering.

Rule 701

        In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock or option plan or other written agreement before the effective date of this offering is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144. Securities issued in reliance on Rule 701 may, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144, and by "affiliates" under Rule 144 without compliance with its minimum holding requirement.

Proposed Amendments to Rule 144

        The SEC has recently proposed a number of amendments to Rule 144 which, if adopted, would generally shorten from one year to six months the holding period for restricted securities and substantially reduce the restrictions (including the volume limitations) on the resale of securities by non-affiliates. These amendments would also shorten the Rule 144(k) holding period to one year. To the extent these proposed amendments are adopted by the SEC in the near future, a substantial amount of our common stock would be available for sale in the public market earlier than as currently permitted, which could adversely affect the market price of our common stock.

Equity Incentive Plans

        We intend to file a registration statement on Form S-8 under the Securities Act covering 2,537,398 shares of common stock issuable upon the exercise of outstanding options under our 2005 Equity Incentive Plan and reserved for issuance under our 2007 Equity Incentive Plan. This registration statement is expected to be filed as soon as practicable after the date of this prospectus. Shares issued upon the exercise of stock options after the effective date of this registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

Registration Rights

        Following this offering, some of our stockholders will, under some circumstances, have the right to require us to register their shares for future sale. See "Description of Capital Stock—Registration Rights."

UNDERWRITING

        The underwriters named below have agreed to buy, subject to the terms of the underwriting agreement, the number of shares listed opposite their names below.

Underwriters	Number of Shares
Northland Securities, Inc.
Bathgate Capital Partners LLC
E*TRADE Securities, LLC

Total	3,000,000

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the over-allotment described below unless and until that option is exercised.

        The underwriters have advised us that they propose to offer the shares to the public at $5.50 per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $                  per share. The underwriters may allow and the dealers may reallow a concession of not more than $                  per share on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriters.

        We have granted to the underwriters an option to purchase up to an additional 450,000 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the paragraph above. The underwriters may exercise this option any time during the 45-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase initially under the underwriting agreement.

        The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per share	$0.385	$0.385
Total	$981,750	$1,155,000

        We have also agreed to pay the underwriters a non-accountable expense allowance equal to 2% of the gross proceeds of this offering. As additional compensation, we have agreed to issue to the underwriters warrants to purchase up to 7% of the shares of our common stock sold in this offering. The underwriters' warrants are not exercisable during the first 360 days after the date of the final prospectus (unless exercised earlier in connection with a firm commitment underwritten offering of our common stock that closes at least 180 days after the completion of this offering), and thereafter are exercisable at a price per share equal to $                  (110% of the offering price) for up to five years from the closing of the offering. The underwriters' warrants contain customary anti-dilution provisions and certain registration rights that require us to register (not in connection with this offering) the shares of common stock acquired upon exercise of the warrants. The underwriters' warrants also include a cashless exercise provision entitling the holder to convert the underwriters' warrants into shares of our common stock without the payment in cash of the exercise price. The underwriters' warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the date of the final prospectus, except to officers or partners of the underwriters and members of the selling group or their officers or partners.

        We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

        We and each of our directors, executive officers and certain principal stockholders have agreed to certain restrictions on our ability to sell additional shares of our common stock for a period of 180 days after the date of this prospectus. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of Northland Securities, Inc. The agreements provide exceptions for (i) sales to underwriters pursuant to the underwriting agreement, (ii) our sales in connection with the exercise of options granted and the granting of options to purchase shares of our common stock under our 2007 Equity Incentive Plan and (iii) certain other transfers.

        In accordance with FINRA rules, all of our equity securities acquired by the underwriters and persons related to the underwriters during the 180-day period prior to the initial filing of our registration statement with the SEC in connection with this offering, or acquired after that date and deemed to be underwriting compensation by FINRA rules, may not be sold during this offering, and no interest in those securities may be transferred or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of those securities for a period of 180 days immediately following the effective date or commencement of sales of this offering. These restrictions are subject to certain exceptions, including for transfers by operation of law, transfers to the underwriters and their officers and transfers that remain subject to the restrictions described above for the remainder of the 180-day period (provided the aggregate amount of our securities held by the underwriter and persons related to the underwriter do not exceed 1% of the securities being offered). For a description of securities acquired by the underwriters and persons related to the underwriters during the 180-day period prior to the initial filing of our registration statement with the SEC, see "Recent Sales of Unregistered Securities" in the registration statement on Form S-1 filed with SEC.

        Prior to the offering, there has been no established trading market for the common stock. The initial public offering price for the shares of common stock offered by this prospectus was negotiated by us and the underwriters. The factors considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings (including the perception of the current value of our business, given the recent downturn in the U.S. residential real estate market), the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering and other relevant factors. There can be no assurance that the initial public offering price of the common stock will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active public market for the common stock will develop and continue after this offering.

        To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also effect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

        In connection with this offering, some underwriters (and selling group members) may also engage in passive market making transactions in the common stock on the NASDAQ Capital Market. Passive market making consists of displaying bids on the NASDAQ Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        From time to time, the underwriters have engaged in, and may in the future engage in, investment banking, and other commercial dealings in the ordinary course of business with us for which they have received, and expect to receive, fees and commissions. Northland Securities served as placement agent in a private placement of our Series A senior convertible preferred stock and warrants from November 2006 to April 2007, for which it received customary compensation and warrants to purchase 51,500 shares of our common stock with an aggregate exercise price of $257,500. Northland Securities served as placement agent in a private placement of our common stock from June 2007 to July 2007, for which it received customary compensation and warrants to purchase 4,440 shares of our common stock with an aggregate exercise price of $33,300. In each instance, the exercise price of the warrants is the same as the exercise price of the warrants sold in that offering or the price of the common stock sold in that offering. The warrants contain piggyback registration rights that require us to register the shares of common stock acquired upon exercise if we propose to register securities in certain circumstances and Northland Securities requests us to register the shares acquired upon exercise. In accordance with FINRA rules, these registration rights cannot be exercised more than seven years from the effectiveness of the registration statement of which this prospectus is a part or the commencement of sales in connection with this offering. Northland Securities also served as placement agent with respect to an additional financing transaction in July 2007, for which it received customary cash compensation. In addition, in these private placements, Northland Securities and its affiliates purchased an aggregate of 100,000 shares of Series A senior convertible preferred stock at $5.00 per share, 13,667 shares of common stock at $7.50 per share, and a $1,000,000 convertible bridge note, which was subsequently exchanged for a non-convertible bridge note. In each instance except the bridge note purchase (where the Northland Securities affiliate was the only purchaser), the purchase price paid by Northland Securities and its affiliates for the securities was the same as the purchase price paid by parties unaffiliated with Northland Securities in the private placements.

        Electronic Prospectus. A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by our counsel, Katten Muchin Rosenman LLP, Chicago, Illinois. Faegre & Benson LLP, Minneapolis, Minnesota, has advised the underwriters in connection with the offering of the common stock.

EXPERTS

        The consolidated financial statements as of December 31, 2005 and December 31, 2006 and for the period from April 11, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the December 31, 2006 consolidated financial statements contains an explanatory paragraph stating that we adopted Statement of Financial Accounting Standards No. 123(R), Share-based Payment, effective January 1, 2006, and contains an explanatory paragraph that states that our recurring losses from operations and net capital deficiency raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. In addition, the report includes a legend that describes that KPMG LLP will not be in a position to render the report until the actions referred to in the final paragraph of Note 19 of the notes to the consolidated financial statements have been consummated.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you should refer to the registration statement.

        You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference room at the SEC's principal office at 100 F Street NE, Washington, D.C., 20549, Room 1580. You may request copies of these documents, for a copying fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, will also be available to you on the Internet website maintained by the SEC at http://www.sec.gov.

        As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Iggys House, Inc.:

Report of Independent Registered Public Accounting Firm

        When the actions referred to in the final paragraph of Note 19 of the notes to consolidated financial statements have been consummated, we will be in a position to render the following report.

/s/ KPMG LLP
Chicago, Illinois
October 29, 2007

The Board of Directors
Iggys House, Inc.:

We have audited the accompanying consolidated balance sheets of Iggys House, Inc. (formerly BuySide, Inc.) and subsidiaries (the Company) as of December 31, 2005 and 2006, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from April 11, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iggys House, Inc. and subsidiaries as of December 31, 2005 and 2006, and the results of their operations and their cash flows for the period from April 11, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As disclosed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 18 to the consolidated financial statements, the Company has incurred recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 18. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chicago, Illinois
October 29, 2007, except as to the final paragraph of Note 19,
which is as of October      , 2007

IGGYS HOUSE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,		September 30,
	2005	2006	2007
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$515,894	$15,625	$22,747
Accounts receivable, net of allowance of $0 and $0 at December 31, 2006 and September 30, 2007, respectively	—	21,300	35,005
Prepaids	15,796	48,590	26,170
Other current assets	46,951	141,188	612,416

Total current assets	578,641	226,703	696,338

Property and equipment, net	139,373	204,101	450,407
Other assets	88,425	90,798	190,598

Total assets	$806,439	$521,602	$1,337,343

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$75,758	$323,282	$535,507
Accrued expenses	77,762	620,186	451,032
Bank lines of credit	—	903,506	526,378
Payable to related party	—	729,008	—
Senior convertible bridge notes	—	381,305	698,514
Other current liabilities	—	237,286	268,059

Total current liabilities	153,520	3,194,573	2,479,490

Stockholders' equity (deficit):
Undesignated preferred stock, $0.001 par value; authorized 10,000,000 shares at December 31, 2005 and 9,999,800 shares at December 31, 2006 and September 30, 2007, respectively; no shares issued and outstanding at December 31, 2005, 2006 and September 30, 2007	—	—	—
Series A senior convertible preferred stock, $0.001 par value; authorized no shares at December 31, 2005 and 200 shares at December 31, 2006 and September 30, 2007, respectively; 107 shares issued and outstanding at September 30, 2007	—	—	2,174,625
Common stock, $0.001 par value; authorized 100,000,000 shares; 3,866,917, 3,984,582 and 4,599,503 shares issued and outstanding as of December 31, 2005, 2006 and September 30, 2007, respectively	3,867	3,985	4,600
Additional paid-in capital	1,815,783	3,625,443	7,937,465
Accumulated deficit	(1,166,731)	(6,302,399)	(11,258,837)

Total stockholders' equity (deficit)	652,919	(2,672,971)	(1,142,147)

Total liabilities and stockholders' equity (deficit)	$806,439	$521,602	$1,337,343

See accompanying notes to consolidated financial statements.

IGGYS HOUSE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

			Nine Months Ended September 30,
	Period from April 11, 2005 (inception) to December 31, 2005	Year Ended December 31, 2006
			2006	2007
			(unaudited)
Revenues:
Net real estate commission revenue	$—	$218,775	$102,805	$587,683
Other revenues	—	206,399	106,400	128,539

Total revenues	—	425,174	209,205	716,222
Cost of services	—	1,376,202	1,054,150	1,292,043

Gross profit (loss)	—	(951,028)	(844,945)	(575,821)
Operating expenses:
Technology development	177,404	1,263,564	917,862	915,963
Marketing and advertising	34,986	476,316	389,230	787,281
General and administrative	963,555	2,300,222	1,649,345	2,471,069

Total operating expenses	1,175,945	4,040,102	2,956,437	4,174,313

Income (loss) from operations	(1,175,945)	(4,991,130)	(3,801,382)	(4,750,134)
Interest income	9,214	4,593	4,217	4,423
Interest expense	—	(149,131)	(54,663)	(210,727)

Net income (loss) before income taxes	(1,166,731)	(5,135,668)	(3,851,828)	(4,956,438)
Income taxes	—	—	—	—

Net income (loss)	$(1,166,731)	$(5,135,668)	$(3,851,828)	$(4,956,438)

Basic and diluted income (loss) per share	$(0.36)	$(1.38)	$(1.05)	$(1.19)
Basic and diluted weighted average common shares outstanding	3,229,030	3,716,599	3,668,425	4,170,825

See accompanying notes to consolidated financial statements.

IGGYS HOUSE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock		Preferred Stock
					Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at April 11, 2005 (inception)	—	$—	—	$—	$—	$—	$—
Sale of restricted common shares, net	435,000	435	—	—	3,015	—	3,450
Sale of founders' common shares	2,557,500	2,558	—	—	5,967	—	8,525
Sale of common shares	909,577	910	—	—	1,691,568	—	1,692,478
Repurchase and retirement of restricted common shares	(45,000)	(45)	—	—	(105)	—	(150)
Issuance of stock option and warrant grants	—	—	—	—	97,057	—	97,057
Exercise of common stock warrants	7,440	7	—	—	283	—	290
Issuance of common shares for services rendered	2,400	2	—	—	17,998	—	18,000
Net loss	—	—	—	—	—	(1,166,731)	(1,166,731)

Balance at December 31, 2005	3,866,917	$3,867	—	$—	$1,815,783	$(1,166,731)	$652,919
Sale of common shares	144,341	144	—	—	1,182,409	—	1,182,553
Repurchase and retirement of restricted common shares	(60,000)	(60)	—	—	(140)	—	(200)
Employee stock-based compensation	—	—	—	—	176,954	—	176,954
Non-employee stock-based compensation	—	—	—	—	177,026	—	177,026
Exercise of common stock warrants	21,550	22	—	—	3,187	—	3,209
Issuance of common shares for services rendered	11,774	12	—	—	103,734	—	103,746
Rights to receive warrants in connection with the issuance of senior convertible bridge notes	—	—	—	—	156,982	—	156,982
Capital contribution from AFJ Capital	—	—	—	—	9,508	—	9,508
Net loss	—	—	—	—	—	(5,135,668)	(5,135,668)

Balance at December 31, 2006	3,984,582	$3,985	—	$—	$3,625,443	$(6,302,399)	$(2,672,971)
Sale of common shares, net of offering costs (unaudited)	476,101	476	—	—	2,737,027	—	2,737,503
Sale of Series A preferred shares (unaudited)	—	—	107	2,174,625	—	—	2,174,625
Issuance of common shares for services rendered and other (unaudited)	31,912	32	—	—	201,239	—	201,271
Employee stock-based compensation (unaudited)	—	—	—	—	158,347	—	158,347
Non-employee stock-based compensation (unaudited)	—	—	—	—	70,305	—	70,305
Exercise of common stock warrants (unaudited)	2,550	3	—	—	125	—	128
Rights to receive warrants and beneficial conversion option in connection with the issuance of senior convertible bridge note (unaudited)	—	—	—	—	373,056	—	373,056
Issuance of warrant grants in connection with the sale of Series A preferred stock (unaudited)	—	—	—	—	192,925	—	192,925
Shares issued upon conversion of senior convertible bridge notes (unaudited)	104,358	104	—	—	571,104	—	571,208
Capital contribution from AFJ Capital (unaudited)	—	—	—	—	7,894	—	7,894
Net loss (unaudited)	—	—	—	—	—	(4,956,438)	(4,956,438)

Balance at September 30, 2007 (unaudited)	4,599,503	$4,600	107	$2,174,625	$7,937,465	$(11,258,837)	$(1,142,147)

See accompanying notes to consolidated financial statements.

IGGYS HOUSE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Nine Months Ended September 30,
	Period from April 11, 2005 (inception) to December 31, 2005
		Year Ended December 31, 2006
			2006	2007
			(unaudited)
Cash flows from operating activities:
Net income (loss)	$(1,166,731)	$(5,135,668)	$(3,851,828)	$(4,956,438)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	10,459	87,636	64,344	154,454
Interest on AFJ Capital loan	—	9,508	—	7,894
Senior convertible bridge note interest expense	—	88,288	43,202	163,569
Deferred financing cost amortization	—	—	—	12,500
Non-employee stock-based compensation expense	71,200	222,363	208,331	214,393
Employee stock-based compensation expense	43,857	235,363	185,587	204,867
Changes in operating assets and liabilities:
Accounts receivable	—	(21,300)	(6,051)	(13,705)
Prepaid expenses	(15,796)	(32,794)	(17,074)	(22,420)
Other current assets	(46,951)	(94,237)	(121,509)	(287,602)
Other assets	(53,425)	(2,373)	(2,373)	(2,300)
Accounts payable	75,758	247,524	292,806	212,225
Accrued expenses	77,762	545,929	219,822	(165,587)
Other current liabilities	—	93,527	31,877	(40,378)

Total adjustments	162,864	1,379,434	898,961	482,750

Net cash used in operating activities	(1,003,867)	(3,756,234)	(2,952,867)	(4,473,688)

Cash flows from investing activities:
Purchases of property and equipment	(149,832)	(152,364)	(152,364)	(72,372)
Capitalization of internally developed software	—	—	—	(328,388)
Investment in long-term certificate of deposit	(35,000)	—	—	—

Net cash used in investing activities	(184,832)	(152,364)	(152,364)	(400,760)

Cash flows from financing activities:
Proceeds from the issuance of common stock	1,704,453	1,182,553	1,182,553	2,770,803
Proceeds from the issuance of Series A preferred stock and related warrant grants	—	—	—	2,367,550
Proceeds from the issuance of common stock warrants	290	3,209	3,096	128
Proceeds from the issuance of senior convertible bridge notes, net	—	450,000	325,000	95,000
Repurchase of common stock	(150)	(200)	(200)	—
Proceeds from (repayment of) bank lines of credit	—	900,000	900,000	(377,128)
Bank overdraft	—	143,759	72,242	21,151
Net proceeds from (repayment of) AFJ Capital loan	—	729,008	113,008	(729,008)
Deferred financing cost	—	—	—	(100,000)
Proceeds from issuance of bridge notes	—	—	—	1,050,000
Deferred initial public offering costs	—	—	—	(183,626)
Underwriter's commission on sale of common shares	—	—	—	(33,300)

Net cash provided by financing activities	1,704,593	3,408,329	2,595,699	4,881,570

Net increase (decrease) in cash and cash equivalents	515,894	(500,269)	(509,531)	7,122
Cash and cash equivalents balance at beginning of period	—	515,894	515,894	15,625

Cash and cash equivalents balance at end of period	$515,894	$15,625	$6,363	$22,747

Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$—	$26,929	$8,213	$40,988

See accompanying notes to consolidated financial statements.

IGGYS HOUSE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Business

        Iggys House, Inc. (formerly BuySide, Inc.) and subsidiaries (the Company) is an Internet-based real estate brokerage firm incorporated in the State of Delaware on April 11, 2005. Headquartered in Chicago, Illinois, the Company conducts business through two wholly owned operating subsidiaries, BuySide Realty, Inc. (incorporated in the state of Illinois on April 14, 2005) and BuySide Realty, Inc. (incorporated in the State of California on May 6, 2005). On March 7, 2007, the Company changed its name from BuySide, Inc. to Iggys House, Inc. Refer to note 19 for a description of the launch of IggysHouse.com and Iggys House Realty, Inc. in March 2007.

        The Company provides consumers access to residential real estate Multiple Listing Services, or MLS, data and online offer management technology through its website, as well as access to licensed real estate agents to assist with home purchase transactions. The Company also pays a significant percentage of its commission to its buyer clients at the close of a transaction.

        In April 2006, the Company commenced operations when it launched its website, www.BuySideRealty.com. At the time of launch, the Company ceased to be a development-stage company.

        On March 22, 2007, the Company launched a free MLS listing service in 20 states and a free self-publishing website for home sellers throughout the U.S. This service is called Iggys House and the new website is www.IggysHouse.com. On May 18, 2007, the Company launched its mortgage brokerage services to consumers in California under the name BuySide Mortgage, and launched mortgage brokerage operations in Florida in September 2007. These mortgage brokerage services are initially being marketed primarily to the Company's existing real estate customers.

        The Company is subject to risks and uncertainties common to growing technology-based companies, including technological change, dependence on principal products, services and technology, the activities of competitors and its limited operating history. See Note 18.

        On August 9, 2007 the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission to complete an initial public offering of its common stock. As of September 30, 2007, costs related to the offering in the amount of $499,653 were deferred and are included in other current assets in the accompanying consolidated balance sheet.

        The consolidated financial statements include the financial statements of Iggys House, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

        The Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in a company's financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company operates in one segment.

(2) Summary of Significant Accounting Policies and Practices

  a.
  Interim Financial Data

            The consolidated financial statements for the nine months ended September 30, 2006 and 2007 are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations as of such date and for such periods. Results of interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

  b.
  Use of Estimates

            The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

  c.
  Cash and Cash Equivalents

            The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  d.
  Revenue Recognition

            The Company derives the majority of its revenues from real estate commissions earned as agents for buyers in residential real estate transactions. The Company recognizes real estate commission revenues upon the closing of a transaction, net of any commissions shared with the buyer client, commission discount, or transaction fee adjustment, as evidenced by the closure of the escrow or similar account and the transfer of these funds to all appropriate parties. The Company recognizes marketing fee revenues from its other business relationships as the fees are earned from the other party, typically on a monthly fee basis. The Company recognizes product sale revenues as the products are shipped to the customers. Revenues are recognized when there is persuasive evidence of an arrangement, the price is fixed or determinable, collectibility is reasonably assured and the transaction has been completed.

  e.
  Impairment of Long-Lived Assets

            In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144), long-lived assets, such as property and equipment and capitalized software, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

  f.
  Property and Equipment

            Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from two to five years. Leasehold improvements are being amortized over the useful lives of the assets or the lease term, whichever is shorter. Maintenance and repairs are charged to expense as incurred.

  g.
  Product Development

            The Company accounts for its website and internal use software development costs in accordance with the provisions of Emerging Issues Task Force (EITF) Issue No. 00-2, Accounting for Website Development Costs (EITF 00-2), and AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Accordingly, certain costs to develop the Company's websites and internal use software have been capitalized and are being amortized over the estimated useful life of the assets.

            In connection with the development of the BuySideRealty.com website, during the period from April 11, 2005 (inception) to December 31, 2005, and the year ended December 31, 2006, the Company incurred costs of $174,389 and $593,819, respectively. Of these amounts, $88,760 and $143,930, respectively, were incurred in the application and infrastructure development stage and were capitalizable in accordance with the provisions of EITF 00-2. However, the Company expensed such amounts as incurred as the estimated net cash flows of the asset over the estimated useful life did not support their recoverability, based on impairment testing pursuant to SFAS No. 144.

            In connection with the development of the Iggyshouse.com website, during the year ended December 31, 2006, the Company incurred costs of $174,535. The Company expensed such amounts as incurred as the majority of such costs were incurred in the planning stage and were not capitalizable in accordance with the provisions of EITF 00-2.

            In connection with the development of the IggysHouse.com website, during the nine months ended September 30, 2007, the Company incurred costs of $622,919. Of this amount, $308,810 was incurred in the application and infrastructure development stage and was capitalizable in accordance with the provisions of EITF 00-2. The Company capitalized such amounts as the estimated net cash flows of the asset over its estimated useful life supported its recoverability. The capitalized amounts are being amortized over an estimated useful life of two years. Amortization expense is included in technology development expense in the Consolidated Statements of Operations.

  h.
  Advertising Costs

            The costs of advertising are expensed as incurred. Advertising expense was $34,986 and $476,316 for the period from April 11, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006, respectively, and $389,230 and $787,281 for the nine months ended September 30, 2006 and 2007, respectively. Such expense is included in marketing and advertising expense.

  i.
  Fair Value of Financial Instruments

            The carrying amounts of the Company's financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and payable to related party and accrued expenses, approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of senior convertible bridge notes payable and bank lines of credit approximates fair value.

  j.
  Income Taxes

            Deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and its reported amount in the financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under current enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, as the case may be, for the period plus or minus the change during the period in deferred tax assets and liabilities.

  k.
  Stock-Based Compensation

  (i)
  Employees

              Prior to 2006, the Company applied the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations, in accounting for stock options granted under its 2005 equity incentive plan. Under the intrinsic value method, no compensation cost is recognized if the exercise price of the Company's employee stock options was equal to or greater than the market price of the underlying stock on the date of the grant. Accordingly, no compensation cost was recognized in the accompanying consolidated statements of operations prior to 2006 on stock options granted to employees, since all options granted under the Company's stock option plan had an exercise price equal to, or greater than, the market value of the underlying common stock on the date of the grant.

              Effective January 1, 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payment (Statement 123(R)). This statement replaces FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement 123) and supersedes APB No. 25. Statement 123(R) requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. This statement was adopted using the prospective method of application, which requires the Company to recognize compensation cost on a prospective basis. Therefore, prior years' financial statements have not been restated. Under this method, the Company recorded stock-based compensation expense for awards granted, modified or cancelled subsequent to January 1, 2006, based on estimated grant date fair value using the Black-Scholes option-pricing model.

              Stock-based compensation cost that has been included in the net loss amounted to $235,363 for the year ended December 31, 2006. If the Company had applied the fair value recognition provisions of Statement 123(R) during the period from April 11, 2005 (inception) to December 31, 2005, the stock-based compensation cost would not have been significant.

    (ii)
    Non-employees

              The Company accounts for equity instruments issued to non-employees in accordance with the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

              Non-employee stock-based compensation cost that has been included in the net loss amounted to $71,200 and $222,363 for the period from April 11, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006, respectively.

              The accounting for and disclosure of employee and non-employee equity compensation instruments, primarily common stock options and common stock warrants, requires judgment by management on a number of assumptions, including the fair value of the underlying instrument, estimated lives of the outstanding instruments, and the instrument's volatility. Changes in key assumptions will impact the valuation of these instruments. Because there has been no public market for the Company's stock, the Company's board of directors determined the fair value of the Company's common and preferred stock based on several factors, including, but not limited to, the Company's operating and financial performance and the price at which the Company's stock was sold in arms-length private sales.

  l.
  Loss Per Share

            The Company calculates basic earnings (loss) per share based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is calculated based on the weighted average number of shares of common stock outstanding and the dilutive effect of stock options and other common stock equivalents using the treasury stock method. Potentially dilutive securities are excluded from the diluted earnings (loss) per share calculation if their effect is anti-dilutive. Since the Company recorded a net loss for all periods presented, all potentially dilutive securities are excluded from the diluted loss per share calculations, as their inclusion would have been anti-dilutive.

            Had the Company reported net income for any of the periods from April 11, 2005 (inception) to December 31, 2005, the year ended December 31, 2006 and the nine months ended September 30, 2006 and 2007, the weighted average number of shares outstanding would have potentially been diluted by the following common equivalent securities:

	Period from April 11, 2005 (inception) to December 31, 2005
			Nine Months Ended September 30,
Shares of Common Stock Underlying		Year Ended December 31, 2006
			2006	2007
			(unaudited)
Stock options and warrants	303,750	331,640	327,771	631,918
Convertible preferred stock	–	—	—	535,000
Restricted shares	390,000	165,000	165,000	82,500

Total	693,750	496,640	492,771	1,249,418

(3) Other Current Assets

        Other current assets are summarized as follows:

	December 31,
			September 30, 2007
	2005	2006
			(unaudited)
Security deposits	$61,699	$129,601	$61,699
Deferred offering costs	—	—	499,653
Other current assets	361	11,587	51,064

Total other current assets	$46,951	$141,188	$612,416

(4) Property and Equipment

        Property and equipment, at cost, less accumulated depreciation and amortization, are summarized as follows:

	December 31,
			September 30, 2007
	2005	2006
			(unaudited)
Internally developed software	$—	$—	$308,810
Furniture and fixtures	117,992	179,795	187,447
Office equipment	5,163	20,090	20,090
Leasehold improvements	—	3,300	3,300
Computer hardware	25,597	87,441	149,296
Purchased software	1,080	11,570	14,435
Software in development	—	—	19,578
Less accumulated depreciation and amortization	(10,459)	(98,095)	(252,549)

Net property and equipment	$139,373	$204,101	$450,407

(5) Other Assets

        Other assets are summarized as follows:

	December 31,
			September 30, 2007
	2005	2006
			(unaudited)
Security deposits (long term)	$48,425	$55,798	$63,098
Certificate of deposit	35,000	35,000	35,000
Deferred financing costs	—	—	87,500
Other	5,000	—	5,000

Total other assets	$88,425	$90,798	$190,598

(6) Accrued Expenses

        Accrued expenses are summarized as follows:

	December 31,
			September 30, 2007
	2005	2006
			(unaudited)
Accrued payroll	$—	$87,317	$63,071
Accrued bonuses	—	329,720	55,625
Accrued vacation	1,736	11,634	36,221
Accrued audit and tax fees	—	5,000	27,005
Rent abatement	21,026	54,171	47,996
Accrued bridge note interest	—	20,901	1,667
Other	55,000	111,443	219,447

Total accrued expenses	$77,762	$620,186	$451,032

(7) Other Current Liabilities

        Other current liabilities are summarized as follows:

	December 31,
			September 30, 2007
	2005	2006
			(unaudited)
Customer rebates payable	$—	$91,527	$35,649
Bank overdraft	—	143,759	164,910
Notes payable-current	—	—	50,000
Other	—	2,000	17,500

Total other current liabilities	$—	$237,286	$268,059

(8) Leases

        The Company has non-cancelable operating lease commitments for office space and equipment. The future non-cancelable minimum lease payments as of December 31, 2006 are as follows:

2007	$297,750
2008	258,725
2009	173,274
2010	146,267

Total	$876,016

        Rent expense for the period from April 11, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006 was $110,565 and $461,772, respectively, and $334,293 and $373,833 for the nine months ended September 30, 2006 and 2007, respectively. Expenses for operating leases are recognized on a straight-line basis to adjust for periods of free rent and escalating fees. As a result, rent abatement accruals totaling $21,026 and $54,171 have been recorded as of December 31, 2005 and 2006, respectively, and $57,821 and $47,996 as of September 30, 2006 and 2007, respectively. In May 2007, the Company signed a new lease for office space located in San Francisco, California. The lease has a term of 36 months starting June 8, 2007 and expiring June 8, 2010 and has minimum lease payments of $29,200, $30,368 and $31,536 for each respective year of the lease.

(9) Commitments and Contingencies

        The Company has a $35,000 letter of credit from a financial institution secured by a certificate of deposit of an equal amount. No amount of the letter of credit has been utilized as of September 30, 2007.

(10) Income Taxes

        The provision for income taxes for the period from April 11, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006 differs from the amounts that would result by applying the statutory federal income tax rate of 34% to the net losses before income taxes as follows:

	2005	2006
Expected federal income tax benefit	$(396,689)	$(1,746,127)
State tax benefit	(70,007)	(308,077)
Nondeductible expenditures	4,448	3,189
Valuation allowance	462,248	2,051,015

	$—	$—

        The valuation allowance increased $462,248 during the period from April 11, 2005 (inception) to December 31, 2005 and $2,051,015 during the year ended December 31, 2006.

        The tax effects of temporary differences giving rise to significant portions of the deferred tax assets as of December 31, 2005 and 2006 are as follows:

	2005	2006
Deferred tax assets:
Net operating loss	$—	$1,526,590
Start-up costs	461,979	859,923
Depreciation of furniture and equipment	229	8,741
Other	40	118,009

Total deferred tax assets	462,248	2,513,263
Valuation allowance	(462,248)	(2,513,263)

Net deferred tax assets	$—	$—

        During the nine months ended September 30, 2007, the Company incurred additional net losses which generated additional net operating loss carryforwards. The Company recorded a full valuation allowance against its net deferred tax assets as of September 30, 2007. As of December 31, 2006, the Company has available for federal and state tax purposes, net operating loss carryforwards aggregating approximately $3,230,000 and $570,000, respectively, that begin to expire in 2026 and 2011, respectively.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The Company has recorded a full valuation allowance against its net deferred tax assets because it is not currently able to conclude that it is more likely than not that these assets will be realized. The amount of deferred tax assets considered to be realizable could be increased in the near term if estimates of future taxable income during the carryforward period are increased.

        On January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The adoption of FIN 48 did not have a significant impact on the Company's accounting for or disclosure of income taxes.

(11) Common and Preferred Stock

  a.
  Initial Capitalization

            On April 11, 2005, BuySide, Inc. was incorporated in the state of Delaware. The Company had 110,000,000 shares of authorized capital stock, consisting of 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. During 2006, the Company designated 200 shares of preferred stock as Series A senior convertible preferred stock.

  b.
  Stock Dividend

            On October 7, 2005, the Company paid a stock dividend. The dividend was paid at a ratio of 1.5 shares for every 1 share outstanding. All share and per-share amounts have been restated to reflect this stock dividend.

  c.
  Restricted Common Stock

            During the period from April 11, 2005 (inception) to December 31, 2005, the Company sold 885,000 restricted shares of common stock for proceeds of $3,450. Also during that period, 450,000 restricted shares of common stock were forfeited and retired. On December 30, 2005, 45,000 restricted shares of common stock were repurchased for $150 and retired. In August 2006, 60,000 shares were repurchased for $200 and retired.

  d.
  Series A Senior Convertible Preferred Stock

            From January 26, 2007 through September 30, 2007, the Company sold 105 shares of a new Series A senior convertible preferred stock (the Senior Preferred Stock) in a private placement for $2,367,500. In addition, as consideration for $50,000 that would otherwise have been payable to the placement agent as part of its fee, the Company issued two shares of Series A preferred stock to the placement agent and one of its employees. The holders of the Senior Preferred Stock have certain rights and preferences senior to those of the Company's common stockholders, principally in the event of liquidation, wherein holders are entitled to receive an amount equal to the original purchase price plus all declared but unpaid dividends on such stock. All of the Senior Preferred Stock automatically converts to common stock upon an initial public offering of the Company's common stock at a conversion ratio of 5,000 shares of common stock for each share of Senior Preferred Stock (subject to adjustment for stock splits and the like). In addition, each holder of Senior Preferred Stock has the right at any time to convert the Senior Preferred Stock held by such holder into common stock at a conversion ratio of 5,000 shares of common stock for each share of Senior Preferred Stock (subject to adjustment for stock splits and the like). Investors who purchased at least $300,000 of Series A convertible preferred stock were issued a warrant to purchase a number of shares of common stock equal to 10% of the number of such shares into which the Series A senior convertible preferred stock were convertible into.

(12) Bank Lines of Credit

        The Company maintains two operating lines of credit with a commercial bank. As of December 31, 2006, there was outstanding principal indebtedness of $800,000 and $100,000 under these two lines. The Company's Chairman, Avi Fox, has personally guaranteed the $800,000 line and the Company's President, Joseph Barr, has personally guaranteed the $100,000 line. As of September 30, 2007, the principal balance on these lines were $475,000 and $50,000, respectively. Both lines of credit bear interest at the bank's prime rate, payable monthly, which rate was 8.25% and 7.75% at December 31, 2006 and September 30, 2007, respectively. As of December 31, 2006, the principal under the $800,000 line and the $100,000 line were due on August 14, 2007 and July 14, 2007, respectively. In June 2007, these lines were renewed with similar terms, except that both now expire on July 14, 2008.

(13) Senior Convertible Bridge Notes

        As of December 31, 2006, the Company had issued 10% Senior Convertible Bridge Notes (the Notes) in the total principal amount of $450,000. Notes with a total initial principal amount of $400,000 are payable at the earlier of (i) April 30, 2007 or (ii) 72 hours after the closing (the Closing) of a round of financing for the Company of at least $10 million. The remaining $50,000 principal amount of the Notes is payable at the earlier of (i) September 30, 2007 or (ii) 72 hours after the Closing. The Company has the right to prepay the Notes at any time. In January 2007, the Company issued additional Notes in the principal amount of $125,000, also payable at the earlier of (i) September 30, 2007 or (ii) 72 hours after the closing.

        Each of the Notes converts into shares of common stock at the Closing, unless the holder elects to have the entire Note paid off (such payment is due within 72 hours after the Closing). If a Note converts into common stock at the Closing, it converts into a number of shares of common stock equal to (i) the total amount of principal and interest then outstanding under the Note, divided by (ii) the price (the Institutional Price) per share of common stock indicated by the financing round that is being consummated at the Closing. However, for $50,000 out of the $450,000 principal amount of the Notes issued in 2006, as well as the Notes issued in January 2007, the Institutional Price is subject to a cap of $10.00 per share.

        In addition, the holder of each of these Notes is entitled upon conversion or redemption to receive warrants to purchase common stock (warrant shares) at an exercise price of $10.00 per share. The number of warrant shares for each Note is equal to: (i) if the Note converts to common stock at the Closing, 0.1 times the initial principal amount; and (ii) if the Note is paid off, 0.25 times the initial principal amount of the Note. The Company recorded the Notes in the accompanying December 31,

2006 consolidated balance sheets at their estimated fair value, which totaled $293,018 at issuance. During the nine months ended September 30, 2007, the Company issued additional warrants in connection with the notes described above. The estimated fair value of such warrants was $208,056. The estimated fair value of the associated warrants is being accreted as interest expense over the term of the Notes and totaled $88,288 for the year ended December 31, 2006 and $141,931 for the nine months ended September 30, 2007. In the nine months ended September 30, 2007, all of the Notes either converted into common stock or were paid in full.

        In July 2007, the Company raised $1,000,000 through the sale of a convertible bridge note and warrants. In connection with this offering, the Company issued Northland Securities, the placement agent for this offering, a warrant to purchase an aggregate number of shares of its common stock calculated as $100,000 (10% of the principal amount of the note) divided by the lower of $7.50 (subject to adjustment for any stock split, stock dividend, reorganization or similar event) or 80% of the initial public offering price, at an exercise price equal to the lower of $7.50 (subject to adjustment for any stock split, stock dividend, reorganization or similar event) or 80% of the initial public offering price.

        The convertible bridge note bears interest at a rate of 12% per annum, and is due on the earlier of July 30, 2009 or upon a qualified acquisition of the Company, as defined in the note. The note is convertible into shares of common stock upon the closing of an initial public offering of the Company's common stock, upon the closing of an acquisition, or by the noteholder on or after July 29, 2009. The conversion price of the note varies based upon the method of conversion. If the note is converted upon an initial public offering, the conversion price will be equal to the lower of (i) 80% of the initial public offering price, or (ii) $7.50 per share of common stock (the "IPO Conversion Price"). If the note is converted upon an acquisition or at the noteholder's option, the conversion price will be $7.50 per share.

        In connection with the issuance of the note, the Company issued the noteholder a warrant to purchase shares of common stock. The number of shares issuable under the warrant is contingent upon certain events, including the completion of an initial public offering by certain dates or an acquisition of the Company. The exercise price for the warrant will be equal to the IPO Conversion Price in the event of an initial public offering of common stock by the Company, or $7.50 per share otherwise. The warrant expires in five years from the date of issuance.

        The Company estimated the fair value of the warrant issued to the noteholder and the conversion feature to be $330,000 at the time of issuance of the note and warrant. Such amount reduced the face value of the note to $670,000 and increased additional paid-in capital by $330,000. The note is being accreted to its face value through charges to interest expense over its two-year term.

        In addition, the Company paid a commission of $100,000 in connection with the issuance of the note. This amount was capitalized as debt issuance cost and is being amortized to interest expense over the term of the note. In October 2007, the convertible note and warrant was exchanged for a $1,000,000 principal amount non-convertible bridge note. See Note 19 for information concerning this exchange.

(14) Employee Stock-Based Compensation

        In 2005, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to employees. The Plan authorizes grants of options to purchase up to 1,050,000 shares of authorized but unissued common stock. Stock options are to be granted with an exercise price equal to or greater than 100% of the estimated fair value of the Company's stock at the date of grant. Stock options granted can have a maximum term of 10 years. Generally, stock options vest over four years whereby 25% of the total options granted vest upon each of the first four 12-month anniversaries of the grant date. Specific terms of each stock option agreement are to be determined by the Board of Directors.

        At December 31, 2006 and September 30, 2007, there were 438,004 and 212,227 additional shares, respectively, available for the Company to grant under the Plan. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that used the weighted-average assumptions in the following table. The expected volatility is based on consideration of relevant factors such as the volatility assumptions of peer companies. The expected life of options granted during the period from April 11, 2005 (inception) to December 31, 2005, the year ended December 31, 2006 and the nine months ended September 30, 2007 is estimated by taking the average of the vesting term and the contractual term of the option. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	Options Granted in
	2005	2006	2007
Valuation assumptions:
Expected volatility	—%	50%	50%
Risk-free interest rate	3.94–4.58%	4.31–5.14%	4.53–5.22%
Expected life	10 years	6.25 years	6.25 years
Expected dividend yield	—	—	—

        Stock option activity during the periods indicated is as follows:

	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual term	Aggregate intrinsic value
Balance at April 11, 2005	—	$—
Granted	252,550	3.45
Exercised	—	—
Forfeited	—	—

Balance at December 31, 2005	252,550	$3.45		$1,022,828
Granted	83,971	8.50
Exercised	—	—
Cancelled	(34,700)	3.35
Forfeited	(25,600)	7.75

Balance at December 31, 2006	276,221	$4.60	9.93 years	$1,491,596
Granted (unaudited)	344,290	5.72
Exercised (unaudited)	—	—
Cancelled (unaudited)	—	—
Forfeited (unaudited)	(132,725)	3.94

Balance at September 30, 2007 (unaudited)	487,786	$5.57	9.90 years	$941,428

Exercisable at September 30, 2007 (unaudited)	88,749	$4.27	9.86 years

Exercisable at December 31, 2006	93,459	$7.80	9.88 years

        The weighted-average grant date fair value of options granted during the period from April 11, 2005 (inception) to December 31, 2005, the year ended December 31, 2006 and the nine months ended September 30, 2007, was $1.25, $4.65 and $3.11, respectively.

        At December 31, 2006 and September 30, 2007, there was $260,180 and $754,004 (unaudited), respectively, of unrecognized compensation cost related to employee share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 3.97 years and 3.76 years, respectively.

        During the 12-month period ended September 30, 2007, the Company granted stock options to employees and non-employees with exercise prices as follows:

Grants Made During Quarter Ended	Number of Options Granted	Weighted- Average Exercise Price per Share	Weighted- Average Fair Value per Share	Weighted- Average Intrinsic Value per Share
December 31, 2006	18,819	$10.00	$5.87	$0
March 31, 2007 (unaudited)	222,340	4.99	2.88	0
June 30, 2007 (unaudited)	231,293	5.38	3.10	0.03
September 30, 2007 (unaudited)	94,960	$9.44	$4.16	$0

        The fair value of the stock options granted during the period from October 1, 2006 through September 30, 2007 were estimated using the Black-Scholes option-pricing model as described above. The fair value of the common stock for options granted during this period was based on the price per share at which the Company sold shares of common stock to third parties in arm's-length capital raising transactions.

(15) Non-Employee Stock-Based Compensation

        The Company also issued options and warrants to certain non-employees for services provided during the period from April 11, 2005 (inception) to December 31, 2005, the year ended December 31, 2006 and the nine months ended September 30, 2007.

        The following is a summary of warrants and options issued to non-employees:

	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual term	Aggregate intrinsic value
Balance at April 11, 2005	—	$—
Granted	57,010	2.45
Exercised	(5,810)	0.05
Forfeited	—	—

Balance at December 31, 2005	51,200	$2.75		$243,201
Granted	25,769	6.30
Exercised	(21,550)	0.25
Forfeited	—	—

Balance at December 31, 2006	55,419	$5.35	9.92 years	$257,696
Granted (unaudited)	204,303	5.38
Exercised (unaudited)	(2,550)	0.05
Cancelled (unaudited)	(106,020)	7.50
Forfeited (unaudited)	(2,000)	5.00

Balance at September 30, 2007 (unaudited)	149,152	5.63	9.89 years	$279,660

Exercisable at September 30, 2007 (unaudited)	149,152	5.63	9.89 years

Exercisable at December 31, 2006	55,419	$5.35	9.92 years

        The weighted-average grant date fair value of options and warrants granted during the period from April 11, 2005 (inception) to December 31, 2005, the year ended December 31, 2006 and the nine months ended September 30, 2007 was $1.70, $6.85 and $3.51, respectively. The total intrinsic value of options and warrants exercised during the period from April 11, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006, was $43,203 and $168,308, respectively. For the nine months ended September 30, 2007, the intrinsic value of options and warrants exercised was $18,998.

        The fair value of each option and warrant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2005	2006	2007
Valuation assumptions:
Expected volatility	50%	50%	50%
Risk-free interest rate	3.94–4.58%	4.36–5.14%	4.50–5.10%
Expected life	10 years	10 years	10 years
Expected dividend yield	—	—	—

        The expected volatility is based on consideration of relevant factors such as the volatility assumptions of peer companies. The expected life of options granted during the period from April 11, 2005 (inception) to December 31, 2005 and the year ended December 31, 2006 is the contractual term of the option. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

        The Company currently uses authorized and unissued shares to satisfy share award exercises.

        In addition to the options and warrants above, during the period from April 11, 2005 (inception) to December 31, 2005, 2,400 shares of common stock were issued to non-employees for services provided to the Company. The fair value of these shares, totaling $18,000, was expensed during the period from April 11, 2005 (inception) to December 31, 2005. During 2006, 6,000 shares of common stock were issued to non-employees for services provided to the Company. The fair value of these shares, totaling $46,000, was expensed during the year ended December 31, 2006. During the nine months ended September 30, 2007, 22,700 shares of common stock were issued to non-employees for services provided to the Company. The fair value of these shares, totaling $144,750, was expensed during the nine months ended September 30, 2007.

(16) Employee Benefits

        On January 1, 2006, the Company established a 401(k) retirement plan covering substantially all of its employees. The participants may contribute up to 100% of their salary, subject to federal limitations. The Company made no contributions to this plan during the year ended December 31, 2006.

(17) Related-Party Transactions

        AFJ Capital, LLC, an Illinois limited liability company wholly owned by the Company's Chairman and its Chief Executive Officer, was the majority owner of the Company as of December 31, 2005 and 2006 and as of September 30, 2007. AFJ Capital sold furniture and miscellaneous office equipment to the Company in June 2005. The agreed-upon aggregate purchase price for the property was $30,000, which approximated fair market value at the date of purchase. The purchase price was paid in 10 equal monthly installments of $3,000, starting in June 2005.

        The Company had outstanding indebtedness of $729,008 to AFJ Capital at December 31, 2006. This loan is unsecured and noninterest bearing. The principal amount of this loan is due on demand. The accompanying consolidated statement of operations for the year ended December 31, 2006 includes $9,508 of imputed interest expense on this loan, based on the 8.25% rate of interest paid on the Company's bank lines of credit in 2006. This same amount was credited to stockholders' equity at December 31, 2006 as a capital contribution from AFJ Capital. $529,008 of the loan was repaid to AFJ Capital as of March 31, 2007 and the remaining $200,000 was repaid in May 2007. A short-term receivable from AFJ Capital of $10,000 was included in other current assets at September 30, 2007.

        On January 26, 2007, AFJ Capital purchased 20 shares of Series A convertible preferred stock for $500,000. In connection with the purchase, AFJ Capital was issued a warrant to purchase 10,000 shares of common stock for a total exercise price of $50,000.

        In July 2007, the Company issued and sold a $1,000,000 principal amount convertible bridge note and warrant to Glen Taylor, who owns more than 5% of the Company's outstanding Series A Preferred Stock, which votes on an as-converted basis with the Company's common stock and will convert into shares of common stock prior to the consummation of the Company's initial public offering. In October 2007, the Company exchanged this convertible bridge note and warrant for a $1,000,000 principal amount non-convertible bridge note.

(18) Liquidity

        Since inception, the Company has incurred net losses to fund technology development, marketing and advertising, licensing, and other activities. The Company has financed its operations through private placements of equity capital, bank lines of credit, and loans from AFJ Capital. In order to continue to meet the projected cash requirements of the business, it will be necessary for the Company to obtain additional debt or equity financing, and management is in the process of seeking such financing, including through an initial public offering.

        The Company's future capital requirements will depend on many factors, including its rate of growth into new geographic markets, level of investment in technology, and customer acquisition initiatives. Although it is currently not a party to any agreement or letter of intent with respect to investments in, or acquisitions of, complementary businesses, products or technologies, the Company may enter into these types of arrangements in the future, which could require it to seek additional equity or debt financing. The Company's ability to secure short-term and long-term financing in the future will depend on a variety of factors, including its future profitability, the quality of its short-term and long-term assets, its relative levels of debt and equity and the overall condition of the credit markets. In the event that additional financing is required, the Company may not be able to raise it on terms acceptable to it, or at all. If the Company is unable to raise additional capital when necessary or desired, its business, operations and results will likely suffer.

(19) Subsequent Events

        In October 2007, the Company exchanged the convertible bridge note and related warrants originally issued in July 2007 for a $1,000,000 non-convertible bridge note, and the related warrants issued to Northland Securities in this placement were forfeited. Interest on the non-convertible bridge note accrues at a rate of 15% per annum computed on the actual number of days outstanding, compounded annually. All outstanding principal of, and accrued interest on, the non-convertible bridge note will be due and payable on the earlier to occur of (a) July 30, 2009, (b) the sale of all or substantially all of the Company's assets or the closing of a merger, consolidation, reorganization, stock sale or other transaction or series of transactions pursuant to which stockholders of the Company prior to such acquisition own less than 50% of the surviving or resulting entity, or (c) two business days after an initial underwritten public offering of the Company's common stock. The non-convertible bridge note is unsecured and ranks senior to all of the Company's other unsecured indebtedness. The Company intends to pay the full amount of the principal of, and accrued but unpaid interest on, the non-convertible bridge note with a portion of the proceeds of its initial public offering.

        On October 3, 2007, the Company issued to two of its executive officers restricted stock awards for a total of 200,000 shares of common stock. These restricted stock awards vest one-third on March 15, 2009, March 15, 2010 and March 15, 2011, in each case if Mr. Barr or Mr. Otis, as applicable, is still working for the Company as of those dates. However, the shares underlying the grants will not vest until the Company earns an aggregate of $18 million in revenue in four or less consecutive quarters. If the Company does not meet this revenue target by December 31, 2010, then these awards will be forfeited.

        On October 19, 2007, the Company established a new short-term line of credit with a commercial bank that provides an additional $400,000 of credit through December 1, 2007. This new line of credit is renewable on a month-to-month basis at the discretion of the lender, and the terms are otherwise the same as those on the existing $900,000 lines of credit described in Note 12 that mature in July 2008. The new $400,000 line of credit is personally guaranteed by the Company's Chairman, Avi Fox.

        On October     , 2007, concurrent with the effectiveness of the registration statement, the Company effected a 1-for-5 reverse stock split of its outstanding shares of common stock. All references to share and per share amounts have been retroactively restated for all periods presented to reflect the split.

IGGYS HOUSE. CHANGING REAL ESTATE FOR GOOD.

"This novel pitch is catching on in some of the priciest real-estate markets in the country..."

THE WALL STREET JOURNAL.

"It has the potential to be one more blow against the fixed-commission system so profitable to real estate agents...The really disruptive part — what the Internet types call disintermediation — comes after the deal is closed: the buyer gets 75 percent of the BuySide agent's commission."

The New York Times

"Iggys House offers a valuable service for owners who want to sell their homes themselves..."

CNNMoney

FOR SALE
1-888-321-IGGY
IGGYS HOUSE
REALTY
IggysHouse.com Enter# 615437
LIST FOR FREE WITH IGGY!

We offer sellers a valuable service for free, and buyers a service that pays them to use it.
Our innovative model is reshaping the way people buy and sell real estate.

"Challenging the commission system, they are giving rebates to buyers who hunt for houses on their own."

Los Angeles Times

"BuySide poses a challenge to traditional brokerages in another significant way: It offers buyers rebates of 75 percent of its commissions."

San Francisco Chronicle

3,000,000 Shares

Common Stock

P R O S P E C T U S

                        , 2007

Northland Securities, Inc.

Bathgate Capital Partners LLC

E*TRADE Securities

Until                        , 2007, all dealers that buy, sell or trade in shares of our common stock, effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth all the costs and expenses, other than underwriting discounts, payable in connection with the issuance and distribution of the common stock being registered. Except as otherwise noted, the registrant will pay all of those amounts. All amounts shown below are estimates, except the registration fee.

Registration fee of Securities and Exchange Commission	$636
NASD filing fee	2,570
Accountants' fees and expenses	200,000
Legal fees and expenses	400,000
Printing expenses	90,000
NASDAQ listing fee	50,000
Miscellaneous expenses	56,794

TOTAL	$800,000

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant's amended and restated certificate of incorporation provides for indemnification by the registrant of its directors and, at the registrant's election, officers to the fullest extent permitted by the Delaware General Corporation Law. The registrant intends to enter into indemnification agreements with each of its directors and executive officers prior to consummation of this offering. These agreements will require the registrant, among other things, to indemnify such directors and executive officers against certain liabilities that will arise by reason of their status or service as directors or officers and to advance expenses to them as they are incurred (provided that they shall repay the amount advanced if it is ultimately determined that they are not entitled to indemnification).

        In addition, the registrant's amended and restated certificate of incorporation provides that the personal liability of directors of the registrant is eliminated to the fullest extent permitted by the Delaware General Corporation Law. Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (4) for any transaction from which the director derives an improper personal benefit.

        The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

        Under the terms of the underwriting agreement, the underwriters have agreed to indemnify, under certain conditions, the registrant, its directors, certain of its officers and persons who control the registrant within the meaning of the Securities Act.

Item 15.    Recent Sales of Unregistered Securities

        During the three years preceding the filing of this registration statement, the registrant has issued the following unregistered securities. The common stock amounts stated below give effect to the 1.5 for 1 forward stock split effected on October 7, 2005, and the 5 for 1 reverse stock split to be effected prior to the completion of this offering.

        On April 11, 2005, the date of its formation, AFJ Capital, LLC, an entity owned and controlled by Joseph Fox, the registrant's Chief Executive Officer, and Avi Fox, the registrant's Chairman ("AFJ Capital"), purchased from the registrant an aggregate of 2,422,500 shares of its common stock for total cash consideration of $8,525. Joseph Fox and Avi Fox were deemed to be "accredited investors" as defined in Rule 501(a) of the Securities Act, and appropriate legends were affixed to the share certificates issued in connection with this transaction. The registrant issued these shares to AFJ Capital in a transaction exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act ("Section 4(2)") and Rule 506 of Regulation D promulgated thereunder ("Rule 506"), as a transaction not involving a public offering. At the direction of Joseph Fox and Avi Fox, 135,000 of these shares were transferred to certain other founding stockholders, each of whom had a prior long-term business relationship with Joseph Fox and Avi Fox. Neither Joseph Fox, Avi Fox nor AFJ Capital, LLC had any obligation to transfer these shares to the other founding shareholders. The shares were transferred to the other founding stockholders as a gift for no consideration.

        During the period from April 11, 2005 to April 10, 2006, the registrant issued to two employees restricted stock awards of an aggregate of 255,000 shares of its common stock for an aggregate consideration of $850 pursuant to its 2005 Equity Incentive Plan. The registrant also issued to 38 employees, including Messrs. Barr and Otis, options to purchase an aggregate of 302,650 shares of its common stock, with an aggregate exercise price of $1,246,668. These employees paid nothing for these options. The registrant also issued to 18 consultants (as consideration for services rendered) options and warrants to purchase an aggregate of 67,935 shares of its common stock, with an aggregate exercise price of $139,685. The registrant issued these shares of common stock, and options and warrants to purchase shares of common stock, in transactions exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act ("Rule 701"). During the period from September 19, 2005 to April 15, 2006, the registrant issued 25,110 shares of its common stock for an aggregate exercise price of $4,100 upon the exercise of certain of these options and warrants to the holders thereof.

        During the period from April 12, 2005 to April 22, 2005, the registrant issued to five employees restricted stock awards for an aggregate of 435,000 shares of its common stock for an aggregate consideration of $1,450 pursuant to its 2005 Equity Incentive Plan. The five employees were Joseph Fox, Avi Fox, Joseph Barr, Stephen Otis and Marshall Fox, who were then our (1) Co-Chief Executive Officer and President, (2) Co-Chief Executive Officer, (3) Executive Vice President and Chief Financial Officer, (4) Senior Vice President and General Counsel, and (5) Senior Vice President—Operations, respectively. The registrant issued these shares in a transaction exempt from registration under the Securities Act in reliance upon Section 4(2) and Rule 506, as a transaction not involving a public offering.

        On April 27, 2005, the registrant issued and sold to Ari Blumofe, a former employee of the registrant, an aggregate of 450,000 shares of its common stock for total cash consideration of $100,000.

The registrant sold these shares in a transaction exempt from registration under the Securities Act in reliance upon Section 4(2) and Rule 506, as a transaction not involving a public offering. Mr. Blumofe represented in writing to the registrant that such purchaser was an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act ("accredited investor").

        During the period from May 16, 2005 to April 4, 2006, the registrant issued and sold to 49 investors an aggregate of 567,918 shares of its common stock for total cash consideration of $2,405,031. The registrant sold these shares in transactions exempt from registration under the Securities Act in reliance upon Section 4(2) and Rule 506, as transactions not involving a public offering. Each of the purchasers of common stock represented in writing to the registrant that such purchaser was an accredited investor.

        During the period from November 30, 2005 to March 31, 2006, the registrant issued to Eastbrooke Ventures LLC ("Eastbrooke Ventures") an aggregate of 4,000 shares of its common stock for a total purchase price of $30,000, paid in the form of publicity services rendered by Eastbrooke Ventures to the registrant. The registrant issued these shares in transactions exempt from registration under the Securities Act in reliance upon Section 4(2) and Rule 506, as transactions not involving a public offering. Eastbrooke Ventures represented in writing to the registrant that it was an accredited investor.

        During the period from April 10, 2006 to July 30, 2007, the registrant issued and sold to 37 investors an aggregate of 516,100 shares of its common stock for total cash consideration of $3,170,752. The registrant sold these shares in transactions exempt from registration under the Securities Act in reliance upon Section 4(2) and Rule 506, as transactions not involving a public offering. Each of the purchasers of common stock represented in writing to the registrant that such purchaser was an accredited investor. Northland Securities, Inc. acted as placement agent with respect to some of these sales. As consideration for such services, the registrant is obligated to pay to Northland Securities $33,300 in cash. Also, in consideration for these services, the registrant issued to Northland Securities, in exchange for cash consideration of $50, warrants to purchase an aggregate of 4,440 shares of its common stock with an aggregate exercise price of $33,300. The registrant issued these warrants to Northland Securities in transactions exempt from registration under the Securities Act in reliance upon Section 4(2) and Rule 506, as transactions not involving a public offering.

        During the period from April 11, 2006 to April 10, 2007, the registrant issued to two employees restricted stock awards of an aggregate of 9,571 shares of its common stock pursuant to its 2005 Equity Incentive Plan (in consideration for services rendered by such two employees). The registrant also issued to two consultants restricted stock awards with respect to an aggregate of 10,200 shares of its common stock (in consideration for services rendered). The registrant also issued to 39 employees, including Messrs. Barr and Otis, options to purchase an aggregate of 227,961 shares of its common stock, with an aggregate exercise price of $1,312,864. These employees paid nothing for these options. The registrant also issued to 15 consultants (in consideration for services rendered) options and warrants to purchase an aggregate of 43,869 shares of its common stock, with an aggregate exercise price of $151,974. The registrant issued these shares of common stock, and options and warrants to purchase shares of common stock, in transactions exempt from registration under the Securities Act in reliance upon Rule 701. During the period from October 2, 2006 to July 13, 2007, the registrant issued 4,800 shares of its common stock for an aggregate exercise price of $240 upon the exercise of certain of these warrants to the holders thereof.

        On April 30, 2006, the registrant issued to Eastbrooke Ventures 400 shares of its common stock for a purchase price of $4,000 paid in the form of publicity services rendered by Eastbrooke Ventures to the registrant. The registrant issued these shares in transactions exempt from registration under the Securities Act in reliance upon Section 4(2) and Rule 506, as transactions not involving a public offering. Eastbrooke Ventures represented in writing to the registrant that it was an accredited investor.

        During the period from May 15, 2006 to January 10, 2007, the registrant issued and sold to 10 investors 10% senior convertible bridge notes (the "bridge notes") for total cash consideration of $575,000. The registrant sold the bridge notes in transactions exempt from registration under the Securities Act in reliance upon Rule 506, as transactions not involving a public offering. Each of the purchasers of bridge notes represented in writing to the registrant that such purchaser was an accredited investor. On April 30, 2007 and June 30, 2007, upon conversion of these bridge notes, the registrant issued to these note holders an aggregate of 104,358 shares of common stock and warrants to purchase an aggregate of 11,200 shares of common stock with an aggregate exercise price of $112,000. On July 30, 2007, upon satisfaction of one of these notes, the registrant issued to the note holder a warrant to purchase 1,500 shares of common stock with an aggregate exercise price of $15,000. The registrant issued the shares of common stock and warrants to purchase shares of common stock upon the conversion or satisfaction of such bridge notes in reliance upon Section 3(a)(9) of the Securities Act.

        On January 26, 2007, in exchange for $50 cash consideration, the registrant issued to AFJ Capital a warrant to purchase an aggregate of 10,000 shares of its common stock with an aggregate exercise price of $50,000. The registrant issued the warrant to AFJ Capital in a transaction exempt from registration under the Securities Act in reliance upon Section 4(2) and Rule 506, as a transaction not involving a public offering. AFJ Capital is an accredited investor.

        During the period from January 26, 2007 to April 24, 2007, the registrant issued and sold to 49 investors an aggregate of 105 shares of its Series A senior convertible preferred stock (the "Series A preferred stock"), at a purchase price of $25,000 per share, for total cash consideration of $2,625,000. Northland Securities acted as placement agent with respect to these sales. As consideration for such services, the registrant paid to Northland Securities $255,000 of cash. Also, in consideration for such services, the registrant issued to Northland Securities, in exchange for cash consideration of $50, warrants to purchase an aggregate of 51,500 shares of its common stock with an aggregate exercise price of $257,500. In addition, as consideration for $50,000 that would otherwise have been payable to Northland Securities as part of its placement fee, the registrant issued two shares of Series A preferred stock to Northland Securities and its president. All of the foregoing shares of Series A preferred stock will automatically convert into shares of the registrant's common stock upon the closing of this offering at a conversion ratio of one share of Series A preferred stock to 5,000 shares of common stock. The registrant issued the shares of Series A preferred stock in transactions exempt from registration under the Securities Act in reliance upon Section 4(2) and Rule 506, as transactions not involving a public offering. The registrant issued the warrants to purchase shares of common stock to Northland Securities in a transaction exempt from registration under Securities Act in reliance upon Section 4(2) and Rule 506, as a transaction not involving a public offering. Northland Securities, its president and each of the purchasers of Series A preferred stock represented in writing to the registrant that they were accredited investors.

        During the period from April 11, 2007 to July 23, 2007, the registrant issued to two employees restricted stock awards of an aggregate of 3,416 shares of its common stock pursuant to its 2005 Equity Incentive Plan (in consideration for services rendered by such employees). The registrant also issued to four consultants restricted stock awards of an aggregate of 12,500 shares of its common stock (in consideration for services rendered). The registrant also issued to 19 employees, including Messrs. Barr and Otis, options to purchase an aggregate of 152,200 shares of its common stock, with an aggregate exercise price of $1,007,250. These employees paid nothing for these options. The registrant also issued to nine consultants (in consideration for services rendered) options and warrants to purchase an aggregate of 10,213 shares of its common stock, with an aggregate exercise price of $71,099. The registrant issued these shares of common stock, and options and warrants to purchase shares of common stock, in transactions exempt from registration under the Securities Act in reliance upon Rule 701.

        On April 24, 2007, the registrant issued and sold 2,000 shares of its common stock to Sheila Rowan in consideration of all of the outstanding shares of capital stock of Loan Concepts, Inc. The registrant issued these shares in a transaction exempt from registration under the Securities Act in reliance upon Section 4(2), as a transaction not involving a public offering.

        During the period from July 25, 2007 to July 31, 2007, the registrant issued and sold to one investor a $1,000,000 principal amount convertible bridge note and warrants to purchase 56,818 shares of our common stock. In October 2007, we exchanged the convertible bridge note and warrants for a $1.0 million principal amount nonconvertible bridge note. Each of these transactions were exempt from registration under the Securities Act pursuant to Section 4(2) and Rule 506, as transactions not involving a public offering. The purchaser of the convertible bridge note represented in writing to the registrant that he was an accredited investor. Northland Securities acted as placement agent with respect to this sale. As consideration for these services, the registrant was obligated to pay Northland Securities cash in the aggregate amount equal to 10% of the proceeds of the convertible bridge note. Also, as consideration for these services, the registrant was obligated to issue to Northland Securities, in exchange for cash consideration of $50, a warrant to purchase an aggregate of 22,727 shares of its common stock, which warrant was issued in a transaction exempt from registration under Securities Act in reliance upon Section 4(2) and Rule 506, as a transaction not involving a public offering. This warrant was extinguished in connection with the convertible bridge note exchange described above.

        On October 3, 2007, the registrant issued to two employees restricted stock awards for a total of 200,000 shares of common stock for an aggregate consideration of $1,000 pursuant to its 2005 Equity Incentive Plan. The two employees were Joseph Barr and Stephen Otis, who were then our (1) President and Chief Financial Officer, and (2) Executive Vice President and General Counsel. The registrant issued these shares in a transaction exempt from registration under the Securities Act in reliance upon Section 4(2) and Rule 506, as a transaction not involving a public offering.

        With respect to each transaction described above as being made in reliance on Section 4(2) and/or Rule 506, all certificates representing the issued shares of securities included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer. Unless otherwise indicated, no underwriting discounts or commissions were paid with respect to the sales described above.

Item 16.    Exhibits and Financial Statement Schedules

        The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this Registration Statement beginning on page II-7 hereof.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 29, 2007.

IGGYS HOUSE, INC. (Registrant)
By:	/s/ JOSEPH J. FOX Joseph J. Fox Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities indicated on October 29, 2007.

Signature	Title

/s/ JOSEPH J. FOX Joseph J. Fox	Chief Executive Officer and Director (Principal Executive Officer)
/s/ AVI Y. FOX Avi Y. Fox	Chairman and Director
/s/ JOSEPH A. BARR Joseph A. Barr	President, Chief Financial Officer and Director (Principal Financial Officer)

INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT
1.1	Form of Underwriting Agreement
3.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective upon the completion of this offering.
3.2*	Form of Amended and Restated Bylaws of the Registrant to be effective upon the completion of this offering.
4.1	Specimen stock certificate representing the Registrant's common stock.
5.1**	Opinion of Katten Muchin Rosenman LLP, as to the validity of the shares registered
10.1*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10.2*	2005 Equity Incentive Plan and forms of agreements thereunder.
10.3	2007 Equity Incentive Plan and forms of agreements thereunder.
10.4	Employment Agreement by and between the Registrant and Joseph Fox, dated October 22, 2007.
10.5	Employment Agreement by and between the Registrant and Avi Fox, dated October 22, 2007.
10.6	Employment Agreement by and between the Registrant and Joseph Barr, dated October 22, 2007.
10.7	Employment Agreement by and between the Registrant and Stephen Otis, dated October 22, 2007.
10.8	Stockholder Agreement by and among the Registrant and Joseph Barr, dated April 22, 2005, and amendment thereto.
10.9	Stockholder Agreement by and among the Registrant and Stephen Otis, dated April 12, 2005, and amendment thereto.
10.10	Stockholder Agreement by and among the Registrant and Ari Blumofe, dated April 12, 2005, and amendment thereto.
10.11*	Stockholder Agreement by and among the Registrant and Gregg Shanberg and Ellen Shanberg.
10.12*	Form of Stock Option Agreement issued to certain employees and consultants of the Registrant (not under the 2005 Equity Incentive Plan).
10.13*
Form of Warrant to purchase shares of common stock issued to each of Northland Securities, Inc. and AFJ Capital, LLC in connection with private placements of common stock and Series A senior convertible preferred stock.
10.14	Amendments to Warrants to purchase shares of common stock issued to Northland Securities, Inc. in connection with private placements of common stock and Series A senior convertible preferred stock.
10.15*	Form of Warrant to purchase shares of common stock issued to investors and service providers.

10.16	Promissory Notes and related documents related to lines of credit issued by Cole Taylor Bank, N.A., in favor of Registrant.
10.17*	Form of Stock-Based Award agreements under the 2005 Equity Incentive Plan with Joseph Barr and Stephen Otis.
10.18	Non-convertible Bridge Note issued to Glen Taylor on October 23, 2007.
21.1*	Subsidiaries of the Registrant.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2**	Consent of Katten Muchin Rosenman LLP (contained in Exhibit 5.1).
23.3*	Consent of Director Nominee (Lawrence Wert).
23.4*	Consent of Director Nominee (James Roseland).
23.5*	Consent of Director Nominee (Kurt Werth).
23.6*	Consent of Director Nominee (David Dresdner).
24*	Power of Attorney.

*
Previously filed.

**
To be filed by amendment.

QuickLinks

Table of Contents
ABOUT THIS PROSPECTUS
PROSPECTUS SUMMARY
The Offering
Summary Consolidated Financial Data
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Payments Due By Periods
OUR BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
IGGYS HOUSE, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
IGGYS HOUSE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
IGGYS HOUSE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
IGGYS HOUSE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
IGGYS HOUSE, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS